      As filed with the Securities and Exchange Commission on July 16, 1997.
                                                          Registration No. 333-
================================================================================
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                        PHOENIX INTERNATIONAL LTD., INC.
             (Exact name of registrant as specified in its charter)

     Florida                    7372                           59-3171810
 (State or other           (Primary Standard                (I.R.S. Employer
 jurisdiction of              Industrial                 Identification Number)
incorporation or          Classification Code
  organization)                 Number)

               500 International Parkway, Heathrow, Florida 32746
                                 (407) 548-5100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bahram Yusefzadeh
                             Chief Executive Officer
                        Phoenix International Ltd., Inc.
                            500 International Parkway
                             Heathrow, Florida 32746
                                 (407) 548-5100
                              (407) 548-5296 (Fax)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------
                                   Copies to:
       Glenn W. Sturm, Esq.                        M. Hill Jeffries, Esq.
       Jon H. Klapper, Esq.                        R. Brandon Asbill, Esq.
      Susan L. Spencer, Esq.                        Susan L. Wright, Esq.
Nelson Mullins Riley & Scarborough,                   Alston & Bird LLP
              L.L.P.                                 One Atlantic Center
   First Union Plaza, Suite 1400                 1201 West Peachtree Street
    999 Peachtree Street, N.E.                   Atlanta, Georgia 30309-3424
      Atlanta, Georgia 30309                           (404) 881-7000
          (404) 817-6000                            (404) 881-7777 (Fax)
       (404) 817-6050 (Fax)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                           Proposed
                                                            Maximum                Proposed
                                                            Offering                Maximum
Title of Each Class of                  Amount               Price                Aggregate
   Securities to be                     to be              Per Share               Offering             Amount of
      Registered                     Registered (1)           (2)                  Price(2)          Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...      1,748,000              $20.75               $36,271,000             $10,992
================================================================================================================================

(1) Includes 228,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
                             ----------------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED JULY 16, 1997

PROSPECTUS

                                1,520,000 SHARES
                          [PHOENIX INTERNATIONAL LOGO]

                                  COMMON STOCK

    Of the 1,520,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered hereby (the "Offering"), 1,254,000 shares are being sold by Phoenix International Ltd., Inc. ("Phoenix" or the "Company") and 266,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

    The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "PHXX." On July 15, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $21.00 per share. See "Price Range of Common Stock and Dividend Policy."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
                  THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                   STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================================
                                                                                                             Proceeds to
                                   Price To                Underwriting              Proceeds to              Selling
                                    Public                  Discount(1)              Company(2)            Shareholders(2)
-------------------------------------------------------------------------------------------------------------------------------
Per Share.................       $                          $                         $                     $
-------------------------------------------------------------------------------------------------------------------------------
Total(3)..................      $                          $                       $                      $
===============================================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of approximately $1,100,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 228,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by
    the Underwriters, the total Price to Public will be $          , the total
    Underwriting Discount will be $          , the total Proceeds to Company
    will be $       and the total Proceeds to Selling Shareholders will be
    $       . See "Principal and Selling Shareholders" and "Underwriting."

                             ----------------------


    The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be
available for delivery on or about        , 1997.

                            ----------------------

J.C. BRADFORD & CO.
                          WHEAT FIRST BUTCHER SINGER
                                                            ADVEST, INC.

                                     , 1997

           [INSERT ARTWORK AS DETERMINED BY COMPANY AND UNDERWRITERS]













       CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO
COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

       IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters set forth under "Risk Factors" herein. Unless the context otherwise indicates, (i) the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and (ii) all share and per share data has been restated to reflect a 2.3231-for-one stock split in the form of a 132% stock dividend on all shares of capital stock outstanding on May 6, 1996 and a recapitalization of the Company's capital stock in July 1996. All references to "Phoenix" or the "Company" include Phoenix International Ltd., Inc. and its subsidiaries.

                                   THE COMPANY

       Phoenix International Ltd., Inc. ("Phoenix" or the "Company") is a leading provider of highly adaptable, enterprise-wide client/server application software to the financial services industry. The Company's primary market focus in the United States is on middle market financial institutions and internationally is on those retail-oriented institutions located within Africa, Asia-Pacific, Europe, Latin America/Caribbean and the Middle East that have up to 300 branches and/or one million accounts ("Tier 2 Banks"). Phoenix has combined (i) its management's extensive experience with banking and banking software systems, (ii) input from a consortium of financial institutions (the "U.S. Bank Partners") concerning bank operational and flexibility needs, and
(iii) the most recent advances in client/server technology to design and develop an innovative new banking software system (the "Phoenix System").

       The Phoenix System addresses many of the deficiencies of the mainframe and mid-range legacy computer systems on which most banks currently operate by allowing financial institutions to integrate data into a comprehensive management information network. Like legacy systems, the Phoenix System supports core areas of bank data processing, including system administration, account processing of loans and deposits, nightly processing, general ledger, budgeting, teller functions and holding company accounting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) financial product development. In addition, the Phoenix System is flexible and scalable, it stores dates and performs calculations using codes written in four-digit years and it allows financial institutions to take advantage of emerging technologies through its open architecture technology and advanced software systems. As a result of the Company's recent acquisition of Hampton Resources Limited and its operating subsidiaries, Priority Solutions Limited and Priority Solutions International Limited (collectively, "Priority Solutions"), a New Zealand-based provider of banking software products, the Company also offers stand-alone trade finance and global payments software products as part of its international banking software applications.

       As of June 1, 1997, the Phoenix System supported the core processing needs of 33 institutions with 157 branch locations worldwide. For the fiscal years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997, the Company had total revenues of $5.0 million, $10.4 million and $3.7 million, and net income per share of $0.17, $0.59 and $0.24, respectively.

       The Company's Chairman of the Board and Chief Executive Officer, Bahram Yusefzadeh, has over 28 years of experience in the banking software industry. In addition, the Company's senior management team has over 145 years of experience in the retail banking and software industries and 45 years of trade finance and wholesale banking experience. In the 1970s, Mr. Yusefzadeh co-founded Nu-Comp Systems, Inc. and led the development of one of the first integrated legacy core banking systems, the Liberty Banking System, which at one time was used by over 260 banks. Mr. Yusefzadeh founded Phoenix for the purpose of developing and marketing a new generation of integrated banking software applications using client/server technology that would replace less flexible and technologically dated legacy systems. The Phoenix System's development was the result of a joint effort among the Company's management, Hewlett-Packard Company ("Hewlett-Packard") and the U.S. Bank Partners. In addition, the U.S. Bank Partners provided a substantial portion of the Company's initial capital and continues to contribute to the Company's strategic planning and product development.

       Since the 1970s, financial institutions have used legacy computer systems which were originally developed for large mainframe and mid-range computer environments. These legacy computer systems, which the Company believes currently account for roughly 85-90% of the installed base of core applications software systems used by the financial services industry, were designed to process transactions rather than to support management decision-making and did not interface with other applications across the enterprise. Today, the competitive landscape has changed dramatically and banks now compete directly with diversified non-bank financial service providers. In order to stay competitive, these institutions now face an increased need for detailed, easily accessible information about their institutions and customers in order to develop and market profitable products and services more effectively and to expand customer relationships.

       The Phoenix System allows financial institutions to integrate data into a comprehensive management information network that is readily accessible throughout the entire institution, flexible with shared information and easily interfaced. The Company designed the Phoenix System to be easy to use and simple to learn, which enables a financial institution to provide higher quality customer service with reduced operating and training costs. Phoenix believes that few financial institutions have fully realized the benefits offered by client/server technology and that the Phoenix System is well-positioned to meet the sophisticated demands of financial institutions.

       The Company's primary objective is to advance its position as a leading supplier of enterprise-wide client/server application software for the financial services industry worldwide by pursuing the following strategies:

       - Maintain Technology Leadership and Enhance Product Functionality. Phoenix intends to maintain its technology leadership position by continuing to integrate new technologies, add new applications, enhance existing applications and expand functionality to incorporate innovative products and enhancements to address the changing needs of it customers. Since the Company's initial public offering in July 1996, the Company has developed two major releases of the Phoenix System, which included numerous system enhancements; has introduced and installed a version of the Phoenix System which operates in a Microsoft Windows NT environment (the "NT Version"); has implemented an enterprise-wide integrated Intranet system for two client institutions; and has installed a custom database-driven Internet web site in one client institution.

       - Expand Domestic Distribution. The Company plans to continue to expand its domestic distribution by increasing its direct sales and implementation forces in key geographic locations, by strengthening its current sales and marketing relationships with value added resellers ("VARs") and agents and by seeking additional strategic sales and marketing relationships particularly with organizations that will market the Phoenix System primarily to smaller financial institutions within specified territories. The Company also intends to form strategic relationships with several small to medium size service bureaus looking to replace their current legacy systems with open system alternatives.

       - Expand International Distribution. The Company plans to continue to expand its global distribution and market penetration by increasing its international direct sales and implementation forces, by enlarging its international offices, by opening additional sales and marketing offices in strategically located cities worldwide, by leveraging its strategic alliances with VARs and agents and by seeking additional strategic sales, marketing and distribution relationships. Phoenix designed its software to incorporate numerous international features, has acquired additional international capabilities and intends to continue to develop and/or acquire additional international functionality and to integrate new technologies.

       - Leverage Existing Customer Base. The Company intends to continue to leverage its implemented customer base by (i) maximizing recurring revenues from its customers, (ii) offering complementary products and services to existing customers and licensing additional subsidiaries of existing bank holding companies, (iii) obtaining favorable references from existing customers in the course of developing new customer relationships, and (iv) consulting with existing customers in the development of new products and product enhancements.

       - Broaden Primary Markets. The Phoenix System runs on a UNIX operating system platform and in a Microsoft Windows NT environment. The Company believes that the NT Version, which was completed in the first quarter of 1997, will be attractive to a wide group of institutions because of the lower overall costs related to operating in a Microsoft Windows NT environment. The Company believes that as Microsoft expands its marketing of the Windows NT product and enhances the capabilities of this product, more financial institutions, regardless of asset size, will choose to use the Windows NT operating system rather than the UNIX operating platform. The Company intends to take advantage of improvements made to both UNIX and NT operating systems to expand the processing capabilities and functionality of the Phoenix System to address the needs of financial institutions with larger asset sizes or more complex branch networks.

       - Pursue Complementary Acquisitions. Phoenix intends to pursue strategic acquisitions of providers of complementary technologies, products and services in order to more rapidly (i) optimize the package of software applications and solutions offered by the Company, (ii) expand the Company's customer base by converting the customers of the acquired companies to the Phoenix System, (iii) maximize existing channels of distribution and add new channels of distribution, and (iv) gain experienced personnel with specialized knowledge of the domestic and international financial services industries. Phoenix also intends to invest in companies with complementary technologies and products in order to enhance the functionality of the Phoenix System. See "Recent Developments," "Risk Factors-- Risks Associated with Acquisitions" and "Use of Proceeds."

       The Company was incorporated in Florida in January 1993. The Company's principal offices are located at 500 International Parkway, Heathrow, Florida 32746, and its telephone number is (407) 548-5100. The Company maintains a site on the Internet's World Wide Web. Information contained in the Company's web site shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company................................ 1,254,000 shares

Common Stock offered by the Selling
Shareholders.......................................................   266,000 shares

Common Stock to be outstanding after the
Offering........................................................... 5,198,692 shares(1)

Use of Proceeds.................................................... To fund product development; to expand sales and marketing
                                                                    resources; to pay certain
                                                                    license fees and increase its
                                                                    investment in a provider of
                                                                    complementary technologies; and
                                                                    for general corporate purposes,
                                                                    including the possible
                                                                    acquisition of complementary
                                                                    technologies, products and
                                                                    services and companies which
                                                                    provide these technologies,
                                                                    products and services.  See
                                                                    "Use of Proceeds."

Nasdaq National Market symbol...................................... PHXX

------------

  (1) Excludes 826,476 shares of Common Stock issuable upon exercise of stock options outstanding as of May 31, 1997 at exercise prices ranging from $4.30 to $21.13 per share.


                                  RISK FACTORS

       In addition to the other information contained in this Prospectus, prospective investors should consider carefully a number of factors that could affect the Company's operations and financial results. See "Risk Factors" beginning on page 9 for a discussion of such factors.

       This Prospectus contains statements which constitute forward-looking statements, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the use of the proceeds of the Offering, (ii) the Company's financing plans, (iii) trends affecting the Company's financial condition or results of operations, (iv) the Company's growth strategy and operating strategy, and (v) the declaration and payment of dividends. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate," and similar expressions used in this Prospectus that do not relate to historical facts are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences.

                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


                                                                     ELEVEN
                                         FISCAL YEARS ENDED          MONTHS                            THREE  MONTHS
                                     --------------------------      ENDED       YEAR ENDED           ENDED MARCH 31,
                                      JANUARY 31,   JANUARY 31,   DECEMBER 31,   DECEMBER 31,   ---------------------------
                                         1994          1995          1995(1)         1996           1996           1997
                                     ------------  ------------   -------------  -------------  ------------   ------------

STATEMENT OF OPERATIONS DATA:

Revenues...........................  $     30,000  $    427,487   $   5,023,711  $  10,405,547  $  1,781,330   $  3,713,724

Operating expenses.................     1,048,560     3,341,085       4,318,946      7,907,662     1,514,370      2,602,114
                                     ------------  ------------   -------------  -------------  ------------   ------------

   Operating income................    (1,018,560)   (2,913,598)        704,765      2,497,885       266,960      1,111,610

Interest income (expense), net.....         3,603         7,244         109,755        204,317        27,566         69,399

Other income (expense), net........         1,815        75,989          (4,252)        (2,242)           --             --
                                     ------------  ------------   -------------  -------------  ------------   ------------

Income (loss) before income taxes..    (1,013,142)   (2,830,365)        810,268      2,699,960       294,526      1,181,009

Income tax expense.................            --            --         255,999        481,666       153,000        167,713
                                     ------------  ------------   -------------  -------------  ------------   ------------

   Net income (loss)...............  $ (1,013,142) $ (2,830,365)  $     554,269  $   2,218,294  $    141,526   $  1,013,296
                                     ============  ============   =============  =============  ============   ============

   Net income (loss) per share(2)..  $      (0.51) $      (1.11)  $        0.17  $        0.59  $       0.04   $       0.24
                                     ============  ============   =============  =============  ============   ============

Weighted average shares
  outstanding(2)...................     1,971,573     2,560,151       3,235,532      3,760,680     3,298,444      4,286,640

OTHER DATA:
Total product development
  expenditures(3)..................  $    621,373  $  1,455,781   $   1,788,172  $   2,966,515  $    612,346   $    915,503
Number of installations(4).........             -             2              12             27            14             29
Total personnel(5).................            23            48              87            124            93            149



                                                                                                         AT MARCH 31, 1997
                                                                                                         -----------------
                                                                                                      ACTUAL      AS ADJUSTED(6)
                                                                                                      ------      --------------

BALANCE SHEET DATA:
Working capital.................................................................................... $ 6,539,885    $ 30,325,515
Total assets.......................................................................................  13,764,384      37,550,014
Long-term liabilities(7)...........................................................................     785,219         785,219
Total shareholders' equity.........................................................................  10,748,081      34,533,711

---------------

(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the consolidated financial statements for the period ended December 31, 1995 include only eleven months of operations.

(2) See Note 1 of Notes to Consolidated Financial Statements and Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(3) The total of capitalized software development costs and product development expenses for the period.

(4) The total number of separately processed financial institutions or organizations using the Phoenix System to support daily operations at the end of the period.

(5) The total number of personnel, including contract workers and part-time employees at the end of the period.

(6) Adjusted to reflect the sale of 1,254,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $21.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

(7) Long-term liabilities includes the long-term portion of capitalized lease obligations and deferred revenue.

                               RECENT DEVELOPMENTS

PRIORITY SOLUTIONS ACQUISITION

         In May 1997, the Company completed the merger of Priority Solutions into Phoenix's wholly-owned subsidiary, Phoenix International A.P. Limited, a New Zealand corporation ("Phoenix A.P. Limited"). Phoenix A.P. Limited is a Wellington, New Zealand-based provider of international banking software products which has developed and markets TradeWindTM, a trade finance system, and TradeCentre, a global payments system, and supports customers using TradeMark, a traditional treasury banking system. The Phoenix System, TradeWind(TM) and TradeCentre software products all use a relational database technology provided by Sybase, Inc. ("Sybase") and incorporate Microsoft Windows NT technology. In addition, TradeWind(TM) and TradeCentre incorporate SQL Windows from Centura Software Corporation ("Centura").

         Management believes the Phoenix A.P. Limited acquisition advances the Company's growth strategies, including maintaining its technological leadership position, expanding its international distribution, broadening its primary markets and pursuing complementary acquisitions. In addition, Phoenix A.P. Limited's senior management, who are experienced in wholesale banking software solutions for treasury, trade finance and international payments processing, will provide the Company with additional management expertise.

         The Phoenix A.P. Limited acquisition has been accounted for as a pooling of interests. The Company believes that the historical results of operations and other financial information of Priority Solutions are not material in relation to the Company's results of operations and other financial information. The Company will not, therefore, restate its historical financial statements but will include the results of Phoenix A.P. Limited's ongoing operations in the Company's financial statements starting April 1, 1997.

STRATEGIC ALLIANCES

         In April 1997, Phoenix and Advanced Financial Systems, Inc. ("AFS") entered into a cooperative marketing agreement whereby AFS markets the Phoenix System on a non-exclusive basis to financial institutions with assets of less than $150 million located in Colorado, Idaho, Montana, North Dakota, South Dakota, Utah and Wyoming. AFS is a distributor of in-house computer processing systems, including hardware, software and ancillary equipment, primarily to financial institutions located within these states. AFS and its predecessors have serviced the community banking market in this territory for over 15 years and have sold more than 30 in-house software systems.

         In June 1997, the Company and Seimens Nixdorf Informationssysteme AG ("SNI") entered into a cooperative marketing, license and distribution agreement whereby SNI will non-exclusively market, sublicense and distribute the Phoenix System to financial institutions located in those countries in Africa, Asia-Pacific, Europe and the Middle East that are not a part of other VARs' exclusive territories. SNI is a major international distributor of hardware and software solutions for the financial services industry and has offices in several major banking center cities around the world.

         The Company believes that the AFS and SNI relationships represent key steps in its strategy to increase domestic and international sales and strengthen its position as a leading global supplier of software solutions for the financial services industry.

SUMMARY OF RECENT OPERATING RESULTS

         The Company recently completed its second quarter ended June 30, 1997. Total revenues increased 123.9% to $4.7 million in the quarter ended June 30, 1997 from $2.1 million in the quarter ended June 30, 1996. Net income increased 117.3% to $764,000, or $0.17 per share, from $351,000, or $0.10 per share, respectively, for the same periods. These figures give effect to the Phoenix A.P. Limited acquisition, effective April 1, 1997. Excluding nonrecurring acquisition expense of approximately $274,000 related to the Phoenix A.P. Limited acquisition, net income and net income per share for the quarter ended June 30, 1997 would have been $1.0 million and $0.24, respectively.

         Total revenues increased 116.8% to $8.4 million for the six months ended June 30, 1997 from $3.9 million for the six months ended June 30, 1996. Net income increased 260.5% to $1.8 million, or $0.41 per share, from $493,000, or $0.14 per share, respectively, for the same periods. Excluding nonrecurring acquisition expense related to the Phoenix A.P. Limited acquisition, net income and net income per share for the six months ended June 30, 1997 would have been $2.1 million and $0.47, respectively. In the opinion of management, these results contain all adjustments necessary for a fair presentation of the unaudited results of operations for the interim periods presented.

                                  RISK FACTORS

       In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby.

ABILITY TO CONTINUE AND MANAGE GROWTH; RELIANCE ON SIGNIFICANT NEW CUSTOMERS

       Phoenix has experienced significant growth in its operations. The Company's success will depend upon its ability to continue product development; provide a high level of customer service; upgrade its technologies and commercialize products and services utilizing such technologies; respond to competitive developments; expand its sales, marketing and implementation forces; enter into sales agency and reseller agreements for both the United States and international markets; manage its international operations; and attract, train, motivate, manage and retain management and technical personnel on a timely basis. The Company's growth will also require the Company to continue to improve its financial and management controls and its reporting systems and procedures. The Company's failure to achieve any of the objectives outlined in this paragraph could have a material adverse effect upon its business, operating results and financial condition. See "Business."

       The Company historically has relied upon and expects to continue to rely upon fees from significant new customers for a substantial portion of its revenues. When a customer enters into a license agreement with the Company, a significant portion of the fees for the Phoenix System and related services generally are payable within the first twelve months of the term of the license agreement, although customer and software support fees are generally payable over the life of the license agreement. The amount of revenues derived from any given customer during a given period of time may vary significantly, and the Company expects that the identity of customers accounting for large portions of revenues will change from year to year. The inability of the Company to license the Phoenix System to a significant number of new customers would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Product Pricing."

FACTORS AFFECTING OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY RESULTS

       The Company's future success depends on a number of factors, some of which are beyond the Company's control. These factors include: market acceptance of new and enhanced versions of the Company's products and services; growth of the asset size or number of branches of the Company's customers; increased competition; the introduction of alternative technologies; changes in legislation, regulation and foreign currency exchange rates and other general economic factors; capital expenditures and other costs related to the development of new products and enhancements and the expansion of operations; the ability of the Company to successfully assimilate the business and operations of Phoenix A.P. Limited; changes in the Company's pricing policies and those of its competitors; changes in operating expenses, including expenses related to acquisitions; changes in the Company's strategy; personnel changes and the effect of potential acquisitions. In addition, the Company's results of operations will be adversely affected by an increase in its projected effective tax rate if legislation re-enacting certain research and development tax credits which expired on May 31, 1997 is not passed by the United States Congress. In addition, at December 31, 1996, the Company had available net operating loss carryforwards of approximately $5.7 million. Once the net operating loss carryforwards are utilized or expire, the Company's projected effective tax rate will increase which will adversely affect the Company's business, operating results and financial condition.

       The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. Factors that may cause the Company's future operating results to vary include, without limitation: the size and timing of significant orders; the mix of direct and indirect sales; the mix and timing of U.S. and international sales; the timing of new product announcements and changes in pricing policies by the Company and its competitors; and the timing of the development, implementation and release of the Company's products and product enhancements. Product revenues are difficult to forecast because the market for client/server application software products is an emerging market, and the Company's sales cycle varies substantially from customer to customer. Furthermore, the Company typically records a substantial portion of its revenues during the last month of each quarter. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

DEPENDENCE ON NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT
ERRORS

       The client/server application software market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable in short periods of time. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced by others, which will compete with the products and services offered by the Company. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that Phoenix will be successful in developing and marketing new products or product enhancements that meet these changing demands, that Phoenix will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

       Historically, the Company's product development efforts have been limited due to the Company's limited financial resources. The introduction and continuing development of leading technology like Version 2.0 of the Phoenix System and other new products or enhancements that Phoenix plans to introduce and market will be subject to significant technical risks. In the past, Phoenix has experienced delays in the commencement of commercial shipments of new products and enhancements. If Phoenix is unable to deliver Version 2.0 or develop and introduce new products or product enhancements in a timely manner, or if such new releases and enhancements of the Phoenix System or a new product do not achieve market acceptance, the Company's business, operating results and financial condition will likely be materially adversely affected.

       Software products as complex as those offered by Phoenix may contain undetected errors or failures when first introduced or when new versions are released. Phoenix previously has discovered software errors in certain of its new products and enhancements after their introduction and has experienced delays, some customer dissatisfaction and lost revenues during the periods required to correct these errors. There can be no assurance that errors will not be found in Version 2.0 or other new products or releases after commencement of commercial shipments, resulting in loss or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Product Development and New Products."

INTENSE COMPETITION

       The financial services software market is intensely competitive, rapidly evolving and subject to rapid technological change. Competitors vary in size and in the scope and breadth of the products and services offered. Phoenix encounters competition in the U.S. from a number of sources, all of which offer core retail software systems to the financial services industry. In the international market, Phoenix competes with several companies. The Company expects additional competition from other established and emerging companies as the client/server application software market continues to develop and expand. Phoenix also expects that competition will increase as a result of software industry consolidation including particularly the acquisition of any of its competitors or any of the client/server based retail banking system providers by one of the larger service providers to the financial services industry. Some of the Company's current, and many of the Company's potential, competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, engineering, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company expects that the financial institutions software market will continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost effective than the Company's technology. There can be no assurance that Phoenix will be able to compete successfully against current or future competitors or that competitive pressures faced by Phoenix will not materially adversely affect its business, operating results and financial condition. See "Business -- Competition."

LIMITED OPERATING HISTORY

       Phoenix was incorporated in January 1993 but did not begin shipping nondevelopment versions of its product until June 1995. The Company's limited operating history makes it difficult to predict future operating results. The Company's expense levels are based, in part, on its expectations of future revenues. If revenue levels are below expectations or if the Company is unable or unwilling to reduce expenses proportionately, operating results, cash flows and liquidity will be adversely affected. Therefore, there can be no assurance that Phoenix will be profitable on a quarterly or annual basis. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

CONSOLIDATION IN THE FINANCIAL INSTITUTIONS INDUSTRY

       Merger and acquisition activity has been widespread in the financial institutions industry in recent years and is expected to continue in future years. As a result, the industry has experienced consolidation on a large scale, and this consolidation has had and will continue to have the effect of reducing the number of potential customers of the Company. Any significant increase in the level of such consolidation could adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Target Markets."

EXPANSION OF SALES FORCE, IMPLEMENTATION FORCE AND INDIRECT DISTRIBUTION
CHANNELS

       Phoenix will be required to hire additional sales, customer service and implementation personnel in 1997 and beyond if Phoenix is to achieve revenue growth in the future. Competition for such personnel is intense, and there can be no assurance that Phoenix will be able to retain its existing sales and implementation personnel or to attract, assimilate or retain additional highly qualified sales or implementation personnel in the future. If Phoenix is unable to hire such personnel on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected.

       An integral part of the Company's strategy is to develop the marketing channel of VARs and agents and to increase the proportion of the Company's customers licensed through these channels, which will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. Consequently, the Company's success depends in part on the ultimate success of these sales relationships and on the ability of these VARs and agents to market effectively the Company's products. Although 81% of the Company's revenues in 1996 came from direct sales channels, the Company is currently investing, and intends to continue to invest, significant resources to develop indirect distribution channels. There can be no assurances that Phoenix will be able to attract or retain VARs and agents that will be able to market the Company's products effectively and that will be qualified to provide timely and cost-effective customer support and service. In addition, the Company's current agreements with VARs and agents may not be exclusive and may be terminated under certain circumstances by either party without cause, and certain of the Company's VARs and agents may offer competing product lines. Therefore, there can be no assurance that any VAR or agent will continue to represent the Company's products or to represent the Company's products effectively. Gross margins and composition of revenues and expenses may vary depending on whether a sale was made directly by the Company or by a VAR or agent. The inability to recruit or retain important VARs or agents or any gross margin erosion as a result of dealing with such third parties could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy" and "-- Sales and Marketing."

EXPANSION OF INTERNATIONAL SALES

       International sales represented approximately $5.6 million and $2.2 million in revenues for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. Phoenix believes that its continued growth and profitability will require expansion of its international distribution capabilities. Accordingly, Phoenix intends to aggressively expand its international activities, including its strategic alliances, and to enter additional foreign markets, which will require significant management attention and financial resources. This strategy has certain inherent risks which the Company believes are unique to the financial services software industry which arise from, among other things, the nature of the institutions which the Company targets in these areas. To date, the Company has only limited experience in marketing and distributing its products and services internationally. When the Company enters a new international market and begins to develop new customer and agent relationships, the Company's initial performance and market perception are critical to its future prospects in that new market. In order to successfully expand international sales in 1997 and subsequent periods, Phoenix must successfully implement its strategic alliances with its existing international VARs and agents, hire additional sales and implementation personnel, recruit additional international VARs and agents, and develop and maintain customer satisfaction with its products and services. To the extent that Phoenix is unable to do so, the Company's growth in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected. In addition, there can be no assurance that Phoenix will be able to maintain or increase international market demand for the Company's products.

       A substantial majority of the Company's international sales are currently denominated in United States dollars. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. Additionally, risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, currency risks, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, political instability, potentially adverse tax consequences, restrictions on the repatriation of earnings and the burdens of complying with a wide variety of foreign laws and regulations. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Sales and Marketing."

DEPENDENCE ON SINGLE PRODUCT LINE

       The Company's revenues are derived from two primary sources: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing its products, including implementation, programming, conversion, training and installation services, interface services for tying the Phoenix System to third-party applications, customer and software support services, disaster recovery services and Internet/Intranet consulting services. Substantially all of these fees are attributable to licenses of the Company's principal product, the Phoenix System. Increased acceptance of the Phoenix System by middle market financial institutions and Tier 2 Banks is critical to the Company's future success. In addition, the Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of the Phoenix System and other products. A decline in demand for, or failure to achieve broad market acceptance of, the Phoenix System or any enhanced version as a result of competition, technological change or otherwise, will have a material adverse effect on the business, operating results and financial condition of the Company. See "Business."

LIMITED HISTORY OF PROFITABILITY; PRIOR LOSSES

       Although the Company generated net income for the year ended December 31, 1996 and the eleven months ended December 31, 1995, there can be no assurance that the Company will continue to be profitable. Prior to the eleven months ended December 31, 1995, during which period the Phoenix System became technologically feasible, the Company sustained net losses in each of its fiscal years. See Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

DEPENDENCE ON KEY PERSONNEL

       The Company's future performance depends in significant part upon the continued service of its executive and senior management and key technical, implementation and sales personnel. The loss of the services of Mr. Yusefzadeh or Ralph H. Reichard, the Company's President and Chief Operating Officer, or one or more of the Company's other senior officers or key technical, implementation or sales personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified managerial, technical, implementation and sales personnel capable of developing, expanding and managing the Company's business and products, both in the U.S. and internationally. Competition for such personnel is intense, and there can be no assurance that Phoenix will be able to retain its key managerial, technical, implementation and sales employees or to attract, assimilate or retain other highly qualified managerial, technical, implementation and sales personnel in the future. The Company has entered into employment agreements with substantially all of its executive and senior management. In addition, the Company maintains $1.0 million in key man life insurance on Mr. Yusefzadeh. See "Business -- Sales and Marketing" and "Management -- Employment Agreements."

DEPENDENCE ON THIRD-PARTY TECHNOLOGY

       The Phoenix System incorporates technology developed and owned by third parties. Consequently, Phoenix must rely upon third parties to develop and introduce technologies that enhance the Company's current products and enable Phoenix, in turn, to develop its own products on a timely and cost-effective basis to meet changing customer needs and technological trends in the financial services software industry. The Phoenix System uses a relational database technology that the Company licenses from Sybase. The license between Sybase and the Company is nonexclusive, and this technology has been licensed to numerous other companies. Any impairment or termination of the Company's relationship with any licensor of third-party technology would force Phoenix to find other developers on a timely basis or develop its own technology and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that Phoenix will be able to obtain the third-party technology necessary to continue to develop and introduce new and enhanced products, that Phoenix will obtain third-party technology on commercially reasonable terms or that Phoenix will be able to replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of the Company's products. See "Business -- Technology."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

       The Company's success is dependent upon the Phoenix System's architecture and design. Phoenix relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Phoenix seeks to protect its software, documentation and other written materials under trade secret and copyright laws. Phoenix presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that Phoenix regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while Phoenix is unable to determine the extent to which piracy of its software products occurs, such piracy can be expected to be a persistent problem, particularly in foreign countries, where the laws do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently.

       Phoenix is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Phoenix with respect to current or future products. Phoenix expects that software product developers will increasingly be subject to infringement claims. Any such claims, with or without merit, could be time-consuming for the Company's management, result in costly litigation or a judgment awarding substantial damages to the parties making such claims, cause product shipment delays or require Phoenix to enter into royalty or license agreements or cause the Company to discontinue the use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON GROWTH IN THE CLIENT/SERVER MARKET

       Substantially all of the Company's revenues have been attributable to licenses of the Phoenix System, which is utilized in client/server computing environments. This product is currently expected to account for substantially all of the Company's future revenues. Although the use of client/server technology has grown in recent years, the client/server market is still an emerging market. Moreover, financial institutions historically have been slow to adapt to and accept new technologies, including client/server systems. The Company's future financial performance will depend in large part on continued growth in the number of financial institutions installing client/server technology. If the client/server market fails to grow or grows more slowly than Phoenix currently anticipates, the Company's business, operating results and financial condition will be materially adversely affected. See "Business -- Industry Background."

RISKS ASSOCIATED WITH ACQUISITIONS

       As part of its business strategy, Phoenix acquired Priority Solutions through Phoenix A.P. Limited in May 1997 and in the future the Company intends to acquire additional complementary technologies, products and services to more rapidly optimize its software applications, expand its customer base and distribution channels and gain experienced personnel. The acquisition of Priority Solutions is, and any such future acquisition would be, accompanied by risks commonly encountered in acquisitions of companies. Such risks include, among other things: the difficulty of assimilating the operations and personnel of the acquired companies; potential disruption of Phoenix's ongoing business; inability to incorporate successfully acquired technologies and rights into Phoenix's products; maintenance of uniform standards, controls, procedures and policies; risks of entering markets in which Phoenix has little or no direct prior experience; and impairments of relationships with employees and subscribers of the acquired business as a result of changes in management. There can be no assurance that Phoenix would be successful in making any acquisitions or overcoming the risks or any other problems encountered in connection with such acquisitions. In addition, any such acquisitions could materially adversely affect the Company's operating results due to dilutive issuances of equity securities, the incurrence of additional debt, and the amortization of expenses related to goodwill and other intangible assets, if any. The Company does not have any other acquisition agreements or commitments in place but does intend to continue to evaluate potential strategic acquisitions. See "Recent Developments" and "Business -- Strategy."


PRODUCT LIABILITY

       The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. The agreements generally contain provisions such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, the Company's license agreements generally limit the amounts recoverable for damages to the amounts paid by the licensee to the Company for the product or service giving rise to the damages claimed. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although Phoenix has not experienced any product liability claims to date, the sale and support of products by Phoenix may entail the risk of such claims. The Company currently does not have product liability insurance. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

CONCENTRATION OF STOCK OWNERSHIP

       Upon completion of the Offering, the present directors, executive officers and their respective affiliates will beneficially own 2,034,008 shares (approximately 36.5%) of the outstanding Common Stock. In addition to the shares and options included in the calculation of beneficial ownership, the present directors, executive officers and their respective affiliates hold options to acquire an additional 198,535 shares of Common Stock, at exercise prices ranging from $4.30 to $21.13 per share, which are not exercisable within 60 days of the date of this Prospectus. These additional shares, together with shares currently beneficially owned by such persons would represent approximately 38.7% of the Common Stock outstanding after consummation of the Offering, after giving effect to the exercise of those options. As a result, if these shareholders were to vote as a group, they would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. However, on the closing date of the Offering (the "Closing Date"), there will be, to management's knowledge, no agreements or understandings in effect whereby these shareholders are bound to vote as a group. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders" and "Description of Capital Stock."

ANTI-TAKEOVER EFFECTS OF THE ARTICLES OF INCORPORATION, THE BYLAWS AND THE FLORIDA ACT; EMPLOYMENT AGREEMENTS

       The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. Further, certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the Company's Amended and Restated Bylaws (the "Bylaws") and the Florida Business Corporation Act (the "Florida Act") could delay or make more difficult a merger, tender offer or proxy contest involving the Company. For example, the Articles of Incorporation and Bylaws contain provisions that limit the rights of shareholders to call special shareholder meetings and require shareholders to follow an advance notification procedure for director nominations. Furthermore, the Company's Board of Directors is divided into three classes with only one class being elected each year, and directors may only be removed for cause. In addition, all of the Company's executive and senior management have entered into employment agreements with the Company which contain change in control provisions. These change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment (with adequate justification required in certain circumstances), demand severance pay equal to the salary and bonus that they would receive for the remaining term of their respective agreements and thereafter compete with the Company. See "Management -- Employment Agreements" and "Description of Capital Stock."

VOLATILITY OF STOCK PRICE

       During the period in which the Common Stock has been publicly traded, the market price of the Common Stock has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the Common Stock, quarterly variations between actual and anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies, and which may be unrelated to the operating performance of particular companies. Any such event would likely result in a material adverse effect on the price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

       Future sales of substantial amounts of the Common Stock could adversely affect the market price of the Common Stock. Several of the Company's principal shareholders hold a significant portion of the outstanding Common Stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of the Common Stock. In addition to the shares of Common Stock which are already publicly traded, the shares of Common Stock offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction. All of the Company's executive officers, directors, and certain of its shareholders, optionholders and warrantholders have agreed to enter into contractual agreements with the Underwriters (the "Lock-up Agreements") generally providing that for a period of 180 days after the date of this Prospectus, they will not, except in connection with the Offering, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. As a result, notwithstanding possible earlier eligibility for sale pursuant to the Company's registration statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") on December 31, 1996 (the "S-8 Registration Statement") or under the provisions of Rule 144 and Rule 701 under the Securities Act, shares subject to the Lock-up Agreements will not be eligible for sale until the Lock-up Agreements expire or their terms are waived by J.C. Bradford & Co. If a shareholder should request J.C. Bradford & Co. to waive the 180-day lock-up period, J.C. Bradford & Co., consistent with past practice with regard to other issuing companies, would take into consideration the number of shares as to which such request relates, the identity of the requesting shareholder, the relative demand for additional shares of Common Stock in the market, the period of time since the completion of the Offering, and the average trading volume and price performance of the Common Stock during such period. Assuming J.C. Bradford & Co. does not release any shareholders from the Lock-up Agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the date of this Prospectus, approximately _________ shares will be immediately available for sale in the public market; and beginning _______ days following the date of this Prospectus, approximately shares will be eligible for sale pursuant to the S-8 Registration Statement, Rule 144 and Rule 701. See "Shares Eligible for Future Sale" and "Underwriting."

       Upon expiration of the Lock-up Agreements, if his employment is terminated for any reason or if he is no longer a director of the Company, Mr. Yusefzadeh, who will beneficially hold approximately 891,678 shares of Common Stock after the Offering, will be entitled to certain demand registration rights with respect to such shares. If Mr. Yusefzadeh, by exercising his demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale -- Registration Rights."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

       The Company intends to use the net proceeds from the Offering for product development, expansion of its sales and marketing resources, payment of certain license fees, increasing its equity interest in a provider of complementary technologies, working capital, capital expenditures and general corporate purposes. In addition, a portion of the net proceeds may be used to make acquisitions of providers of complementary technologies, products and services. Accordingly, the specific uses for the net proceeds of the Offering will be at the complete discretion of the Board of Directors of the Company and may be allocated based upon circumstances arising from time to time in the future. See "Use of Proceeds."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

       This Prospectus contains forward looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate.

                                 USE OF PROCEEDS

       The net proceeds to the Company from the sale of the 1,254,000 shares of Common Stock offered by the Company hereby at an assumed price of $21.00 per share are estimated to be approximately $23.8 million (approximately $28.3 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock offered hereby by the Selling Shareholders.

       The Company expects to use the estimated net proceeds from the Offering as follows: (i) approximately $10.1 million to fund development of future products and applications, such as interfaces of products from Phoenix A.P. Limited and third parties to the Phoenix System, and to enhance the processing capabilities of the Phoenix System to accommodate a larger number of branches, accounts and transactions; (ii) approximately $5.3 million to expand its sales and marketing resources, which will primarily consist of increased personnel and related expenses; and (iii) approximately $800,000 to make certain license fee payments to, and to exercise an option it holds to increase to 10% its equity interest in Dyad Corporation ("Dyad"), a company located in Norcross, Georgia which is in the process of developing certain automated loan and mortgage products. See "Certain Transactions." The remainder of the net proceeds of the Offering will be used for general corporate purposes, including the possible acquisition of complementary technologies, products and services and the expansion of implementation services and personnel. The Company does not have any present agreements or commitments in place but does intend to continue to evaluate potential strategic acquisitions. The Company estimates that its cash and financing needs through 1998 will be met by the net proceeds from the Offering, and from its investments and cash flow from operations. However, any increases in the Company's anticipated growth rate, shortfalls in anticipated revenues, increases in anticipated expenses or significant acquisition opportunities could have the effect of significantly reducing the Company's liquidity and capital resources and would require the Company to slow its growth or to raise additional capital from public or private equity or debt sources in order to finance anticipated growth and contemplated capital expenditures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. Pending any such expenditures, the Company plans to invest the net proceeds of the Offering in investment grade, interest-bearing securities.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company as of March 31, 1997 and on an as adjusted basis to reflect the sale by the Company of 1,254,000 shares of Common Stock offered hereby at an assumed price of $21.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                                   MARCH 31, 1997
                                                                         ------------------------------
                                                                             ACTUAL       AS ADJUSTED
                                                                         ------------    ------------

                                                                                   (UNAUDITED)

Long-term liabilities(1) .............................................   $    785,219    $    785,219
Shareholders' equity:
 Preferred Stock, $1.00 par value,
   10,000,000 shares authorized, none issued .........................   $       --      $       --
 Common Stock, $0.01 par value, 20,000,000 shares authorized:
   3,864,374 shares issued and outstanding, actual; 5,118,374
   shares issued and outstanding, as adjusted(2)(3) ..................         38,644          51,184
 Additional paid-in capital ..........................................     10,850,528      34,623,618
 Stock subscription receivables ......................................        (83,443)        (83,443)
 Accumulated deficit .................................................        (57,648)        (57,648)
                                                                         ------------    ------------
   Total shareholders' equity ........................................     10,748,081      34,533,711
                                                                         ------------    ------------
   Total capitalization ..............................................   $ 11,533,300    $ 35,318,930
                                                                         ============    ============


---------------

(1) Long-term liabilities includes the long-term portion of capitalized lease obligations and deferred revenue.
(2) Excludes 650,394 shares of Common Stock issuable upon exercise of stock options outstanding at exercise prices ranging from $4.30 to $17.50 per share and 724,521 shares of Common Stock reserved for grant of future options or direct issuances under the Company's stock option plans, as of March 31, 1997. See "Management -- Stock Option Plans" and Note 5 of Notes to Consolidated Financial Statements.
(3) At the May 1997 Annual Meeting of Shareholders, the number of shares of Common Stock authorized for issuance was increased to 50,000,000.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since its initial public offering (at $12.00 per share) on July 1, 1996, the Common Stock has traded on the Nasdaq National Market under the symbol "PHXX." The following table sets forth for the periods indicated the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.

           1996                                                                HIGH           LOW
           ----                                                             ----------   ----------
           Third Quarter.................................................   $    17.50   $    12.25
           Fourth Quarter................................................        21.50        16.50

           1997
           First Quarter.................................................   $    26.75   $    17.00
           Second Quarter................................................        25.00        19.00
           Third Quarter (through July 15, 1997).........................        23.00        20.25


     On July 15, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $21.00 per share. As of May 31, 1997, there were approximately 1,050 beneficial holders of the Common Stock.

     Phoenix has never paid any cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

       The following table sets forth selected consolidated financial and operating data for the periods indicated. The statement of operations data for the fiscal years ended January 31, 1994 and 1995, for the eleven months ended December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of January 31, 1994 and 1995, and December 31, 1995 and 1996 were derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP. The selected consolidated financial data as of March 31, 1996 and 1997 and for the three months ended March 31, 1996 and 1997 have been derived from the unaudited condensed consolidated financial statements of the Company which include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary for a fair presentation of results of operations for these periods. Other data for all periods presented were derived from the Company's records. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.



                                                                            ELEVEN
                                                 FISCAL YEARS ENDED         MONTHS                              THREE  MONTHS
                                            ---------------------------      ENDED         YEAR ENDED          ENDED MARCH 31,
                                              JANUARY 31,    JANUARY 31,  DECEMBER 31,     DECEMBER 31,  --------------------------
                                                 1994           1995         1995(1)          1996            1996          1997
                                            -----------    -----------    -----------    ------------    -----------    -----------

STATEMENT OF OPERATIONS DATA:
Revenues:
  License fees and other ................   $    30,000    $    57,776    $ 3,467,547    $  6,827,699    $ 1,127,607    $ 2,268,406
  Implementation, customer and software
    support and other service fees ......          --          369,711      1,556,164       3,577,848        653,723      1,445,318
                                            -----------    -----------    -----------    ------------    -----------    -----------
         Total revenues .................        30,000        427,487      5,023,711      10,405,547      1,781,330      3,713,724
Expenses:
  Costs of license fees and other .......          --             --          375,783         674,037        131,029        219,737
  Costs of implementation, customer and
    software support and other service
    fees ................................       104,818        637,427      1,246,886       2,272,710        457,196        831,633
  Sales and marketing ...................        96,911        358,948        983,290       1,377,353        268,818        560,997
  General and administrative ............       225,458        981,930      1,058,190       1,822,871        358,260        436,607
  Product development ...................       621,373      1,362,780        654,797       1,760,691        299,067        553,140
                                            -----------    -----------    -----------    ------------    -----------    -----------
         Total expenses .................     1,048,560      3,341,085      4,318,946       7,907,662      1,514,370      2,602,114
Other income (expense):
  Interest income .......................         3,603         26,610        121,815         223,548         28,647         74,788
  Interest expense ......................          --          (19,366)       (12,060)        (19,231)        (1,081)        (5,389)
  Other income (expense) ................         1,815         75,989         (4,252)         (2,242)          --             --
                                            -----------    -----------    -----------    ------------    -----------    -----------
Income (loss) before income taxes .......    (1,013,142)    (2,830,365)       810,268       2,699,960        294,526      1,181,009
Income tax expense ......................          --             --          255,999         481,666        153,000        167,713
                                            -----------    -----------    -----------    ------------    -----------    -----------
Net income (loss) .......................   $(1,013,142)   $(2,830,365)   $   554,269    $  2,218,294    $   141,526    $ 1,013,296
                                            ===========    ===========    ===========    ============    ===========    ===========
Net income (loss) per share(2) ..........   $     (0.51)   $     (1.11)   $      0.17    $       0.59    $      0.04    $      0.24
                                            ===========    ===========    ===========    ============    ===========    ===========
Weighted average shares
  outstanding(2) ........................     1,971,573      2,560,151      3,235,532       3,760,680      3,298,444      4,286,640

OTHER DATA:
Total product development
  expenditures(3) .......................   $   621,373    $ 1,455,781    $ 1,788,172    $  2,966,515    $   612,346    $   915,503
Number of installations(4) ..............          --                2             12              27             14             29
Total personnel(5) ......................            23             48             87             124             93            149



                                                                                    AT
                                     ---------------------------------------------------------------------------------------------
                                     JANUARY 31,     JANUARY 31,      DECEMBER 31,     DECEMBER 31,      MARCH 31,       MARCH 31,
                                        1994            1995             1995             1996             1996            1997
                                     ---------      -----------      -----------      -----------     -----------      -----------
BALANCE SHEET DATA:
Working capital (deficit) ......     $(393,335)     $(2,156,814)     $(2,263,338)     $ 6,864,961     $(2,338,673)     $ 6,539,885
Total assets ...................       311,322        1,726,511        3,228,289       12,083,167       3,495,641       13,764,384
Long-term liabilities(6) .......          --               --               --               --              --            785,219
Total shareholders' equity .....      (226,456)      (1,619,412)        (568,102)       9,584,017        (376,576)      10,748,081


---------------
(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the consolidated financial statements for the period ended December 31, 1995 include only eleven months of operations.
(2) See Note 1 of Notes to Consolidated Financial Statements and Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.
(3) The total of capitalized software development costs and product development expenses for the period.
(4) The total number of separately processed financial institutions or organizations using the Phoenix System to support daily operations at the end of the period.
(5) The total number of personnel, including contract workers and part-time employees at the end of the period.
(6) Long-term liabilities includes the long-term portion of capitalized lease obligations and deferred revenue.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in connection with the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The financial statements for 1996 include the 12 months of operations ended December 31, 1996. Effective December 31, 1995, Phoenix changed its fiscal year end from January 31 to December 31. For purposes hereof, the Company defines the fiscal year ended January 31, 1995 as "Fiscal 1994," and the 11 months ended December 31, 1995 as "Fiscal 1995." Dollar amounts are rounded.

       This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

       The Company derives its revenues from two primary sources: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing its products, including implementation, programming, conversion, training and installation services, interface services for tying the Phoenix System to third-party applications, customer and software support services, disaster recovery services and Internet/Intranet consulting services. Fees for the Company's software products are charged separately from fees for the Company's services and are recognized upon delivery, when no significant vendor obligations remain and collection of the resulting receivables is deemed probable. Revenues for implementation, conversion, installation, training, interface and consulting services are recognized when the services are performed. Service revenues for ongoing customer and software support, product updates and disaster recovery services provide recurring revenues as they are recognized ratably over each year of the license agreement, the term of which is typically five years. Costs incurred internally to develop a computer software product are charged to product development expense when incurred until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Capitalization ceases upon general release of the software to customers. After general release, capitalized costs are amortized using the straight-line method over the estimated useful life of the related product (currently five years).

       The Company intends to maintain its marketing focus in the United States on middle market financial institutions, which the Company defines as commercial banks and savings institutions with asset sizes ranging from $150 million to $2 billion. In addition, Phoenix plans to continue to expand its presence in the international market by focusing its marketing efforts on retail-oriented Tier 2 Banks. The Company intends to pursue both markets by increasing its direct sales forces and indirect distribution channels. Since its inception, Phoenix primarily has used a direct sales force to market the Phoenix System. Phoenix believes that, in the future, revenues from products sold through strategic alliances and other indirect channels may become an increasingly significant source of the Company's total revenues, particularly in the international market. Gross margins and composition of revenue and expenses will vary depending on whether a sale was made directly by the Company or by a VAR or agent. However, the Company believes that the difference in the margins obtained from direct and indirect sales should not have a material adverse effect on the Company's business, operating results and financial condition.

       The Company expects increased competition and intends to continue to invest significantly in product development and other aspects of its business. Management believes that the banking software market for middle market financial institutions is diffuse with medium-to-high barriers to entry, including costs of entry and time to market. Management believes that client/server technology in the financial services industry is early in its life cycle and will continue to gain market share for the next five to ten years as it displaces legacy hardware and software. Although client/server technology is characterized by rapidly evolving developments, the open architecture design and attributes of the Phoenix System facilitate rapid adaptation to evolving technological changes. Phoenix intends to maintain its leadership position by integrating new technologies, adding new applications, enhancing existing applications and increasing product functionality.

       The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. Factors that may cause the Company's future operating results to vary include, without limitation: the size and timing of significant orders; the mix of direct and indirect sales; the mix and timing of foreign and domestic sales; the timing of new product announcements and changes in pricing policies by the Company and its competitors; the timing of the development, implementation and release of the Company's products and enhancements; changes in the Company's strategy and operating expenses and general economic factors. Product revenues are difficult to forecast because the market for client/server application software products is rapidly evolving, and the Company's sales cycle generally covers an extended period but varies substantially from customer to customer. Phoenix believes that quarter to quarter comparisons of its results of operations should not be relied upon as indications of future performance. See "Risk Factors - Factors Affecting Operating Results; Fluctuations in Quarterly Results."

RESULTS OF OPERATIONS

       The following table sets forth the percentage of total revenues represented by certain line items in the Company's statement of operations for the periods indicated.


                                                                PERCENT OF TOTAL REVENUES
                                                  --------------------------------------------------------
                                                                        YEAR ENDED     THREE MONTHS ENDED
                                                  FISCAL     FISCAL     DECEMBER 31,  --------------------
                                                   1994      1995(1)       1996       MARCH 31,   MARCH 31,
                                                  ------     -------    -----------   ---------   ---------
Revenues:
  License fees and other ....................      13.5%       69.0%       65.6%       63.3%       61.1%
  Implementation, customer and software
    support and other service fees ..........      86.5        31.0        34.4        36.7        38.9
                                                  -----       -----       -----       -----       -----
      Total revenues ........................     100.0       100.0       100.0       100.0       100.0
Expenses:
  Costs of license fees and other ...........      --           7.5         6.5         7.4         5.9
  Costs of implementation, customer and
    software support and other service
    fees ....................................     149.1        24.8        21.8        25.7        22.4
  Sales and marketing .......................      84.0        19.6        13.2        15.1        15.1
  General and administrative ................     229.7        21.1        17.5        20.1        11.8
  Product development .......................     318.8        13.0        16.9        16.8        14.9
                                                  -----       -----       -----       -----       -----
      Total expenses ........................     781.6        86.0        75.9        85.1        70.1
Other income (expense):
  Interest income ...........................       6.2         2.4         2.1         1.6         2.0
  Interest expense ..........................      (4.5)       (0.2)       (0.2)       (0.1)       (0.1)
  Other income (expense) ....................      17.8        (0.1)       --          --          --
                                                  -----       -----       -----       -----       -----
Income (loss) before income taxes ...........    (662.1)       16.1        26.0        16.4        31.8
Income tax expense ..........................        --         5.1         4.6         8.6         4.5
                                                  -----       -----       -----       -----       -----
Net income (loss) ...........................    (662.1)%      11.0%       21.4%        7.8%       27.3%
                                                  =====       =====       =====       =====       =====

-------------------------------
(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the information presented above for Fiscal 1995 consists of only eleven months of operations.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996

         Revenues. Total revenues increased 108.5% to $3.7 million in the quarter ended March 31, 1997 from $1.8 million in the quarter ended March 31, 1996. License fees and other revenues increased 101.2% to $2.3 million from $1.1 million due to an increased number of customers. International sales accounted for approximately 60% and 50% of total revenues in the quarters ended March 31, 1997 and 1996, respectively. Implementation, customer and software support and other service fees increased 121.1% to $1.4 million in the quarter ended March 31, 1997 from $654,000 in the quarter ended March 31, 1996 primarily due to increased programming, support and consulting revenues.

         Expenses. The Company's operating expenses increased 71.8% to $2.6 million in the quarter ended March 31, 1997 from $1.5 million in the quarter ended March 31, 1996 due primarily to increased staffing and personnel related costs.

         Cost of license fees and other increased 67.7% to $220,000 from $131,000 in the quarters ended March 31, 1997 and 1996, respectively. These costs increased as a result of higher amortization of capitalized software development costs and higher third party software royalties.

         Cost of implementation, customer and software support and other service fees increased 81.9% to $832,000 in the quarter ended March 31, 1997 from $457,000 in the quarter ended March 31, 1996 because of additional personnel costs related to increased Phoenix System implementation activity. Cost of implementation, customer and software support and other service fees consists primarily of personnel related costs incurred in providing implementation, conversion and installation services, training and customer support.

         Sales and marketing expenses increased 108.7% to $561,000 in the quarter ended March 31, 1997 from $269,000 in the quarter ended March 31, 1996. This increase was primarily the result of additional expenses incurred in connection with increased staffing and personnel related costs and from the opening of a new sales office in London, England in December 1996.

         General and administrative expenses increased 21.9% to $437,000 in the quarter ended March 31, 1997 from $358,000 in the quarter ended March 31, 1996. This increase was primarily the result of increased public company related expenses, and the addition of personnel and related costs.

         Product development expenses increased 85.0% to $553,000 in the quarter ended March 31, 1997 from $299,000 in the quarter ended March 31, 1996. Product development expenses increased as a result of increased contract labor and personnel related costs.

         Other Income (Expense). Interest income was $75,000 and $29,000 in the quarters ended March 31, 1997 and 1996, respectively. Interest income increased primarily due to the increase in the interest-bearing funds resulting from the investment of the proceeds from the initial public offering of the Company's Common Stock in July 1996.

         Income Tax Expense. Income tax expense was $168,000 and $153,000 in the quarters ended March 31, 1997 and 1996, respectively. These income tax expenses represent withholding taxes which are related to the licensing of the Company's products to foreign customers and which are contractually payable by those customers, and include $24,000 in the quarter ended March 31, 1997 for alternative minimum tax.

         Net Income. Net income increased $872,000 to $1.0 million in the quarter ended March 31, 1997 from $142,000 in the quarter ended March 31, 1996 primarily as a result of increased revenues.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO FISCAL 1995

         Revenues. Total revenues increased 107.1% to $10.4 million in the year ended December 31, 1996 from $5.0 million in Fiscal 1995. License fees and other revenues increased 96.9% to $6.8 million in the year ended December 31, 1996 from $3.5 million in Fiscal 1995. Revenues during the year ended December 31, 1996 and Fiscal 1995 include $482,000 and $256,000, respectively, in foreign tax withholdings which are contractually paid by foreign customers, and such amount is also recorded as an income tax expense. The completion of a commercially viable version of the Phoenix System and the delivery of software to an increased number of customers in both the United States and international markets were major factors in the increase in license fees during the year ended December 31, 1996 compared to Fiscal 1995.

         For the year ended December 31, 1996, two international customers accounted for approximately 32% of Phoenix's total revenues (each accounting for approximately 16% of total revenues). One of these customers contributed 19% of total revenues in Fiscal 1995 and in Fiscal 1995 another customer contributed approximately 43% of Phoenix's total revenues. Revenue from one of these customers during the year ended December 31, 1996 represents license fees to a reseller which the reseller may apply to future sales of the Phoenix System. During the year ended December 31, 1996, approximately 53% of the Company's revenues were derived from its foreign sales activities as compared to approximately 70% of the Company's revenues in Fiscal 1995. Management believes that international sales will continue to constitute over one-half of total annual revenues in the near future.

         Implementation, customer and software support and other service fees increased 129.9% to $3.6 million in the year ended December 31, 1996 from $1.6 million in Fiscal 1995. This growth was primarily due to increased implementation and development fees and services, which resulted from increased licensing activity.

         Expenses. The Company's operating expenses increased 83.1% to $7.9 million in the year ended December 31, 1996 from $4.3 million in Fiscal 1995. The growth in expenses was primarily due to increased personnel related costs resulting from higher staffing levels.

         Cost of license fees and other increased 79.4% to $674,000 in the year ended December 31, 1996 from $376,000 in Fiscal 1995. These costs consisted primarily of amortization of capitalized software development costs and third party software royalties which related to software which is sold and installed with the Company's products. Amortization of software development costs increased in the year ended December 31, 1996 compared to Fiscal 1995 because:
(i) amortization costs were only first recorded in June 1995 after general release of the Phoenix System; and (ii) the amount of monthly amortization increased as the Company capitalized additional software development costs. Third party royalties increased in the year ended December 31, 1996 from Fiscal 1995 due to higher sales of third party software licenses.

         Cost of implementation, customer and software support and other services increased 82.3% to $2.3 million in the year ended December 31, 1996 from $1.2 million in Fiscal 1995 because of increased personnel related costs.

         Sales and marketing expenses increased 40.1% to $1.4 million in the year ended December 31, 1996 from $983,000 in Fiscal 1995. This increase was primarily due to the expansion of sales and marketing staffing and increased marketing activities.

         General and administrative expenses increased 72.3% to $1.8 million in the year ended December 31, 1996 from $1.1 million in Fiscal 1995. The increase was primarily the result of increased personnel costs, professional services and public company related expenses.

         Product development expenses increased 168.9% to $1.8 million in the year ended December 31, 1996 from $655,000 in Fiscal 1995. This increase was primarily due to the continued development of the Phoenix System. Capitalized software development costs increased to $1.2 million in the year ended December 31, 1996 from $1.1 million in Fiscal 1995. The total of product development expenses and capitalized software development costs ("Total Product Development Expenditures") increased to $3.0 million during the year ended December 31, 1996 from $1.8 million during Fiscal 1995. The increase in Total Product Development Expenditures was primarily attributable to increased staffing required to expand and enhance the Company's product line.

         Other Income (Expense). Interest income was $224,000 and $122,000 in the year ended December 31, 1996 and Fiscal 1995, respectively. Interest income increased in the year ended December 31, 1996 as a result of interest from the investment of funds received by the Company in the third quarter of 1996 from the initial public offering of the Company's Common Stock. Interest expense increased to $19,000 in the year ended December 31, 1996 from $12,000 in Fiscal 1995 as a result of increased interest from bank equipment and line of credit loans in the year ended December 31, 1996.

         Income Tax Expense. Income tax expense was $482,000 and $256,000 in the year ended December 31, 1996 and Fiscal 1995, respectively. These income tax expenses represent withholding taxes which relate to the licensing of the Company's products to foreign customers and which are contractually payable by those customers.

         As a result of the Company's start-up losses, the Company has a net operating loss carryforward. At December 31, 1996, Phoenix had available net operating loss carryforwards of $5.7 million that expire in years 2008 through 2011 to offset future taxable income for federal income tax purposes. In addition, Phoenix has available research and development tax credit carryforwards of $198,000 that expire in years 2008 through 2011 and foreign tax credit carryforwards of $738,000 that expire in years 2000 through 2003. Utilization of these carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the carryforwards. As a result of an ownership change, as defined by the Internal Revenue Code of 1986, as amended (the "Code"), the annual amount of net operating loss carryforwards and tax credit available to offset taxable income may be limited under the provisions of the Code. A valuation allowance of $2.4 million against deferred tax assets resulting from the net operating loss and tax credit carryforwards and other tax benefits has been recorded because management believes it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. See Note 9 to the Notes to Consolidated Financial Statements.

         Net Income. Net income increased $1.7 million to $2.2 million for the year ended December 31, 1996 from $554,000 for Fiscal 1995 primarily as a result of increased revenues.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

         Revenues. Total revenues increased to $5.0 million in Fiscal 1995 from $427,000 in Fiscal 1994. License fees and other revenues increased to $3.5 million in Fiscal 1995 from $58,000 in Fiscal 1994. The completion of a commercially viable version of the Phoenix System and commencement of licensing of the Phoenix System in both the United States and international markets were major factors in the increase in license fees during Fiscal 1995. The Company did not recognize revenues from the licensing of its software during Fiscal 1994 because Phoenix was in the process of developing its products. However, Phoenix recognized $58,000 of revenue in Fiscal 1994 from commissions earned from the sale and delivery of third party products. International sales accounted for approximately 70% and 33% of total revenues in Fiscal 1995 and Fiscal 1994, respectively.

         Implementation, customer and software support and other service fees increased 320.9% to $1.6 million in Fiscal 1995 from $370,000 in Fiscal 1994. This growth was primarily due to increased implementation and other service fees, which resulted from increased licensing activity.

         Expenses. The Company's operating expenses increased 29.3% to $4.3 million in Fiscal 1995 from $3.3 million in Fiscal 1994. The growth in expenses was primarily due to increases in personnel related costs resulting from higher staffing levels.

         Cost of license fees and other of $376,000 in Fiscal 1995, consisting primarily of amortization of capitalized software development costs and software royalties to third parties, was recognized after general release of the Phoenix System.

         Cost of implementation, customer and software support and other service fees increased 95.6% to $1.2 million in Fiscal 1995 from $637,000 in Fiscal 1994. This increase was due to increased implementation costs related to the Company's initial installations and the release of its software and increased personnel related costs.

         Sales and marketing expenses increased 173.9% to $983,000 in Fiscal 1995 from $359,000 in Fiscal 1994. This increase was primarily due to the expansion of sales and marketing staffing and increased marketing activities.

         General and administrative expenses increased 7.8% to $1.1 million in Fiscal 1995 from $982,000 in Fiscal 1994. The increase was primarily the result of increased staffing and associated expenses necessary to manage and support the Company's growth.

         Product development expenses decreased 52.0% to $655,000 in Fiscal 1995 from $1.4 million in Fiscal 1994. Technological feasibility of the Phoenix System was established during Fiscal 1994, and, therefore, certain expenditures were capitalized during Fiscal 1994 and Fiscal 1995. Product development expenses decreased during Fiscal 1995 due to the capitalization of certain software development costs. Capitalized software development costs increased to $1.1 million in Fiscal 1995 from $93,000 in Fiscal 1994. Product Development Expenditures increased to $1.8 million in Fiscal 1995 from $1.5 million in Fiscal 1994 due to increased staffing required to expand and enhance the Company's product line.

         Other Income (Expense). Interest income was $122,000 and $27,000 in Fiscal 1995 and Fiscal 1994, respectively. Interest income increased in Fiscal 1995 as a result of interest accrued on a related party stock subscriptions receivable. Interest expense decreased to $12,000 in Fiscal 1995 from $19,000 in Fiscal 1994 as a result of repayment of a note payable during Fiscal 1995. Other income of $76,000 in Fiscal 1994 consisted principally of the fair market value of computer equipment given to Phoenix by a computer company to enable Phoenix to develop and test the Phoenix System on such company's equipment.

         Income Tax Expense. The Company did not recognize income tax expense for federal income tax in Fiscal 1994 and Fiscal 1995 due to the net operating losses incurred in the fiscal year ended January 31, 1994 and Fiscal 1994. Income tax expense in Fiscal 1995 of $256,000 represented foreign withholding taxes related to revenue from customers in certain foreign countries, which taxes are contractually payable by those customers.

         Net Income (Loss). Net income increased $3.4 million to $554,000 for Fiscal 1995 from a loss of $2.8 million for Fiscal 1994 primarily as a result of increased revenues from the commercial introduction and licensing of the Phoenix System.

BACKLOG

         Backlog, defined as the contract value of executed license and service agreements minus revenue recognized from those contracts, totaled $3.1 million, $7.3 million, $6.8 million and $8.2 million for Fiscal 1994, Fiscal 1995 and the year ended December 31, 1996, and for the quarter ended March 31, 1997, respectively. Backlog for the year ended December 31, 1996 consisted of $39,000 for software licenses, $1.1 million for implementation and $5.7 million for five-year customer support service agreements. Backlog for the quarter ended March 31, 1997 consisted of $143,000 for software licenses, $740,000 for implementation and services and $7.3 million for five-year customer support service agreements. Backlog of software license and implementation revenue is expected to be realized within a period of approximately one year, and customer support and disaster recovery services backlog is expected to be realized within a period of approximately five years.

LIQUIDITY AND CAPITAL RESOURCES

         The Company funds its cash needs through existing cash and investment balances, interest on investments and, to a lesser extent, through cash flow from operations, without relying on lines of credit or other borrowings.

         At March 31, 1997, cash and cash equivalents and investments were $4.8 million. Cash and cash equivalents include $190,000 which is restricted securing a letter of credit to a government municipality until such funds are earned under an economic development grant. For the quarter ended March 31, 1997, cash used by operations was $547,000. An increase in accounts receivable of $767,000, an increase in unbilled accounts receivable of $389,000, and a decrease in accrued expenses of $412,000 were significant uses of cash in operating activities. Investing activities provided cash of $1.4 million including $2.7 million from the sale of short term investments. Purchases of property and equipment were $385,000. Increases in other assets which include minority investments in other companies and non-current prepaid royalties (See Note 3 of Notes to Unaudited Condensed Consolidated Financial Statements) used $266,000 of cash. Increases in capitalized software costs, including $311,000 of purchased software, used $673,000 of cash. Financing activities provided $141,000 in cash, including $124,000 from the issuance of common stock pursuant to the exercise of stock options. In addition, the Company entered into a capital lease obligation of $727,000 for furniture when it moved into its new corporate offices in March 1997.

         At December 31, 1996, cash and cash equivalents and investments were $6.5 million, including $190,000 which is restricted. For the year ended December 31, 1996, cash used by operations was $165,000. Reduction of deferred revenue and increases in accounts receivable and unbilled accounts receivable in the year ended December 31, 1996 were a significant use of cash in operating activities. Deferred revenue balances declined as license fee and service revenues were recognized during the year ended December 31, 1996. Investing activities used cash of $4.5 million, including $572,000 for property and equipment, $1.2 million for capitalized software development costs and $2.7 million for short-term investments. Financing activities provided $8.0 million in cash, including $6.4 million in net proceeds from the initial public offering of the Company's Common Stock in July 1996 and $1.3 million from the payment of stock subscriptions receivable.

         Working capital was $6.5 million as of March 31, 1997 and excluding deferred revenue, which represents advance payments for license fees and services, adjusted working capital was $7.4 million at March 31, 1997. Working capital increased to $6.9 million at December 31, 1996 from a deficit of $2.3 million at December 31, 1995. Excluding deferred revenue, which represents advance payments for license fees and services, and related deferred tax assets, adjusted working capital was $7.9 million at December 31, 1996 and $423,000 at December 31, 1995.

         The Company believes its cash balances, investments and cash flow from operations, together with the net proceeds of the Offering will be sufficient to meet its working capital, capital expenditure and capitalized software development requirements through 1998. Cash flows from operating activities are dependent on continued advance payments from customers, and there is no assurance that the Company will continue to receive these payments from customers or that it will continue to receive these payments in advance on the same terms as it has in the past. The Company anticipates that its operating and investing activities may use cash in the future, particularly from growth in operations and development activities. Consequently, any such future growth, including acquisitions, may require the Company to obtain additional equity or debt financing.

IMPACT OF NEW ACCOUNTING STANDARDS

         In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will change the current method of computing earnings per share. SFAS 128 requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. See Note 5 of Notes to Unaudited Condensed Consolidated Financial Statements. SFAS 128 will be effective for the Company's quarter and year ending December 31, 1997, and all prior-period earnings per share data presented will be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted.

INFLATION

         The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements. Generally, throughout the periods discussed above, the increases in revenue have resulted primarily from higher volumes, rather than price increases.

                                    BUSINESS

         The Company is a leading provider of highly adaptable, enterprise-wide client/server application software to the financial services industry. The Company's primary market focus in the United States is on middle market financial institutions and internationally is on those retail-oriented institutions located within Africa, Asia-Pacific, Europe, Latin America/Caribbean and the Middle East that have up to 300 branches and/or one million accounts ("Tier 2 Banks"). Phoenix has combined (i) its management's extensive experience with banking and banking software systems, (ii) input from the U.S. Bank Partners concerning bank operational and flexibility needs, and
(iii) the most recent advances in client/server technology to design and develop an innovative new banking software system, the Phoenix System. To address the increasingly sophisticated needs of its customers, the Company intends to continue to introduce enhancements to existing products, such as the release of Version 2.0 of the Phoenix System scheduled for the end of the summer of 1997, and develop new products in order to provide improved performance, additional flexibility and increased functionality.

         The Phoenix System, through its client/server technology, addresses many of the deficiencies of the mainframe and mid-range legacy computer systems on which most banks currently operate by allowing financial institutions to integrate data into a comprehensive management information network. Like legacy systems, the Phoenix System supports core areas of bank data processing, including system administration, account processing of loans and deposits, nightly processing, general ledger, budgeting, teller functions and holding company accounting. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas:
(i) customer relationship management; (ii) management decision support; and
(iii) financial product development. In addition, the Phoenix System is flexible and scalable, it stores dates and performs calculations using codes written in four-digit years and it allows financial institutions to take advantage of emerging technologies through its open architecture technology and advanced software systems. Through Phoenix A.P. Limited, the Company also offers stand-alone trade finance and global payments software products as part of its international banking software applications.

         As of June 1, 1997, the Phoenix System supported the core processing needs of 33 institutions with 157 branch locations worldwide. For the fiscal years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997, the Company had total revenues of $5.0 million, $10.4 million and $3.7 million, and net income per share of $0.17, $0.59 and $0.24, respectively.

         The Company's Chairman of the Board and Chief Executive Officer, Bahram Yusefzadeh, has over 28 years of experience in the banking software industry. In addition, the Company's senior management team has over 145 years of experience in the retail banking and software industries and 45 years of trade finance and wholesale banking experience. In the 1970s, Mr. Yusefzadeh co-founded Nu-Comp Systems, Inc. and led the development of one of the first integrated legacy core banking systems, the Liberty Banking System, which at one time was used by over 260 banks. Mr. Yusefzadeh founded Phoenix for the purpose of developing and marketing a new generation of integrated banking software applications using client/server technology that would replace less flexible and technologically dated legacy systems. The Phoenix System's development was the result of a joint effort among the Company's management, Hewlett-Packard and the U.S. Bank Partners. In addition, the U.S. Bank Partners provided a substantial portion of the Company's initial capital and continues to contribute to the Company's strategic planning and product development.

INDUSTRY BACKGROUND

         Since the 1970s, financial institutions have used legacy computer systems which were originally developed for large mainframe and mid-range computer environments. These legacy computer systems, which the Company believes currently account for roughly 85-90% of the installed base of core applications software systems used by the financial services industry, were designed to process transactions rather than to support management decision-making and did not interface with other applications across the enterprise. Today, the competitive landscape has changed dramatically and banks now compete directly with diversified non-bank financial service providers. In order to stay competitive, these institutions now face an increased need for detailed, easily accessible information about their institutions and customers in order to develop and market profitable products and services more effectively and to expand customer relationships.

         In response to this changing environment, the industry has developed software that allows data to be extracted from legacy systems and transported to personal computer application systems. However, such modified legacy systems generally are written for mainframes and mid-range computers, are difficult and expensive to maintain and support, require substantial training costs and are limited in their ability to interact with other information systems. In addition, many of these modified legacy systems do not yet resolve the year 2000 data rollover problem because these systems generally store dates and process data using codes which are written only in two-digit years. Information systems that do not adequately address year 2000 data rollover may produce inaccurate information and may even become inoperable at the turn of the century. Although some modified legacy systems offer graphical user interfaces for ease of use and have introduced database technologies to provide increased data storage and more flexible access to data, these systems generally are limited because they are based on decades-old architecture which does not permit full integration of data. Without full integration of data, the information provided by these modified legacy systems generally is neither complete nor readily accessible, and, thus, Phoenix believes that financial institutions using legacy systems are at a competitive disadvantage.

         In the 1990s, the emergence of client/server computing is making possible the development of powerful applications which are capable of addressing enterprise-wide business problems in a flexible and cost-effective manner. The client/server model consists of personal computer workstation "clients" connected on enterprise-wide networks to "servers" that provide data storage and update capabilities. The client/server architecture allocates processing tasks between the client and the server to allow the client to handle the user interface and local data manipulation and to allow the server to perform computing intensive functions. Because of this allocation, a client/server system is scalable such that responsiveness and capacity can be increased by upgrading the server or replacing it with a more powerful model. Furthermore, the client/server architecture design minimizes network traffic. Client/server systems also offer the level of data integrity and security that financial institutions require because access to information can be controlled by server-based relational database management systems. In addition, the development of the Microsoft Windows NT operating system in the mid-90s has increased the cost-competitiveness of client/server systems.

         Phoenix believes that very few financial institutions have fully realized the benefits offered by client/server technology due to the small number of vendors currently offering true client/server applications to such institutions. However, management believes that due to the recent and rapid developments in banking software technology, an increasing number of U.S. and international financial institutions are recognizing the aged and outdated functionality of their current software and hardware systems and are evaluating the data processing alternatives available to improve performance and increase flexibility and functionality. In addition, the Company believes that an increasing number of financial institutions are considering replacements for their existing modified legacy systems because many of these systems do not yet readily accommodate year 2000 data rollover.

THE PHOENIX SOLUTION

         The Phoenix System allows financial institutions to integrate data into a comprehensive management information network that is readily accessible throughout the entire institution, flexible with shared information and easily interfaced. The Company believes that the Phoenix System is easy to use and simple to learn, which enables a financial institution to provide higher quality customer service with reduced operating and training costs. Unlike legacy systems, the Phoenix System is a fully integrated system that provides significant advantages in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) financial product development. The Phoenix System's open architecture also allows financial institutions to take advantage of emerging technologies.

         Customer Relationship Management. The Phoenix System places a structural emphasis on managing customer relationships, which allows an institution to pursue a more personalized and profitable approach to its products and services. The Relationship Information Management ("RIM") module integrates a customer's account data, transaction activity, financial data from third party financial applications, marketing information, relationships with other customers and other accounts, financial statements and other types of information required to view a customer's total relationship record. The RIM module benefits an institution by providing its management with critical assistance in managing, tracking and analyzing the financial condition, profitability, creditworthiness and overall relationships with customers and related groups of customers.

         Management Decision Support. The Phoenix System is focused on providing an institution's executives with the following real-time capabilities: (i) a fully integrated general ledger; (ii) a broad suite of standard reports augmented by an ad hoc reporting capability; (iii) an integrated set of budgeting templates; and (iv) customer and account profitability analysis. Through its Executive Information System ("EIS"), the Phoenix System allows senior executives to track performance and business trends and to model the effect of business strategies and changes in market conditions on their financial institution. In addition, the EIS provides an institution with statistical measures of product penetration, profitability and performance.

         Financial Product Development. The Phoenix System provides the capability to quickly develop, deliver and process financial products and services that can be as simple or as sophisticated as an institution's customers and competition demand. New financial products can be developed rapidly and do not typically require programming or the support of technical personnel. In addition, the Phoenix System allows institutions to analyze the profitability of individual loans and customer relationships, as well as broad categories of customers, and to perform "what if" calculations to model the financial impact of new products and services based upon information maintained on the Phoenix System.

         Emerging Technologies. The Phoenix System operates on an integrated "open systems" environment that uses a graphical user interface, modern relational database technology and nonproprietary hardware and software components. The core applications of the Phoenix System include: (i) deposit and loan processing which can be tailored to an institution's products and services;
(ii) a self-balancing multi-currency general ledger system that supports both batch and on-line, real-time transaction processing functions; (iii) full on-line transaction processing capabilities which permit users to post on-line transactions to any account in the Phoenix System; (iv) a comprehensive set of controls for maintaining account and transaction safeguards, enhancing system security and tracking employee actions for audit purposes; and (v) integrated connections to an interactive on-line help system. Furthermore, the Phoenix System resolves the year 2000 data rollover problem that many legacy systems face because it stores all dates with four-digit years, performs all calculations to four digits and incorporates both front-end and back-end system code which has four-digit year support for dates.

         To address the increasingly sophisticated needs of its customers, the Company intends to continue to enhance its current products and services and to develop and introduce additional products and services that keep pace with technological developments and emerging industry standards. For example, the Company has developed an enhancement to the Phoenix System that will allow the Company's client institutions to provide customized on-line home and commercial banking services through the Internet, and offers complementary enterprise-wide integrated Intranet and custom database driven Internet web site services. The Company also plans to deliver additional features, products and services such as cash management and automated loan kiosk systems to enable its customers to take advantage of alternate channels of electronic commerce. Consistent with the Company's original plan, Phoenix designed its software to incorporate numerous international features, such as multi- currency capabilities and a language-independent engine. Phoenix has acquired additional international capabilities, such as a trade finance system, and intends to continue to incorporate additional international functionality and to integrate new technologies. See "-- Product Development and New Products."

STRATEGY

         The Company's primary objective is to advance its position as a leading supplier of enterprise-wide client/server application software for the financial services industry worldwide by pursuing the following strategies:

         Maintain Technology Leadership and Enhance Product Functionality. The Company believes that the Phoenix System is the most advanced client/server computing solution for financial institutions. Phoenix intends to maintain its leadership position by continuing to integrate new technologies, add new applications, enhance existing applications and expand functionality. Since the Company's initial public offering in July 1996, the Company has developed two major releases of the Phoenix System, which included numerous system enhancements; has introduced and installed the NT Version in four client institutions; has implemented an enterprise-wide integrated Intranet system for two client institutions; and has installed a custom database-driven Internet web site in one client institution. The Company intends to continue to commit substantial resources to maintain and extend its technological leadership.

         Expand Domestic Distribution. The Company plans to continue to expand its domestic distribution by increasing its direct sales and implementation forces in key geographic locations and by seeking additional strategic sales and marketing relationships. Since its initial public offering in July 1996, the Company has increased its direct sales and implementation forces from 30 to 49 persons and has entered into agreements with four strategic marketing organizations to broaden its domestic distribution efforts. The Company intends to continue focusing its direct sales efforts in the U.S. on middle market financial institutions with asset sizes ranging from $150 million to $2 billion, which the Company believes are technologically sophisticated, seek software applications that support their strategic objectives and have the resources to finance and use advanced technological solutions effectively. The Company plans to establish additional arrangements whereby other organizations will market the Phoenix System primarily to smaller financial institutions within specified territories. In addition, many financial institutions that have elected not to maintain in-house core processing systems use service bureau organizations to handle their core processing and other functions and, thus, the Company intends to form strategic relationships with several small to medium size service bureaus that are looking to replace their current legacy systems with open system alternatives.

         Expand International Distribution. The Company plans to continue to expand its global distribution and market penetration by increasing its international direct sales and implementation forces, by enlarging its international offices, by opening additional sales and marketing offices in strategically located cities worldwide, by leveraging its strategic alliances with its VARs and agents and by seeking additional strategic sales, marketing and distribution relationships. Since its initial public offering in July 1996, the Company has more than doubled its direct international sales and implementation forces from 6 to 13 persons and has opened a sales and marketing office in London, England to focus on direct sales of the Company's products in the United Kingdom and Europe. In addition, Phoenix has maintained or entered into agreements with Unisys Corporation ("Unisys"), Computer Systems Associates (Nigeria) Limited ("CSA"), ITS and SNI to increase global distribution efforts to cover countries in Africa, Asia-Pacific, Europe, Latin America/Caribbean and the Middle East and has established local representation arrangements in Russia, Turkey, Greece and Ireland. Phoenix intends to continue focusing its direct sales efforts on Tier 2 Banks which the Company believes are seeking technology as a means to offer a broader array of financial products and services to meet the sophisticated demands of the international market. Consistent with the Company's original plan, Phoenix designed its software to incorporate numerous international features, such as multi-currency capabilities and a language-independent engine. Phoenix has acquired additional international capabilities, such as a trade finance system, and intends to continue to incorporate additional international functionality and to integrate new technologies.

         Leverage Existing Customer Base. The Company intends to continue to leverage its implemented customer base by (i) maximizing recurring revenues from its customers, (ii) offering complementary products and services to existing customers and licensing additional subsidiaries of existing bank holding companies, (iii) obtaining favorable references from existing customers in the course of developing new customer relationships, and (iv) consulting with existing customers in the development of new products and product enhancements. Phoenix generates recurring revenues by signing its customers generally to five-year license agreements and by charging annual service fees for the term of the license. As the asset size of an institution increases or as branches are added, or as added-revenue producing products and services are delivered by the Company, customers pay additional incremental license fees and increased annual service fees over the life of the license agreement. The Company's disaster recovery, networking support, bank-wide integrated Intranet, custom database-driven Internet web site services and its licensed ATM system are added-revenue producing services and products that generate additional license fees and recurring revenues. The Company plans to continue to develop and provide new added-revenue products and services, including its cash management and automated loan kiosk system modules, as well as enhancements to existing products and services. The Company also intends to continue involving its customers in its marketing and product development efforts, obtaining references from existing customers to new bank customers and receiving valuable guidance and support in the development of new technologies.

         Broaden Primary Markets. The Phoenix System runs on a UNIX operating system platform and in a Microsoft Windows NT environment. The Company believes that the NT Version, which was completed in the first quarter of 1997, will be attractive to a wide group of institutions because of the lower overall costs related to operating in a Microsoft Windows NT environment. The Company believes that as Microsoft expands its marketing of the Windows NT product and enhances the capabilities of this product, more financial institutions, regardless of asset size, will choose to use the Windows NT operating system rather than the UNIX operating platform. The Company intends to take advantage of improvements made to both UNIX and NT operating systems to expand the processing and functionality capabilities of the Phoenix System to address the needs of financial institutions with larger asset sizes or more complex branch networks than the Company's current primary markets. In addition, the Company intends to capitalize on its strategic relationships with VARs and agents to more rapidly expand the processing capabilities and functionality of the Phoenix System to address the specific needs of financial institutions with larger asset sizes or more complex branch networks.

         Pursue Complementary Acquisitions. Phoenix intends to pursue strategic acquisitions of providers of complementary technologies, products and services in order to more rapidly (i) optimize the package of software applications and solutions offered by the Company, (ii) expand the Company's customer base by converting the customers of the acquired companies to the Phoenix System, (iii) maximize existing channels of distribution and add new channels of distribution, and (iv) add experienced personnel with specialized knowledge of the domestic and international financial services industries. The Company believes such strategic acquisitions will permit Phoenix to enter new markets, increase market penetration, expand its expertise, strengthen its strategic relationships, provide outsourcing alternatives and obtain and develop additional products and applications to meet the demands of its customers both in the U.S. and internationally. Phoenix also intends to invest in companies with complementary technologies and products in order to enhance the functionality of the Phoenix System. See "Recent Developments," "Risk Factors -- Risks Associated with Acquisitions" and "Use of Proceeds."

THE PHOENIX SYSTEM

         The Phoenix System allows financial institutions to integrate data into a comprehensive management information network that is readily accessible throughout the entire institution, flexible with shared information and easily interfaced. The Phoenix System gives financial institution personnel immediate access to a broad range of customer information including balances, transactions, personal financial statements, contact history, photo identification, signature verification, related accounts and demographic data. The Company believes that the Phoenix System is easy to use and simple to learn, which enables a financial institution to provide higher quality customer service with reduced operating and training costs. In addition, the Company intends to continue to develop and introduce new products and enhancements to existing products, such as Version 2.0 of the Phoenix System, in order to provide improved performance, additional flexibility and increased functionality to its customers. The following are some of the important capabilities included in the Phoenix System:

         Customer Relationship Management. The Phoenix System places a structural emphasis on managing customer relationships which allows an institution to pursue a more personalized and profitable approach to its products and services. The Relationship Information Management ("RIM") module integrates a customer's account data, transactional activity, financial data from third party financial applications, marketing information, relationships with other customers and other accounts, financial statements and other types of information required to view a customer's total relationship record. The RIM module benefits an institution by providing its management with critical assistance in managing, tracking and analyzing the financial condition, profitability, creditworthiness and overall relationships with customers and related groups of customers. The customer relationship management features include:

         - Marketing and Other Personal Information. The RIM module tracks a range of personal information, such as employment history, home ownership status, other credit providers and other bank accounts.

         - On-line Financial Statements and Portfolios. The RIM module maintains information regarding a customer's assets, liabilities, income and expenses in a unified file.

         - Extensive Customer Relationship Tracking. The RIM module can track relationships between customers, groups of customers and accounts.

         - Customer-Based Statements. Combined customer statements can be customized to contain an unlimited number of accounts and each statement can be configured to show only summary information or both summary information and detailed account information.

         - Integrated Signature, Photograph and Document Imaging. The RIM module maintains on-line images of a customer's signature card and personal photograph and can store and display images including images of loan collateral and other assets, Social Security cards and drivers' licenses.

         - Flexible Inquiry Capability. The Phoenix System enables users to progress through increasingly detailed levels of display data which allows for thorough and quick research of customer inquiries, without having to enter arcane codes or search through voluminous printed reports.

         - Third Party Information. The Company anticipates that in late 1997 the Phoenix System will be able to integrate data from third party software services, including information on brokerage, insurance and credit card accounts, with existing RIM information.


         Management Decision Support. The Phoenix System is focused on providing an institution's executives with the following real-time capabilities: (i) a fully integrated general ledger; (ii) a broad suite of standard reports augmented by an ad hoc reporting capability; (iii) an integrated set of budgeting templates; and (iv) customer and account profitability analysis. Through the Phoenix EIS, the Phoenix System allows senior executives to track performance and model the effect of business strategies and changes in market conditions on their financial institution. Unlike the reporting facilities of legacy systems, the Phoenix EIS draws upon real-time data to present financial institutions with graphical displays that highlight important business trends and facilitate rapid interpretation and analysis. Recent enhancements to the Phoenix System have made the EIS more user-friendly and efficient, making it a more attractive feature for an institution's management. The EIS takes into account both the relationship of a particular indicator to other related categories of information, as well as the trends for that indicator over time. In addition, the EIS provides an institution with statistical measures of product penetration, profitability and performance.

         Financial Product Development. The Phoenix System provides the capability to quickly develop, deliver and process financial products and services that can be as simple or as sophisticated as an institution's customers and competition demand. Because all financial product development is parameter-driven, institutions can design products and services by simply selecting product features from a variety of options. New financial products can be developed rapidly and do not require programming or the support of technical personnel. In addition, the Phoenix System allows institutions to analyze the profitability of individual loans and customer relationships, as well as broad categories of customers, and to perform "what if" calculations to model the financial impact of new products and services based upon information maintained on the Phoenix System.

         Emerging Technologies. The Phoenix System operates in an integrated "open systems" environment that uses a graphical user interface, modern relational database technology and nonproprietary hardware and software components. The Phoenix System divides core processing functions among seven discrete, but fully integrated, software modules: (i) system administration;
(ii) account processing; (iii) nightly processing; (iv) teller system; (v) holding company financial statements; (vi) EIS; and (vii) budgeting. The core applications of the Phoenix

System include: (a) deposit and loan processing which can be customized to implement an analysis-based approach tailored to an institution's products and services; (b) a self-balancing multi-currency general ledger system that supports both batch and on-line, real-time transaction processing functions; (c) full on-line transaction processing capabilities which permit users to post on-line transactions to any account in the Phoenix System; (d) a comprehensive set of controls for restricting access to different levels of information, for limiting transactional amounts that employees are permitted to post to accounts and for tracking employee actions for audit purposes; and (e) integrated connections to an interactive on-line help system. Furthermore, the Phoenix System resolves the year 2000 data rollover problem because it stores all dates with four-digit years, all calculations are performed to four digits, and all system code has four-digit year support for dates.

         To address the increasingly sophisticated needs of its customers, the Company intends to continue to enhance its current products and to develop and introduce additional products that keep pace with technological developments and emerging industry standards. For example, the Company has developed an enhancement to the Phoenix System that will allow the Company's client institutions to provide customized on-line banking services through the Internet, and offers complementary enterprise-wide integrated Intranet and custom database driven Internet web site services to its customers. The Company also plans to deliver additional features, products and services such as automated loan and mortgage kiosk systems, to enable its customers to take advantage of emerging channels of distribution. See "-- Product Development and New Products."

         In addition, in order to increase the appeal of the Phoenix System in the international market, Phoenix has developed and/or is developing the following core international applications:

         - Multi-language enhancements. Phoenix has designed a unique language independent engine that will allow the Company's core product to be rapidly localized into any single-byte character set language. This engine was used to implement a Spanish version of the Phoenix System which the Company released in the third quarter of 1996.

         - Trade finance processing. Phoenix currently offers Phoenix TradeWind(TM), a stand-alone trade finance software system, which performs back-office processing for all types of trade finance functions. The Company plans to deliver an integrated version of Phoenix TradeWind(TM), called Phoenix TradeFinance, as part of the Phoenix System in late 1997.

         - Global payments system. Phoenix also currently offers TradeCentre, a stand-alone global payments software system, which provides for data capture and automated processing for customer and financial institution payments to retail-oriented international financial institutions with more than 300 branches and/or one million accounts ("Tier 1 Banks"). The Company is studying the feasibility of integrating TradeCentre into the Phoenix System for use by Tier 2 Banks.

         - Multi-currency enhancements. Phoenix has designed a multi-currency enhancement to the Phoenix System which supports the world currencies formatted in accordance with the standards established by the International Standards Organization. The Company plans to release this enhancement during the summer of 1997 as part of Version 2.0 of the Phoenix System.

TECHNOLOGY

         Phoenix has partnered with leading hardware manufacturers, and tools and relational database vendors in the client/server community, such as Hewlett-Packard, Centura and Sybase to produce software based on leading-edge technological developments. Using these tools, the Company has created a product that enables the Company's customers to utilize what the Company believes is the most current technology in the financial services software industry.

         Centralized Relational Database Management System ("RDBMS"). An advantage of the Phoenix System as compared to legacy or modified legacy systems is that the Phoenix System stores and maintains data in a relational database rather than in a proprietary file format. As a result, this data can be easily accessed and integrated by many different third-party query and report writing tools which are currently available commercially. In addition, with a structured query language ("SQL") relational database, it is easy to expand and change the structures of the tables and manipulate data stored and maintained in the Phoenix System.

         The Phoenix System, TradeWind(TM), and TradeCentre use a relational database technology provided by Sybase. Sybase System 11.0 has been integrated into the NT Version and the Company currently anticipates to move from Sybase System 10.0 to Sybase's System 11.0 on the UNIX version of the Phoenix System by the end of 1997. The Phoenix System, TradeWind(TM) and TradeCentre can run on platforms from Hewlett-Packard, International Business Machines Corp. ("IBM"), NCR Corporation ("NCR"), Sun Microsystems, Inc. ("Sun"), Unisys and all others which are UNIX or Microsoft Windows NT compliant.

         Replication and Distributed Data Processing. Phoenix has leveraged the open architecture of the Phoenix System to implement an advanced distributed database for support of its off-line teller system. The off-line teller system uses a local database on each branch server to maintain normal processing in the event of hardware or network failure at the central server. Off-line branches are supported using Centura's SQL Base for either Novell NetWare or Microsoft Windows NT.

         Open Protocols for Data Communication. Phoenix uses the industry standard TCP/IP protocol for communicating with the relational database server and either IPX/SPX or TCP/IP for communicating with the local area network file server. This allows the Company's customers implementing either Windows NT or Novell Netware networks to implement a broad array of local area network and wide area network topologies and configurations. In addition, customers that have an existing network infrastructure in place that supports TCP/IP do not have to reinvest in new technology simply to run the Company's products.

         32-bit Application Support. Version 2.0 of the Phoenix System, which the Company intends to release to its customers by the end of the summer of 1997, is a native 32-bit application which will enable the Company's customers to take further advantage of the latest client operating systems from Microsoft (Windows 95 and Windows NT Workstation). These systems offer the Company's customers substantial benefits in the areas of fault tolerance, ability to support more complex transaction processing, enhanced performance and advanced security.

TARGET MARKETS

         The United States Market. Phoenix currently divides commercial banks and savings institutions in the United States market into three groups based on asset-size: (i) institutions with assets less than $150 million (approximately 8,400 institutions); (ii) institutions with assets between $150 million and $2 billion (approximately 2,700 institutions) and (iii) institutions with assets over $2 billion (approximately 300 institutions).

         The Company primarily focuses its direct sales efforts in the U.S. on middle market financial institutions which the Company defines as commercial banks and savings institutions with asset sizes ranging between $150 million and $2 billion. The Company estimates that each year approximately 20% of banks evaluate data processing alternatives because their current contracts expire. Management believes that recently an increasing number of institutions have renewed their service contracts for shorter periods in order to maintain the flexibility to change software companies due to rapid developments in banking software technology. Moreover, the Company believes that an increasing number of institutions are evaluating data processing alternatives due to, among other things, the acquisition of their software providers and servicers by other software companies, the inability of many of their current systems to readily accommodate the year 2000 data rollover and the age of their current software and hardware solutions.

         The Phoenix System runs on a UNIX operating system platform and in a Microsoft Windows NT environment. The Company believes that the NT Version is attractive to a wide group of institutions because of the lower overall costs (including hardware) related to operating in a Microsoft Windows NT environment. Furthermore, as Microsoft expands its marketing of the Windows NT product and enhances the capabilities of this product, the Company believes that more financial institutions, regardless of asset size, will choose to use the Windows NT operating system rather than the UNIX operating platform. The Company intends to take advantage of improvements made to both UNIX and NT operating systems to expand the capabilities of the Phoenix System to address the needs of institutions with larger numbers of branches, accounts and transactions to process.

         The International Market. Phoenix currently divides international financial institutions into two groups based upon the number of branches and accounts: (i) Tier 1 Banks; and (ii) Tier 2 Banks. The Company primarily focuses its sales and marketing efforts on Tier 2 Banks located in countries within Africa, Asia-Pacific, Europe, Latin America/Caribbean and the Middle East. Phoenix believes that there are approximately 4,000 Tier 2 Banks in this international market that are prospects for the Phoenix System.

         The Company believes the international market offers significant opportunity because economic expansion and other market factors have increased the demand for sophisticated wholesale and retail banking services. Sophisticated international financial institutions offer a broad array of financial products and services and demand technology that is open, powerful and economical. The Company also believes that these technology-minded institutions are looking for software solutions that will last at least 10 to 15 years and, therefore, these institutions can appreciate the flexibility and functionality of client/server technology. Furthermore, management believes that a significant number of international financial institutions have accepted, to a greater degree than institutions located in the United States, that technology should be used as a competitive tool and not just as a service delivery vehicle.

SALES AND MARKETING

         The Company markets its software and services directly through its sales and marketing personnel and through VARs and agents that are involved in providing products and services to the financial services industry. As of May 31, 1997, the Company's sales and marketing department, including administrative staff, consisted of: nine individuals located at the Company's offices in Florida and one sales person located in each of (i) Oklahoma City, Oklahoma,
(ii) Philadelphia, Pennsylvania, (iii) Los Angeles, California, (iv) London, England, and (v) Wellington, New Zealand. In addition, the Company has established non-exclusive local representation relationships with individuals located in Russia, Turkey, Greece and Ireland who introduce potential customers for the Phoenix System to the Company's sales personnel.

         The Company's direct sales and marketing personnel and consultants are experienced in the sales process for banking software products and generate leads through a marketing program which includes direct mail, networking, telemarketing, seminars and trade shows, and provide white papers and other sales support literature and ongoing customer communications. Phoenix also actively markets its products and services through its Internet web site from which prospects can read or download product information, access online product presentations, and register to receive information by mail. For the three-month period ended June 13, 1997, the Company experienced approximately 138,000 online contacts which resulted in approximately 7,000 visits to informational pages within its web site. In addition, the Phoenix A.P. Limited acquisition was initiated by Priority Solutions personnel contacting the Company after their review of the Company's web site. The Company believes that an increasing number of future customers will initially learn about the Company and its products and services through its Internet web site.

         The Company's direct sales and marketing force is complemented, particularly in the international market, by various indirect distribution channels, including a growing network of VARs and agents. Some VARs and agents also provide implementation, training, support and other services to the end-user. In all cases, the Phoenix System software remains the sole property of the Company, and if the Company terminates its relationship with any VAR or agent, customers sold by that VAR or agent will continue to pay support fees to the Company. The Company intends to expand its network for indirect distribution primarily on a non-exclusive basis and anticipates that the percentage of its total revenues derived from indirect sales will increase in the future.

         In the United States market, Phoenix has established marketing agency agreements with The NetComm Group, Inc. ("NetComm"), ISC Financial Systems, Inc. ("ISC"), AFS and ERAS JV ("ERAS") whereby NetComm, ISC, AFS and ERAS market the Phoenix System to certain financial institutions within their respective territories. NetComm, ISC and AFS have non-exclusive rights to market the Phoenix System within their territories, which include Colorado, Idaho, Indiana, Kentucky, Michigan, Montana, North Dakota, Ohio, western Pennsylvania, South Dakota, Utah, West Virginia and Wyoming. ERAS has non-exclusive rights to market the Phoenix System within its territory, which consists of five counties in southeastern Florida.

         In the international market, Unisys exclusively markets the Phoenix System to financial institutions in Latin America/Caribbean; CSA exclusively markets the Phoenix System to financial institutions in certain countries of Africa and non-exclusively markets the Phoenix System to institutions in the Republic of South Africa; ITS exclusively markets the Phoenix System to financial institutions in certain countries in the Middle East; and SNI non-exclusively markets, sublicenses and distributes the Phoenix System to financial institutions located in those countries in Africa, Asia-Pacific, Europe and the Middle East that are not a part of ITS' and CSA's exclusive territories. Unisys has guaranteed a minimum number of sublicenses and each of ITS and CSA has guaranteed a minimum dollar amount of sales to retain its exclusive rights in their respective territories.

PRODUCT PRICING

         The Company prices the Phoenix System and related services in two components: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing its products, including implementation, programming services, conversion training and installation services, interface services for tying the Phoenix System to third-party applications, customer and software support services, disaster recovery services and Internet/Intranet consulting services. License fees are recognized as revenue upon delivery of the software. When a customer enters into a license agreement with the Company, which generally is non-cancelable for an initial period of five years, the license agreement includes a service agreement for the same term. Implementation, conversion, training and installation fees and interface fees are paid at the beginning of the license agreement or when the service is performed. Customer and software support fees are earned over the life of the license agreement. In the event that a customer fails to pay its service fees, the license reverts to the Company. Unless either party cancels or fails to renew a license contract after the initial term, the license is perpetual, and the service fees are recurring revenue.

         In the United States, license fees are based on the asset size of the institution. Internationally, each institution is charged a base license fee and an incremental license fee determined by the number of branches for such financial institution. Implementation, conversion, training and interface fees vary based on the complexity of a particular project. Customer and software support fees are paid annually or quarterly and are generally calculated as a percentage of the total license fees. As the asset size of the institution increases or as branches are added, customers pay an additional incremental license fee and increased service fees over the life of the license agreement.

         The Company's VARs and agents license the Company's products at a discount for relicensing. Under many of these agreements, it is anticipated that primary responsibility for implementation and training services will shift to the VARs and agents after a certain number of installations are completed successfully with Company supervision. Under these relicensing arrangements, the VARs and agents will retain a greater percentage of the implementation, conversion and training service fees as more of the responsibility for these services is transitioned to the VAR or agent. The Company believes, however, that the difference in the margins obtained from direct and indirect sales should not have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "--Implementation and Training Services."

IMPLEMENTATION AND TRAINING SERVICES

         The Company provides comprehensive implementation services to customers converting to the Phoenix System. Phoenix assigns each customer an implementation team of experts which works with the customer through all phases of the project, including project management, data conversion, software installation and network certification, education and training and consulting. Each implementation team can work on multiple projects at the same time. As of May 31, 1997, the Company had 49 people assigned to the implementation and training department. The Company intends to hire additional people and add resources as necessary.

         Project Management and Coordination. Phoenix provides extensive project planning and coordination as part of the implementation process. Phoenix assigns a full-time project manager who guides the customer through the installation process and to coordinate all conversion and implementation activities.

         Data Conversion. Application analysts and conversion programmers map and convert a bank's current account data to the Phoenix System. Data conversion activities include data mapping, program development, extensive testing, detailed data auditing and a complete trial conversion prior to the final implementation date.

         Software Installation and Network Certification. Phoenix provides network engineers to install software and certify the customer's network prior to installation of the Phoenix System. This on-site service ensures that all hardware and software is installed correctly and that the proper network security is in place.

         Education and Training. Phoenix offers a comprehensive education and training program to customers. The Company offers training classes for product set-up at the Company's headquarters in Florida. Phoenix also provides hands-on application training services at the customer site prior to installation. Additional on-site training for ancillary products is available upon request.

         Consulting/Development Services. The Company's consultants are available to work closely with customers. These consulting services generally consist of assisting customers who are planning large implementations, who are engaged in operational reorganizations or who wish to customize the Phoenix System to their unique needs, including customer specified programming features, reports or regulatory requirements.

         Fees for project management and coordination, data conversion, and software installation, network certification and basic education and consulting are included in the cost of implementation. Generally, the Company charges additional fees for education and consulting requested by customers.

         The Company's arrangements with its VARs and agents provide for the transition of primary responsibility for implementation services to the VAR or agent. To date, no VAR or agent has had primary responsibility for installation, training or conversion of new customers. To ensure quality control, the Company plans to educate its VARs and agents by controlling the first installation and thereafter diminishing its direct involvement in implementation, training and conversion services. By the end of the first few installations, it is anticipated that the VAR or agent will assume direct responsibility for substantially all of these services; however, Phoenix intends to continue to provide the resources and support needed to maintain customer satisfaction and quality assurances.

CUSTOMER SERVICE AND SUPPORT

         The Company believes that maintaining a high level of support and service is imperative to customer satisfaction because of the critical nature of the Phoenix System to a bank's day-to-day operations. The Company's customer service and support personnel assist banks in the use of the Phoenix System and with the maintenance of their network and technology infrastructures. As of May 31, 1997, the Company had 16 people in its technology services group that primarily provide customer service and support. Customer service and support personnel provide service 24 hours a day, seven days a week, and have pagers, cellular phones and laptop computers which enable them to answer a customer's question from any location. The Company has an ongoing training program which is designed to enable its existing and future VARs and agents to provide the first line of customer support.

         Product Support Services. Phoenix delivers product support services through all traditional avenues, including telephone, Internet, electronic mail and facsimile. Due to the unique nature of client/server computing systems, many critical customer support activities can also be performed through high speed telecommunication lines connected directly to a customer's location. Phoenix support personnel have the ability to connect quickly to a server at a customer site and to perform work as if they were physically at the customer's site. Using this approach, Phoenix is able to offer effective and direct support to its customers without the traditional expense associated with on-site visits.

         Networking Support Services. Phoenix offers a full range of networking support services upon request. Phoenix performs on-site network certification for all customers during their initial software installation, and network engineers are available for ongoing support by telephone. Networking support and on-site consulting are available upon request for an additional fee.

         Internet/Intranet Services. Phoenix also offers Internet Consulting Service ("ICS"), which provides both Internet and Intranet services to client institutions. ICS allows client institutions to establish a presence on the World Wide Web through home pages and web sites. ICS can also provide client institutions with the services to create an internal web environment, known as an Intranet, which enables the institution to improve productivity without additional hardware and infrastructure costs.

         Disaster Recovery Service. Phoenix also offers a disaster recovery service that provides customers with assistance in reestablishing the Phoenix System's processing capacity within 24 hours if a disaster occurs. The disaster recovery service is a separate five-year contract which has an initial implementation fee and annual service fees. This added-cost service satisfies current United States bank regulatory obligations to maintain and annually test a disaster recovery plan and allows Phoenix to generate additional recurring revenue from its implemented customer base.

         SupportNet. Phoenix also administers SupportNet, part of the Company's World Wide Web site, which provides an additional vehicle of support for client banks. SupportNet is a free service which allows users with Internet access to obtain support through features such as (i) an online discussion forum, (ii) online support documents for the Phoenix System, (iii) online software bug recording, (iv) online enhancement requests and (v) online file transfers from the Company. By the end of 1997, the Company expects to add a feature to SupportNet called "knowledge base" which will provide a first level of resolution for troubleshooting issues with the Phoenix System and will include answers to the most frequently asked questions regarding use of the Phoenix System.

PRODUCT DEVELOPMENT AND NEW PRODUCTS

         Phoenix was founded in January 1993 for the purpose of developing and marketing a new generation of integrated banking software applications that would replace less flexible and technologically dated legacy systems. From the Company's inception through December 31, 1996, product development expenditures (the total of product development expense and capitalized software development costs) represented approximately 43% of the Company's aggregate revenues. Hewlett-Packard provided developmental-stage assistance to the Company by supplying computer hardware to the Company for development and testing of the Company's products. Early in the Company's history, each of the U.S. Bank Partners participated in the Company's joint application development program under which end-users were involved in product development and testing. The joint application development program helped reduce the development cycle by increasing the efficiency with which design problems were identified and corrected. The U.S. Bank Partners continues to contribute to plans for new products and enhancements as part of the Phoenix User Group ("PUG").

         Phoenix believes that its future success will depend in large part on its ability to maintain and enhance its current product and service offerings and to develop, acquire or integrate and introduce new products and features that will keep pace with technological advances and satisfy evolving customer requirements. As of May 31, 1997, the technology services group consisted of 61 individuals in addition to 16 customer service and support personnel. Phoenix develops and adjusts product direction in response to two core trend areas: (i) developments within the financial services industry and (ii) developments within the technology arena.

         Product Development Cycle. Phoenix develops plans for new products and enhancements following extensive discussions with the PUG, which consists of all current domestic and international users of the Phoenix System and from specific requests from new customers. The PUG meets approximately twice a year with the Company to offer recommendations and to help prioritize product development and enhancement projects. In addition, during 1997 management intends to expand the customers' role in product development by forming and working with operational and executive advisory boards, each supported by focus groups consisting of members of customer institutions' management teams appointed by the advisory boards. These advisory boards and their focus groups are intended to assist the Company in its strategic development and to provide additional technical guidance and support for the creation and implementation of new products and enhancements. Moreover, the Company's product development personnel continually develop new product ideas and enhancements. Once a product idea has been formalized, the Company uses an internal review process to: (i) determine whether to develop the product or enhancement; (ii) set a development schedule and (iii) develop a budget for the product or enhancement.

         Development Methodology. Development tools, such as 4GL programming tools, enable rapid prototyping and have dramatically reduced development cycles. Enhancements developed in client/server environments take significantly less time to complete than in a legacy system environment. Phoenix believes that the efficiencies of its product architecture and development methodology allow it to move products from planning to delivery more quickly than its legacy system-based competitors.

         Product Plans. The Company's product development efforts are currently focused on enhancing the functionality of the Phoenix System so that it will be attractive to a broader range of customers both in the U.S. and abroad. Phoenix believes that it will be able to improve its competitive position by successfully completing, licensing, acquiring or delivering to client institutions (in Version 2.0 or otherwise) the following new products and enhancements, among others, primarily during the second half of 1997:

         - Multi-currency enhancements. Phoenix has designed multi-currency enhancement to the Phoenix System which will support the world currencies formatted in accordance with the standards established by the International Standards Organization.

         - Trade finance processing. Phoenix is developing the interfaces to the customer account and general ledger modules of the Phoenix System which are required to integrate TradeWind(TM), a trade finance software system, into the Phoenix System for eventual delivery to the international market.

         - International treasury system. Phoenix is currently studying the development or possible acquisition of an international treasury software system, including risk management, which can be interfaced with and integrated into the Phoenix System for delivery to the international market. Phoenix believes that such enhancements will broaden the array of features that can be offered to and increase the Company's success in marketing to international institutions.

         - Secondary marketing and other enhancements. Significant enhancements for the United States market are focused on the loan processing area, such as investor reporting for secondary mortgage marketing including reports required by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. Phoenix is also developing modules that permit the processing of dealer loans and accounting for non-accrual loans. Phoenix believes that such enhancements will broaden the appeal of the Phoenix System for larger institutions.

         - ATM system. Phoenix signed a Software License and Development Agreement with MultiSoft, a company located in Ecuador, that gives Phoenix worldwide rights to license and use MultiSoft's NT-based client/server ATM system. The Company recently delivered a fully integrated, private label version of the Multisoft ATM system which will allow its customers to support their own ATM network and to connect to regional and national ATM networks.

         - Telephone banking system. The Company also has an arrangement with MultiSoft and plans to enter into a license with respect to MultiSoft's NT-based client/server telephone banking system. The Company recently delivered a fully integrated, private label version of this automated voice response banking system which will allow the Company's client institutions to offer customized telephone banking services through which callers can perform fund transfers, make balance and other inquiries and initiate service requests via e-mail.

         - Cash management system. Phoenix has acquired exclusive rights to a cash management system that was originally developed by Ixe Banco, a bank located in Mexico City. Phoenix plans to deliver a highly integrated version of this cash management system during 1998 which will allow the Company's customers to provide online cash management services to their retail and commercial customers.

         - Loan pricing and credit scoring system. Phoenix has formed a relationship (including a minimal equity investment by Phoenix) with Integrated Financial Services, Inc., an Atlanta-based software and services company, whereby Phoenix acquired non- exclusive marketing rights to CreditPak. CreditPak, which the Company plans to interface with the Phoenix System, is an NT-based commercial credit analysis, loan pricing software package that enables lenders to consider the total financial relationship of the borrower and the bank.

         - Automated loans and mortgages. Phoenix has acquired an equity interest in Dyad, a company located in Norcross, Georgia which is in the process of developing automated loan and mortgage products, including associated software, hardware and documentation. In addition, Phoenix has obtained the rights to market, sell and license Dyad's products, non-exclusively in the United States and exclusively abroad. These products are expected to enable financial institutions and their lenders to provide automated loan and mortgage processing from an ATM-styled kiosk based upon information supplied by the applicant and electronic verification of such information and credit investigation of the applicant's history and ratings, which are obtained automatically. See "Certain Transactions."

         These potential new enhancements and products are subject to significant technical risks, including delays in the development, introduction, production or implementation of the new enhancements or products, failure to achieve market acceptance and undetected errors or failures. See "Risk Factors -- Dependence on New Products and Rapid Technological Change; Risk of Product Errors."

COMPETITION

         The financial services software market is intensely competitive, rapidly evolving and subject to rapid technological change. Competitors vary in size and in the scope and breadth of the products and services offered. Phoenix encounters competition in the U.S. from a number of sources, including Fiserv, Inc., Bisys, Inc., Marshall & Isley Corp., EastPoint Technology, Inc., a division of Marshall & Isley Corp. ("EastPoint"), Electronic Data Systems Corp., Jack Henry & Associates, Inc., ALLTEL Information Services, Inc., The Kirchman Corporation and Open Solutions, Inc. ("OSI"), all of which offer core retail software systems or outsourcing alternatives to the financial institutions industry. Of these competitors, the Company believes that only EastPoint and OSI offer true client/server solutions. In the international arena, the Company competes with several global players, including Fiserv, Inc., Midas-Kapiti International, Inc., ACT/Kindle Banking Systems (`ACT/Kindle'), Sanchez Computer Associates, Inc. and Financial Network Services (`FNS'). In addition, there are smaller, regional competitors in the countries which the Company targets internationally. The Company expects additional competition from other established and emerging companies as the client/server application software market continues to develop and expand.

         In general, Phoenix competes on the basis of: (i) product architecture, including distributed computing capability, access to commercial SQL databases and ease of customization and integrations with other applications; (ii) functionality, including the breadth and depth of features and functions and ease of use;

(iii) service and support, including the range and quality of technical support, training, implementation and consulting services and the capability to provide these on a global basis; (iv) management expertise, including management's banking software experience and financial services industry knowledge; and (v) product pricing in relation to performance and support. Management believes that the Phoenix System is a market leader in the areas of product architecture and management expertise and that the Company competes favorably in the areas of functionality, service and support and product pricing.

         Financial institutions have two fundamental alternatives for obtaining data processing capabilities: (i) in-house applications, either those that are developed internally or those that are purchased from third party vendors; and
(ii) outsourcing, either as a part of a total outsourcing solution or where a third party acts as a service bureau. Until the introduction of client/server technology, the only in-house processing systems offered were proprietary legacy systems running on mainframe or mid-range computer hardware. In the United States market, client/server application software has only recently been made available to financial institutions, but it is gaining market acceptance and market share. In the international market, there are a number of client/server alternatives available, as well as traditional legacy systems.

         The Company believes that none of its current competitors offers application software that provides the level of flexibility and functionality featured in the Company's customer relationship management, customer profitability analysis or executive information modules. The Company expects additional competition from other established and emerging companies as the client/server market continues to develop and expand. In addition, competition could increase as a result of software industry consolidations, including particularly the acquisition of any of the client/server based retail banking system providers by one of the larger service providers to the financial services industry. For example, EastPoint, a provider of client/server technology, was acquired by Marshall & Isley Corp., one of Phoenix's largest competitors in the U.S. on August 7, 1996.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

         Phoenix relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Phoenix seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company's license agreements contain provisions which limit the number of users, state that title remains with the Company, protect confidentiality, permit the termination of license for misuse or abuse and require licensees to notify the Company of infringements on the Company's property and rights. Phoenix presently has no patents or patent applications pending and has no trademark or copyright registrations. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, particularly overseas, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great of an extent as do the laws of the United States. Nevertheless, the Company believes that due to the rapid pace of technological change in the information technology and software industries, factors such as the technological and creative skills of its employees, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry.

         Phoenix does not believe that any of its products infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Phoenix to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial conditions.

EMPLOYEES

         As of May 31, 1997, Phoenix had a total of 169 employees and contract workers, of which 77 were engaged in product development and support, 49 were in implementation and training, 13 were in sales and marketing, 12 were in finance and administration, 5 were in executive management and 13 were engaged in product development and support, sales and marketing and general business operations at Phoenix A.P. Limited. All of the Company's senior and executive officers who were employed by the Company as of the date of this Prospectus have entered into employment agreements with the Company. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be satisfactory.

FACILITIES

         The Company recently moved its principal administrative, sales, marketing, support and product development facility to a commercial building in Heathrow, Florida. The Company currently leases approximately 37,000 square feet of space in this building and has exercised an option to lease approximately 11,000 square feet of additional space commencing in October 1997. The lease for this property is for a term of ten years and expires on April 1, 2007. The Company believes that its new facilities will be adequate for its current requirements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company, and their ages as of May 31, 1997, are as follows:


NAME                                         AGE       CLASS(1)     POSITION
----                                         ---       --------     --------
Bahram Yusefzadeh(2)(3)..................... 51        III          Chairman of the Board and Chief Executive
                                                                    Officer
Ralph H. Reichard........................... 54        III          President, Chief Operating Officer and
                                                                    Director
Clay E. Scarborough......................... 43        --           Senior Vice President and Chief Financial
                                                                    Officer
Raju M. Shivdasani.......................... 46        --           Senior Vice President and President of
                                                                    International Division
Michael R. Newes............................ 51        --           Senior Vice President of Worldwide Marketing
Harold C. Boughton.......................... 45        --           Senior Vice President of Domestic Business
                                                                    Development
Gerald P. Nissen............................ 48        --           Senior Vice President of Technology Services
Twanna C. Soifer............................ 49        --           Senior Vice President of Implementation
                                                                    Services
Ruann F. Ernst(2)........................... 50        I            Director
Ronald E. Fenton(3)(4)...................... 68        III          Director
William C. Hess(4).......................... 60        I            Director
James C. Holly(2)(3)........................ 56        III          Director
Paul A. Jones(2)............................ 43        II           Director
J. Michael Murphy(3)........................ 57        II           Director
Glenn W. Sturm(4)........................... 43        II           Director
O. Jay Tomson............................... 61        I            Director

----------

(1) Class I term expires in 2000; Class II term expires in 1998; and Class III term expires in 1999.

(2) Member of the Compensation and Stock Option Committee. Mr. Holly is the Chairman of the Compensation and Stock Option Committee, and Mr. Yusefzadeh is a non-voting member of the Compensation and Stock Option Committee.

(3) Member of the Executive Committee. Mr. Yusefzadeh is the Chairman of the Executive Committee.

(4) Member of the Audit Committee. Mr. Fenton is the Chairman of the Audit Committee.

       Bahram Yusefzadeh. Mr. Yusefzadeh, the Company's founder, Chairman of the Board and Chief Executive Officer, has over 28 years of experience in the banking software industry. In 1969, he co-founded Nu-Comp Systems, Inc. ("Nu-Comp"), where he developed the Liberty Banking System and served as Nu-Comp's president and chief executive officer. Mr. Yusefzadeh became chairman of the board of Broadway & Seymour, Inc. ("Broadway & Seymour") upon its acquisition of Nu-Comp in June 1986 and remained in that position until November 1986. From 1986 to 1992, he worked for The Kirchman Corporation ("Kirchman"), first as president of the product and marketing strategies division, and later as president of both the independent banking group and the outsourcing division. Mr. Yusefzadeh currently serves as a member of the Executive Committee and as a non-voting member of the Compensation and Stock Option Committee.

       Ralph H. Reichard. Mr. Reichard joined Phoenix as a consultant and advisor in 1994. He officially joined the Company in January 1995 as President and Chief Operating Officer and he has served as a director of the Company since 1995. From 1990 to 1994, Mr. Reichard was the president of the banking business unit of Newtrend, L.P. ("Newtrend"), a software and outsourcing services provider to banks, thrifts and credit unions. He served on Newtrend's executive management committee and was responsible for the day-to-day operation and management of the banking software and outsourcing business. From 1989 to 1990, Mr. Reichard served as president and chief operating officer for the professional services division of Credit Card Software, Inc. He was president of research and development for Kirchman from 1987 to 1989. From 1983 to 1987, he was senior vice president and regional professional services manager for Broadway and Seymour.

       Clay E. Scarborough. Mr. Scarborough joined the Company in March 1996 as a Senior Vice President and Chief Financial Officer. From 1995 to 1996, he served as chief financial officer and senior vice president of Medifax, Inc., a health industry services company. From 1992 to 1995, he was chief financial officer and vice president of administration for A.D.A.M. Software, Inc., a multimedia software publishing company. In 1991, Mr. Scarborough served as vice president of finance at Gerber Alley Healthcare, a hospital information systems software company. From 1986 to 1991, Mr. Scarborough was employed by Digital Communication Associates, a publicly traded data communications technology company where he last served as director of finance. Mr.
Scarborough holds a M.B.A. from the Harvard Graduate School of Business Administration and is a certified public accountant.

       Raju M. Shivdasani. Mr. Shivdasani joined the Company in July 1996 as a Senior Vice President and as President of the International Division. From 1990 to 1996, he worked for Fiserv, Inc. where he served as group executive vice president of the bank services sector and president of CBS Worldwide, a banking software division. Mr. Shivdasani has over 25 years of experience working for companies in the banking software, service bureau and data center services industries.

       Michael R. Newes. Mr. Newes joined the Company in 1993 and serves as Senior Vice President of Worldwide Marketing. From 1990 to 1993, he was a senior vice president for OKRA Marketing Corporation ("OKRA"), a financial institutions database software marketing company. He worked with Mr. Yusefzadeh at both Nu-Comp and Kirchman and has nearly 25 years of experience in marketing, sales and customer support for technology companies.

       Harold C. Boughton. Mr. Boughton joined the Company in May 1996 as Senior Vice President of Domestic Business Development and is responsible for all domestic sales and marketing activities. From 1992 to 1996, Mr. Boughton worked for Fiserv, Inc., first as national sales manager for the CBS Service Bureau and later as national sales manager for InformEnt. From 1990 to 1992, he served as regional sales manager and national sales manager for DCR Technologies, an optical storage technology company.

       Gerald P. Nissen. Since February 1995, Mr. Nissen has served as Senior Vice President of Technology Services for Phoenix and has responsibility for the product development, customer support, documentation, quality assurance, networking services and disaster recovery services components of the Phoenix System. From 1992 to 1995, Mr. Nissen worked at Newtrend in the banking business unit where he served as senior vice president of product services and was responsible for product development, product support and consulting services.

       Twanna C. Soifer. Ms. Soifer joined the Company in 1993 as Senior Vice President of Client Services and is now responsible for the training and implementation of Phoenix System users. Prior to joining Phoenix, Ms. Soifer managed documentation for the Horizon Product for Systematics, Inc. from 1991 to 1993. From 1990 to 1991, she was a consultant for Prophet Management Information Services and for OKRA. Prior to 1990, Ms. Soifer held management positions at Kirchman and Broadway & Seymour.

       Ruann F. Ernst. Ms. Ernst has been a director of the Company since 1996 and currently serves as a member of the Compensation and Stock Option Committee. Since 1995, she has served as General Manager of the financial services business unit of Hewlett-Packard's Computer Systems Organization.
Ms. Ernst has worked for Hewlett-Packard for more than 13 years. From 1991 to 1993, she served as Director of Strategic Business for Hewlett-Packard's multiuser UNIX product line. In 1993, Ms. Ernst assumed the position of

Marketing Manager for Hewlett-Packard for the financial industry worldwide, as well as U.S. responsibility for the process, retail and oil and gas industries.

       Ronald E. Fenton. Mr. Fenton has been a director of Phoenix since 1993, currently serves as a member of the Executive Committee and is the Chairman of the Audit Committee. He has served as the president, chief executive officer and a director of BancSecurity Corporation since 1982 and the president, chief executive officer and director of Security Bank since 1976. Mr. Fenton is the chairman of the board of Story County Bank & Trust, Story City, Iowa and is the chairman of the board of Security Bank Jasper-Poweshiek, Kellogg, Iowa. He is also a director, executive committee member and former chairman of the board of Shazam, Inc. ("Shazam"), a regional electronic funds transfer network.

       William C. Hess. Mr. Hess has been a director of the Company since 1993 and currently serves as a member of the Audit Committee. Since 1984, he has been the president of Iowa Savings Bank, and since 1981, he has been chairman of the board of Sac City State Bank. He is also a director of Audubon State Bank, Iowa Savings Bank, Perry State Bank, Raccoon Valley State Bank and Home State Bank. Mr. Hess is a past director of Shazam, a past director of the Iowa Bankers Mortgage Association and Iowa Bankers Association and a past member of the board of directors of the Iowa Department of Banking.

       James C. Holly. Mr. Holly has been a director of Phoenix since 1993, currently serves as a member of the Executive Committee and is Chairman of the Compensation and Stock Option Committee. Since 1977, he has served as president, chief executive officer and director of Bank of the Sierra. He is also the current president of the California Independent Bankers Association. Mr. Holly holds an M.B.A. from the University of Wisconsin and was a commissioned officer in the United States Army (Armor).

       Paul A. Jones. Mr. Jones has been director of the Company since 1995 and currently serves as a member of the Compensation and Stock Option Committee.
He is the president, chief executive officer and a director of Glenview State Bank and was the president of such bank from 1986 to 1996. Mr. Jones is a director of Cummins-American Corp. and Cummins-Allison Corp.

       J. Michael Murphy. Mr. Murphy has been a director of Phoenix since 1993 and currently serves as a member of the Executive Committee. Since 1977, he has served as president of Drum Service Co. of Florida, a large steel drum reconditioning and recycling company. In 1995, he became the chairman of the board of Lochaven Federal Savings and Loan Association, Orlando Florida. He is the past president of the National Trade Association of Drum Reconditioners and was chairman of the board of the International Federation of Drum Reconditioners from 1990 to 1993. Mr. Murphy holds a M.B.A. from the Harvard Graduate School of Business Administration.

       Glenn W. Sturm. Mr. Sturm has been a director of the Company since 1996 and currently serves as a member of the Audit Committee. Mr. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as corporate chairman.

       O. Jay Tomson. Mr. Tomson has been a director of the Company since 1993 and was Chairman of the Board of the Company from August 1993 to February
1994. Since 1974, he has served as chairman and chief executive officer of First Citizens National Bank, and since 1977, he has been chairman of the board of First Citizens Financial Corporation. Mr. Tomson was a member of the Board of Directors of the Federal Reserve Bank of Chicago from 1980 to 1986.
He is a former director and president of Shazam.

DIRECTOR COMPENSATION

       Pursuant to the Company's 1996 Director Stock Option Plan (the "1996 Director Plan"), upon initial election to the Board and on each anniversary date of such election thereafter, each director will receive automatic grants of options to acquire 2,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. In addition, directors who serve on committees of the Board receive options to acquire 1,000 shares at such exercise price. See "-- Stock Option Plans." In addition, the Company currently pays all travel expenses and reimburses the directors for their out-of-pocket expenses related to their services as directors. Directors do not receive cash fees for their services as directors of the Company.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company's Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the year ended December 31, 1996. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                            ANNUAL COMPENSATION                         AWARDS
                                                      --------------------------------------------  --------------
                                                                                          OTHER        SECURITIES          ALL
                                                                                         ANNUAL        UNDERLYING         OTHER
                                          YEAR(1)     SALARY($)       BONUS($)(2)     COMPENSATION   OPTIONS/SARS(3) COMPENSATION($)
                                          -------     ---------       -----------     ------------   -------------------------------

Bahram Yusefzadeh .................        1996        196,544        100,000            10,656(4)          2,000        14,045(5)
   Chairman of the Board and ......        1995        194,795         19,000              --              78,985         7,538(6)
   Chief Executive Officer ........        1994        160,000         30,000(7)           --              22,567         5,847(8)

Ralph H. Reichard .................        1996        150,000         80,000              --               2,000         4,951(9)
   President and Chief Operating ..        1995        140,000           --                --              90,601          --
   Officer ........................        1994           --             --                --              58,078          --

Michael R. Newes ..................        1996        110,000         15,819(10)          --                --           2,554(11)
   Senior Vice President of .......        1995        107,436         36,474(12)          --              18,584          --
   Worldwide Marketing ............        1994        100,000          4,000(13)          --              45,797           400(14)

Gerald P. Nissen ..................        1996        113,333         30,000                              18,485         2,636
   Senior Vice President of .......        1995        100,833           --                --              43,094          --
   Technology Services ............        1994           --                               --                --            --

Clay E. Scarborough ...............        1996         85,500         42,000            26,850(15)        46,462         1,809(11)
   Senior Vice President and ......        1995           --             --                --                --            --
   Chief Financial Officer ........        1994           --             --                --                --            --


--------------------

(1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the information reported for 1995 is for the eleven months ended December 31, 1995 and the information reported for 1994 is for the twelve months ended January 31, 1995.
(2) Bonuses for each year include amounts earned for that year, even if paid in the subsequent year, and exclude bonuses paid during that year but earned for a prior year.
(3)      All figures in this column reflect options to purchase shares of Common
         Stock.
(4)      Represents automobile lease payments paid by the Company for Mr.
         Yusefzadeh.
(5) Includes $6,076 for long-term disability premiums paid by the Company, $1,584 for term life insurance paid by the Company for Mr. Yusefzadeh's beneficiaries, $3,211 for health insurance premiums paid by the Company for Mr. Yusefzadeh's dependents and $3,174 for Company contributions pursuant to the Profit Sharing Plan (as defined herein).
(6) Includes $2,887 for long-term disability premiums paid by the Company, $1,824 for term life insurance premiums paid by the Company for Mr. Yusefzadeh's beneficiaries and $2,827 for health insurance premiums paid by the Company for Mr. Yusefzadeh's dependents.
(7) Represents a bonus approved by the Board of Directors as reimbursement for expenses incurred by Mr. Yusefzadeh for expenses related to the start-up of the Company.

(8) Includes $3,803 for health insurance premiums paid by the Company, $1,644 for life insurance premiums paid by the Company for Mr. Yusefzadeh's beneficiaries and $400 for Mr. Yusefzadeh's imputed cost of excess life insurance.
(9) Represents health insurance premiums paid by the Company for Mr. Reichard's dependent and $3,174 for Company contributions pursuant to the Profit Sharing Plan (as defined herein).
(10) Reflects an incentive-based commission of which $10,725 was earned and paid in 1996 and $5,094 was earned in 1996 and paid in 1997.
(11)     Reflects the Company's contribution pursuant to the Profit Sharing
         Plan.
(12)     Reflects an incentive-based commission paid in Fiscal 1995.
(13)     Reflects a bonus earned in Fiscal 1994 but paid in Fiscal 1995.
(14)     Represents imputed cost of excess life insurance.
(15)     Represents a relocation allowance grossed up for taxes.

OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information concerning each grant of stock options to each of the Named Executive Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                               PERCENT OF
                                                 TOTAL
                                 NUMBER OF       OPTIONS                                   POTENTIAL REALIZABLE VALUE AT
                                 SECURITIES     GRANTED TO     EXERCISE                    ASSUMED ANNUAL RATES OF STOCK
                                 UNDERLYING     EMPLOYEES      OR BASE                  PRICE APPRECIATION FOR OPTION TERM(1)
                                  OPTIONS          IN           PRICE      EXPIRATION   -------------------------------------
       NAME                      GRANTED(#)    FISCAL YEAR      ($/SH)        DATE           5%($)          10%($)
       ----                      ----------    -----------      ------        ----           -----          ------

Bahram Yusefzadeh .......         2,000(2)          0.8%        $12.00        2001        $  6,624        $ 14,664
Ralph H. Reichard .......         2,000(2)          0.8          12.00        2001           6,624          14,664
Michael R. Newes ........            --              --             --          --              --              --
Gerald P. Nissen ........         3,485(3)          1.3           6.46        2003           7,675          17,489
                                 15,000(4)          5.8          12.00        2006         113,184         286,866
Clay E. Scarborough .....        46,462(5)         17.9           6.46        2006         188,731         478,340


--------------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "Commission"). There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(2) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents director stock options that are fully vested.
(3) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on March 6, 1996 and vest ratably on each of March 6, 1996, 1997 and 1998.
(4) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on June 28, 1996 and vest ratably on each of February 1, 1997, 1998, 1999 and 2000.
(5) Mr. Scarborough joined the Company in March 1996. Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on March 6, 1996 and vest ratably on each of March 6, 1996, 1997, 1998 and 1999.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

       The following table sets forth the number of options exercised and the value realized on such exercises during the year ended December 31, 1996 and the value of options held by the Named Executive Officers as of December 31, 1996.

              AGGREGATE OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                                        VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED                   IN-THE-MONEY
                                                                    SECURITIES UNDERLYING                 OPTIONS AT FISCAL
                                  SHARES                         OPTIONS AT FISCAL YEAR END(#)              YEAR END($)(1)
                                 ACQUIRED            VALUE       ----------------------------     -------------------------------
        NAME                   ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
        ----                   --------------     -----------    -----------    -------------     -----------       -------------

Bahram Yusefzadeh .......              --                --          28,716          52,269          $344,849          $654,147

Ralph H. Reichard .......              --                --          72,274          55,174           920,730           714,755

Michael R. Newes ........          45,797          $487,424          11,615           6,969           150,360            90,217

Gerald P. Nissen .........             --                --          18,702          40,553           239,605           404,545

Clay E. Scarborough .....              --                --          11,616          34,846           125,374           376,100


--------------------
(1) The closing price of the Common Stock on the Nasdaq National Market on December 31, 1996 was $17.25 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation and Stock Option Committee of the Board of Directors was formed on March 18, 1995. The current members of the Compensation and Stock Option Committee are Messrs. Holly and Jones and Ms. Ernst, and Mr. Yusefzadeh is a non-voting member. Mr. Holly is chairman of the Compensation and Stock Option Committee. Ronald E. Fenton was a member of the Compensation and Stock Option Committee during the year ended December 31, 1996. Neither Messrs. Holly, Jones or Fenton, nor Ms. Ernst has been an officer or employee of the Company at any time.

       Transactions with James C. Holly and Affiliates. James C. Holly, the president, chief executive officer and director of Bank of the Sierra, is a director of the Company, Chairman of the Compensation and Stock Option Committee and a member of the Executive Committee. In March 1994, the Company licensed the Phoenix System to Bank of the Sierra. Pursuant to the U.S. Bank Partners' Discount Program and because Bank of the Sierra was the second commercial installation site for the Phoenix System, Bank of the Sierra was given a discount with an aggregate value of approximately $354,000 on the customer and software support fees. During Fiscal 1995, the year ended December 31, 1996 and the five months ended May 31, 1997, the Company recognized revenues from Bank of the Sierra of approximately $275,000, $50,000 and $45,000 and received from Bank of the Sierra an aggregate of approximately $113,000, $136,000 and $38,000 (not including taxes or reimbursable expenses), respectively, pursuant to its licensing arrangement with Bank of the Sierra.
See "Certain Transactions."

       From November 1994 through January 1995, the Company sold a total of 628,610 shares of Common Stock to existing shareholders, employees, officers and directors at a price of $4.30 per share pursuant to a rights offering and certain preemptive rights (the "Rights Offering"). Pursuant to the Rights Offering, Bank of the Sierra purchased 38,044 shares of Common Stock at a price of $4.30 per share. In November 1994, Bank of the Sierra exercised options to purchase 18,585 shares of Common Stock at an exercise price of $1.08 per share and options to purchase 3,982 shares of Common Stock at an exercise price of $4.30 per share. These options were transferred from Mr. Holly, who was granted these options for his service as a director of the Company during 1993 and Fiscal 1994.

       Pursuant to the Rights Offering, Mr. Holly purchased 1,770 shares of Common Stock at a price of $4.30 per share in December 1994. In March 1994, Mr. Holly purchased, on his own behalf, 9,292 shares of Common Stock at a price of $1.08 per share. In May 1995, Bank of the Sierra exercised options to purchase 9,292 shares of Common Stock at an exercise price of $4.30 per share. These options were transferred from Mr. Holly, who was granted these options for his service as a director of the Company for Fiscal 1995. As of the date of this Prospectus, Mr. Holly held outstanding options to purchase 2,000, 3,000 and 4,000 shares of Common Stock that are currently exercisable at exercise prices of $12.00, $15.25 and $21.13, respectively, per share, which were granted pursuant to the 1996 Director Plan.

       In May 1994, the Company borrowed $250,000 from several of the U.S. Bank Partners, including Bank of the Sierra, for the purpose of purchasing furniture and equipment. The loan matured in May 1995, was secured by such furniture and equipment and bore interest at a rate of 9.0% per annum. The Company repaid the note in full in May 1995.

       Transactions with Paul A. Jones and Affiliates. Paul A. Jones, the president of Glenview State Bank, is a director of the Company and member of the Compensation and Stock Option Committee. In January 1995, the Company licensed the Phoenix System to Glenview State Bank. Pursuant to the U.S. Bank Partners' Discount Program, Glenview State Bank was given a discount with an aggregate value of approximately $164,000 on the initial license fee. During Fiscal 1995, the year ended December 31, 1996 and the five months ended May 31, 1997, the Company recognized revenues from Glenview State Bank of approximately $7,000, $776,000 and $241,000 and received from Glenview State Bank an aggregate of approximately $85,000, $430,000 and $121,000 (not including taxes or reimbursable expenses), respectively, pursuant to its licensing arrangement with the Company. As of the date of this Prospectus, Mr. Jones held outstanding options to purchase 9,292, 2,000 and 3,000 shares of Common Stock that are currently exercisable at exercise prices of $4.30, $12.00 and $21.13, respectively, per share.

       Transactions with Bahram Yusefzadeh. Pursuant to the Rights Offering and the exercise of options granted to Mr. Yusefzadeh for his service as a director of the Company, Mr. Yusefzadeh and an affiliate of Mr. Yusefzadeh were issued shares of capital stock of the Company in exchange for promissory notes which bore interest at a rate of 7.92% per year and were unsecured. The principal and interest on the notes were due and payable upon the consummation of the Company's initial public offering in July 1996. In July 1996, Mr. Yusefzadeh and his affiliate paid the Company approximately $1.3 million, plus accrued interest of approximately $159,000 to repay such notes in full. In January 1994, Mr. Yusefzadeh loaned an aggregate of $35,203 to the Company to finance the Company's purchase of certain office equipment. The loan was secured by such office equipment and was payable on demand with interest payable at 12% per annum. In July 1996, the Company repaid to Mr. Yusefzadeh the loan and accrued interest of approximately $46,000 from the proceeds of the Company's initial public offering.

       In May 1996, Mr. Yusefzadeh unconditionally guaranteed the Company's obligations under a line of credit and term loan. The Company paid off the line of credit and term loan from the proceeds of the Company's initial public offering, releasing Mr. Yusefzadeh from his guarantee. In addition, Mr. Yusefzadeh personally guaranteed the office lease for the Company's headquarters in Maitland, Florida (which terminated on March 31, 1997) and certain other leases for general office equipment. In Fiscal 1994 and Fiscal 1995, the Company used Mr. Yusefzadeh's personal American Express card for purchasing equipment and for other general business expenses, including travel expenses for directors and office supplies. The Company paid approximately $205,000 in Fiscal 1994 and approximately $175,000 in Fiscal 1995 to American Express directly in full reimbursement for the purchases by Mr. Yusefzadeh. As of the date of this Prospectus, Mr. Yusefzadeh held outstanding options to acquire 44,139, 2,000 and 2,000 shares that are currently exercisable at exercise prices of $4.74, $12.00 and $21.13, respectively, per share.

       Transactions with Ronald E. Fenton and Affiliates. Ronald E. Fenton, the president, chief executive officer and a director of BancSecurity Corporation ("BancSecurity"), is a director of the Company, Chairman of the Audit Committee and a member of the Executive Committee. Mr. Fenton was a member of the Compensation and Stock Option Committee from its inception until the annual meeting of the Board of Directors in May 1997. In February 1996, the Company licensed the Phoenix System to BancSecurity. During the year ended December 31, 1996 and the five months ended May 31, 1997, the Company recognized revenues from BancSecurity of approximately $521,000 and $47,000 and received from BancSecurity an aggregate of approximately $514,000 and $122,000 (not including taxes or reimbursable expenses), respectively, pursuant to its licensing arrangement with BancSecurity. Pursuant to the U.S. Bank Partners' Discount Program (as defined hereafter), BancSecurity was given a discount with an aggregate value of approximately $299,000 on the license and service fees. See "Certain Transactions." Pursuant to the Rights Offering, BancSecurity purchased 35,404 shares of Common Stock at a price of $4.30 per share in December 1994.

       In July 1995, Mr. Fenton exercised options to purchase 9,292 shares of Common Stock at a price of $4.30 per share. Pursuant to the Rights Offering, Mr. Fenton purchased 5,929 shares of Common Stock at a price of $4.30 per share in December 1994. In November 1994, Mr. Fenton exercised options to purchase 9,292 shares of Common Stock at a price of $1.08 per share and options to purchase 3,982 shares of Common Stock at a price of $4.30 per share. In September 1994, Mr. Fenton exercised options to purchase 9,293 shares of Common Stock at a price of $1.08 per share. As of the date of this Prospectus, Mr. Fenton held outstanding options to purchase 2,000, 3,000 and 4,000 shares of Common Stock that are currently exercisable at exercise prices of $12.00, $15.25 and $21.13, respectively, per share.

EMPLOYMENT AGREEMENTS

       Yusefzadeh Agreement. On December 28, 1995, Mr. Yusefzadeh and the Company entered into an employment agreement (the "Yusefzadeh Agreement") pursuant to which he will serve as the Chief Executive Officer of the Company. The Yusefzadeh Agreement provides that Mr. Yusefzadeh will receive a base salary of not less than $200,000 per year, plus incentive compensation as determined by the Compensation Committee based upon achievement of targeted levels of performance and such other criteria as the Compensation Committee shall establish from time to time, and an additional annual bonus as determined by the Compensation Committee. In addition, he may participate in the Phoenix International Limited, Inc. Stock Option Plan, dated October 21, 1995 (the "October 1995 Plan"), and will receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by the Company and other benefits of similarly situated employees. Mr. Yusefzadeh's base salary may be increased upon a periodic review by the Board of Directors or a committee thereof. The Yusefzadeh Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate Mr. Yusefzadeh's employment upon his death or disability or for cause, and Mr. Yusefzadeh can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Yusefzadeh's employment is terminated by the Company in breach of the Yusefzadeh Agreement or if Mr. Yusefzadeh terminates the Yusefzadeh Agreement for any reason after a change in control, the Company must pay Mr. Yusefzadeh one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination and must continue Mr. Yusefzadeh's life and health insurance until he reaches age 65, and Mr. Yusefzadeh's outstanding options to purchase Common Stock would vest and become immediately exercisable.

       In the Yusefzadeh Agreement, the Company also granted Mr. Yusefzadeh, with respect to his shares of Common Stock, piggyback and, after any termination of employment or if he is no longer a director of the Company, demand registration rights. See "Shares Eligible for Future Sale." Under the Yusefzadeh Agreement, Mr. Yusefzadeh agrees to maintain the confidentiality of the Company's trade secrets. Mr. Yusefzadeh agrees that for a period of two years, if he is terminated for cause, not to compete with or solicit employees or customers of the Company within the United States.

       Reichard Agreement. On December 28, 1995, Mr. Reichard and the Company entered into an employment agreement (the "Reichard Agreement") pursuant to which he will serve as the Chief Operating

Officer and President of the Company. The Reichard Agreement provides that Mr. Reichard will receive a base salary of not less than $140,000 per year, plus incentive compensation as determined by the Compensation Committee based upon achievement of targeted levels of performance and such other criteria as the Compensation Committee shall establish from time to time, and an additional annual bonus as determined by the Compensation Committee. In addition, he may participate in the October 1995 Plan and will receive health insurance for himself and his dependents, civic and social club dues, use of an automobile owned or leased by the Company and other benefits of similarly situated employees. Mr. Reichard's base salary may be increased upon a periodic review by the Board of Directors or a committee thereof. The Reichard Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice. The Company can terminate Mr. Reichard's employment upon his death or disability or for cause, and Mr. Reichard can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Reichard's employment is terminated by the Company in breach of the Reichard Agreement or if Mr. Reichard terminates the Reichard Agreement for any reason after a change in control, the Company must pay Mr. Reichard one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-day periods following the termination and must continue Mr. Reichard's life and health insurance until he reaches age 65, and Mr. Reichard's outstanding options to purchase Common Stock would vest and become immediately exercisable. Under the Reichard Agreement, Mr. Reichard agrees to maintain the confidentiality of the Company's trade secrets. Mr. Reichard also agrees for a period of two years, if he is terminated for cause, not to compete with or solicit employees or customers of the Company within the United States.

       Other Employment Agreements. During 1996, the Company entered into employment agreements with each of Messrs. Boughton, Newes, Nissen, Scarborough and Shivdasani and Ms. Soifer (collectively, the "Other Agreements"). Generally, the Other Agreements provide for a minimum base salary per year, and a bonus as determined by the Chief Executive Officer and President based upon achievement of targeted levels of performance and such other criteria as they shall establish from time to time. The agreements for Messrs. Boughton, Newes, and Shivdasani contain provisions for commission compensation paid in accordance with a commission plan established each year by the Chief Executive Officer and President. In addition, each employee may participate in the October 1995 Plan and will receive insurance and other benefits of similarly situated employees. Each of the Other Agreements, except for Mr. Scarborough's, have a term of one year that renews daily until either party fixes the remaining term at one year by giving written notice. The term of Mr. Scarborough's agreement is 18 months and renews daily until either party fixes the remaining term at 18 months by giving written notice. Generally, the Company can terminate each of the employees upon death or disability or for cause, and the employee can terminate his employment for any reason within one year of a change in control with adequate justification. If the employee's employment is terminated by the Company for any reason within one year after a change in control or if the employee terminates the agreement with adequate justification, the Company generally must pay the employee one-twelfth of his base salary and bonus for each of 12 (18 under Mr. Scarborough's employment agreement) consecutive 30-day periods following the termination and must continue the employee's life and health insurance for a specified period of time, and the employee's outstanding options to purchase Common Stock would vest and become immediately exercisable. For Mr. Scarborough, the Company would pay his base salary and bonus for each of 18 consecutive 30-day periods following the termination. Under the Other Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets. Typically, the employee also agrees for a period of one year, if he is terminated for cause or resigns without adequate justification, not to compete with or solicit employees or customers of the Company within the United States. Mr. Scarborough's non-compete and non- solicitation period is 18 months.

STOCK OPTION PLANS

       March 1995 Plan. In March 1995, the Board of Directors adopted, and the Company's shareholders approved, the Phoenix International Ltd., Inc. 1995 Stock Option Plan (the "March 1995 Plan"). As of May 31, 1997, options to acquire approximately 369,823 shares of Common Stock were outstanding under the March 1995 Plan. All of such options were issued at the fair market value of the Common Stock as determined by the Board of Directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company. Effective May 24, 1996, the Board of Directors and shareholders approved an amendment to the March 1995 Plan which reduced the number of authorized shares to 520,000, and the Board of Directors will not issue any additional options under the March 1995 Plan.

       October 1995 Plan. Effective October 21, 1995, the Board of Directors adopted and the Company's shareholders approved the October 1995 Plan, the primary focus of which is to provide an incentive to key employees who are in a position to serve the best interests of the Company. Under the October 1995 Plan, a stock option committee comprised of two independent directors has discretion to award either incentive stock options ("ISOs") within the meaning of Section 422 of the Code which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. Subject to the provisions of the October 1995 Plan, the stock option committee, in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for ISOs) and (iii) the duration of awards (which cannot exceed ten years from the date of grant or modification of the option). Effective May 24, 1996, the Board of Directors and the shareholders approved an amendment to the October 1995 Plan which increased the number of shares available for issuance pursuant to option grants to 250,000. On January 24, 1997, the Board of Directors approved and on May 16, 1997, the Company's shareholders approved an amendment to the October Plan increasing the number of shares available for issuance pursuant to option grants to 500,000. As of May 31, 1997, options to acquire 228,653 shares were outstanding under the October 1995 Plan. All of such options were issued at the fair market value of the Common Stock as determined by the Board of Directors based on the Company's financial condition and prospects at such time and recent sales of the securities of the Company.

       1996 Director Stock Option Plan. In June 1996, the Company adopted the 1996 Director Plan. The 1996 Director Plan provides for the granting of non-qualified stock options to the directors of the Company. The 1996 Director Plan authorizes the issuance of up to 99,000 shares of Common Stock pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The 1996 Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events affecting the Common Stock of the Company. The Board of Directors administers the 1996 Director Plan subject to certain limitations.

       The 1996 Director Plan provides for the grant of (i) options to purchase 2,000 shares to each director of the Company on the date of such director's election to the Board of Directors and on the anniversary date of such election and (ii) options to purchase 1,000 shares to each non-employee director of the Company on the date of such director's election to a committee of the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. Each option shall be exercisable in full beginning six months after the date of grant and shall expire five years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period. As May 31, 1997, options to acquire 59,000 shares of Common Stock were outstanding under the 1996 Director Plan.

PROFIT SHARING PLAN

       The Company maintains a tax-qualified profit sharing plan for eligible employees that includes a 401(k) component (the "Profit Sharing Plan"). All full-time employees are eligible to participate in the Profit Sharing Plan upon the attainment of age 21 and completion of six months of service. Under the Profit Sharing Plan, an employee may elect to defer a portion of his compensation by reducing his compensation by up to 20% and directing the Company to contribute such reduction to the Profit Sharing Plan. Each year, the Company will determine whether to make a discretionary matching contribution equal to a percentage, determined by the Company, not to exceed 100% of the employee's deferred compensation contribution. An employee must meet certain employment requirements to be eligible to participate in any such matching contribution made by the Company. The Company did not make any matching contributions during the year ended December 31, 1996. All contributions to the Profit Sharing Plan by or on behalf of employees are subject to annual limits prescribed by the Code.

                              CERTAIN TRANSACTIONS

       As an incentive to provide initial capital for the Company, the Company agreed to give certain pricing discounts to the U.S. Bank Partners on their initial contract with the Company if they licensed the Phoenix System for use in their banks (the "U.S. Bank Partners' Discount Program"). Pursuant to the U.S. Bank Partners' Discount Program, the Company agreed to provide two types of discounts: (i) a credit against the initial license fee equal to the amount of each U.S. Bank Partner's investment in the Company's capital stock and (ii) a 15% credit on the first five years of customer and software support fees. The Company has offered discounts on license fees totalling $855,000 in connection with U.S. Bank Partner's investment in the Company's capital stock since its inception. Discounts of $450,000 were used in 1996 and discounts of $300,000 were used in 1995, leaving a balance of $105,000 of available discounts as of December 31, 1996 and as of May 31, 1997. See Note 8 of Notes to Consolidated Financial Statements. The following is a description of transactions where discounts have been given pursuant to the U.S. Bank Partners' Discount Program to U.S. Bank Partners that have an affiliate serving as a member of the Company's Board of Directors. See "Management -- Compensation Committee Interlocks and Insider Participation" for a discussion of the transactions with BancSecurity, Glenview State Bank and Bank of the Sierra.

       In February 1994, the Company licensed the Phoenix System to First Citizens Financial Corporation ("FCFC"). Pursuant to the U.S. Bank Partners' Discount Program and because FCFC agreed for one of its banks to serve as the first commercial installation site of the Phoenix System, FCFC was given pricing concessions of approximately $477,000 on license fees, implementation fees and customer and software support fees. During Fiscal 1995, the year ended December 31, 1996 and the five months ended May 31, 1997, the Company recognized revenues from FCFC of approximately $55,000, $314,000 and $4,900, and received from FCFC an aggregate of approximately $114,000, $203,000 and $6,000 (not including taxes or reimbursable expenses), respectively, pursuant to its licensing arrangement with the Company. O. Jay Tomson, the chairman of the board and chief executive officer of First Citizens National Bank, the holding company for FCFC, is a director of the Company.

       In December 1995, the Company licensed the Phoenix System to Iowa Savings Bank. Pursuant to the U.S. Bank Partners' Discount Program, Iowa Savings Bank was given a discount with an aggregate value of approximately $123,000 on the initial license fee. During Fiscal 1995, the year ended December 31, 1996 and the five months ended May 31, 1997, the Company recognized revenues from Iowa Savings Bank of approximately $0, $102,000 and $14,000 and received from Iowa Savings Bank an aggregate of approximately $82,000, $47,000 and $4,000 (not including taxes or reimbursable expenses), respectively, pursuant to its licensing arrangements with the Company. William C. Hess, the president of Iowa Savings Bank, is a director of the Company.

       On March 5, 1997, the Company entered into a stock purchase agreement with Dyad whereby the Company purchased a minimal equity interest in Dyad. Dyad is in the process of developing automated loan and mortgage products, including associated software, hardware and documentation. Pursuant to the Company's agreement with Dyad, the Company has an option for one year to increase its equity interest in Dyad to no more than 10% of the outstanding shares of Dyad. As part of this transaction, the Company and Dyad entered into a license and distribution agreement (the "License Agreement") whereby the Company obtained the domestic rights to market, sell and license (on an exclusive basis to the Company's customers and on a non-exclusive basis to others) Dyad's products. In addition, the Company obtained the exclusive right to market, sell and license Dyad's products worldwide (outside of the U.S.), which exclusivity is contingent upon the Company satisfying certain specific revenue targets. The Company has paid Dyad a total of $700,000 pursuant to these agreements and is obligated to pay an additional advance under the License Agreement. It is the Company's intention to use approximately $800,000 of the net proceeds of this Offering to exercise its option in full and to make such additional advance payment. See "Use of Proceeds." Initially, the Company will keep all of the license fees generated from the Company's sale of Dyad's products; eventually, however, the Company will retain only a portion of such fees. Glenn W. Sturm, director, Secretary and General Counsel of the Company, is a shareholder and director of Dyad. Bahram Yusefzadeh, Chairman of the Board and Chief Executive Officer of the Company, is a director of Dyad.

       The transactions under the U.S. Bank Partners' Discount Program are on terms more favorable to officers, directors and principal shareholders of the Company than they could obtain in a transaction with an unaffiliated third party. Each of the transactions under the U.S. Bank Partners' Discount Program, the Unisys Agreement and with Dyad was approved by a majority of the independent directors of the Company, and any additional contracts under the U.S. Bank Partners' Discount Program or between the Company and Unisys or Dyad will be approved by a majority of the independent directors of the Company. All future transactions, except for contracts pursuant to the U.S. Bank Partners' Discount Program, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of independent directors of the Company and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

       The table below sets forth certain information regarding beneficial ownership of the Common Stock, as of May 31, 1997 and as adjusted to reflect the sale of shares offered hereby, by (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Shareholder. Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares of Common Stock indicated.


                                                         SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                           OWNED PRIOR TO                                 OWNED AFTER
                                                              OFFERING(1)                               OFFERING(1)(2)
                                                       -----------------------                       ---------------------
                                                                                     SHARES
NAME OF BENEFICIAL OWNER                               NUMBER          PERCENT       OFFERED          NUMBER       PERCENT
------------------------                               ------          -------       -------          ------       -------

Bahram Yusefzadeh(3) ..........................        1,097,416        27.5%        205,738          891,678        17.0%
SAFECO Corporation(4) .........................          268,300         6.8              --          268,300         5.2
Yusefzadeh Family Limited Partnership(3)(5) ...          236,861         6.0          42,500          194,361         3.7
Ronald E. Fenton(6) ...........................          229,071         5.8              --          229,071         4.4
James C. Holly(7) .............................          206,120         5.2              --          206,120         4.0
Glenn W. Sturm(8) .............................          194,232         4.9         113,238           80,994         1.5
Ralph H. Reichard(9) ..........................          152,786         3.8          26,262          126,524         2.4
Michael R. Newes(10) ..........................          146,909         3.7              --          146,909         2.8
William C. Hess(11) ...........................          137,735         3.5          10,000          127,735         2.5
Bahram and Laury Yusefzadeh Charitable
 Remainder Trust(3)(12) .......................          137,500         3.5         100,738           36,762           *
Paul A. Jones(13) .............................           72,943         1.8              --           72,943         1.4
O. Jay Tomson(14) .............................           57,431         1.5          24,000           33,431           *
First Citizens National Bank Charitable
  Foundation(14) ..............................           38,431         1.0          15,000           23,431           *
J. Michael Murphy(15) .........................           37,859         1.0              --           37,859           *
Gerald P. Nissen(16) ..........................           31,101           *              --           31,101           *
Merrell Bailey(17) ............................           29,325           *          10,000           19,325           *
Clay E. Scarborough(18) .......................           23,231           *              --           23,231           *
Iowa Savings Bank Charitable Foundation(11) ...           20,000           *           5,000           15,000           *
E & C's Charities(3)(19) ......................           12,500           *          12,500               --           *
Kanabec Credit Corporation(14) ................            8,000           *           4,000            4,000           *
Ruann F. Ernst(20) ............................            5,000           *              --            5,000           *
All directors and executive officers as a group
  (16 persons) ................................        2,300,008        53.2%        266,000        2,034,008        36.5%

----------
*      Less than 1%
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after May 31, 1997 or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.
(2)    Assumes no exercise of the Underwriters' over-allotment option.
(3) Mr. Yusefzadeh's address is c/o Phoenix International Ltd., Inc., 500 International Parkway, Heathrow, Florida 32746. Includes (i) 662,184 shares held in his name (50,000 shares of which are being sold as part of this Offering); (ii) 236,861 shares held by the Yusefzadeh Family Limited Partnership (the "Yusefzadeh Partnership") of which Mr. Yusefzadeh is the general partner (42,500 shares of which are being sold as part of this Offering); (iii) 137,500 shares held by the Bahram and Laury Yusefzadeh Charitable Remainder Trust (the "Trust"), of which Mr. Yusefzadeh is a director (100,738 shares of which are being sold as part of this Offering); (iv) 12,500 shares held in the name of E&C's Charities, of which Mr. Yusefzadeh is a director (all of which are being sold as part of this Offering); (v) options to acquire 44,139, 2,000 and 2,000 shares that are currently exercisable at an exercise price of $4.74,

       $12.00 and $21.13, respectively, per share; and (vi) 232 shares held by his daughter. Mr. Yusefzadeh disclaims beneficial ownership with respect to E&C's Charities' and his daughter's shares.
(4) As reported by SAFECO Corporation ("Safeco") in a Statement on Schedule 13F filed with the Commission as of March 31, 1997. In its Statement on
       Schedule 13F filed with the Commission, Safeco reports that it is a holding company for SAFECO Asset Management Company ("Safeco Management"), a registered investment adviser to several investment companies. As a result of its ownership of Safeco Management, Safeco may be deemed to be the beneficial owner of the shares of the Company's Common Stock managed by Safeco Management. Safeco specifically disclaims ownership over these shares of Common Stock. SAFECO Corporation's address is SAFECO Plaza, Seattle, Washington 98185.
(5) The Yusefzadeh Partnership's address is c/o Bahram Yusefzadeh, Phoenix International Ltd., Inc., 500 International Parkway, Heathrow, Florida 32746. The Yusefzadeh Partnership disclaims beneficial ownership with respect to all shares beneficially owned by Mr. Yusefzadeh other than through the Yusefzadeh Partnership.
(6) Mr. Fenton's address is c/o Security Bank, 11 North First Avenue, Marshalltown, Iowa 50158. Includes (i) 11,940 shares held by Mr. Fenton and his wife, as joint tenants; (ii) 3,838 shares held by his individual retirement account; (iii) options to acquire 2,000, 3,000 and 4,000 shares that are currently exercisable at an exercise price of $12.00, $15.25 and $21.13, respectively, per share and; (iv) 204,293 shares held in the name of BancSecurity Corporation. Mr. Fenton is the president, chief executive officer and a director of BancSecurity Corporation. Mr. Fenton disclaims beneficial ownership of the shares of Common Stock held by BancSecurity Corporation. BancSecurity Corporation's address is 11 North First Avenue, Marshalltown, Iowa 50158. BancSecurity Corporation disclaims beneficial ownership with respect to Mr. Fenton's shares.
(7) Mr. Holly's address is c/o Bank of the Sierra, 86 North Main Street, Porterville, California 93258. Includes (i) 11,062 shares held in his name; (ii) options to acquire 2,000, 3,000 and 4,000 shares that are currently exercisable at exercise prices of $12.00, $15.25 and $21.13, respectively, per share; and (iii) 186,058 shares held in the name of Bank of the Sierra. Mr. Holly is the president, chief executive officer and director of Bank of the Sierra. Mr. Holly disclaims beneficial ownership with respect to the shares of Common Stock held by Bank of the Sierra.
(8) Includes (i) 11,616 shares held in Mr. Sturm's name; (ii) options to acquire 11,616, 2,000, 1,000 and 3,000 shares that are currently exercisable at exercise prices of $4.30, $12.00, $15.25 and $21.13, respectively, per share; (iii) options to acquire 15,000 shares from Mr. Yusefzadeh that are currently exercisable at an exercise price of $17.00 per share; (iv) 137,500 shares held by the Trust, of which Mr. Sturm is a director (100,738 shares of which are being sold as part of this Offering) and (v) 12,500 shares held by E & C's Charities, of which Mr. Sturm is a director (all of which are being sold as part of this Offering). Mr. Sturm disclaims beneficial ownership with respect to the shares of Common Stock held by the Trust and E & C's Charities.
(9) Includes (i) 6,969 shares held in Mr. Reichard's name; (ii) 16,262 shares held by his individual retirement account (all of which are being sold as part of this Offering); (iii) options to acquire 96,230, 2,000 and 2,000 shares that are currently exercisable at exercise prices of $4.30, $12.00 and $21.13, respectively, per share; and (iv) 29,325 shares held by his wife (10,000 shares of which are being sold as part of this Offering). Mr. Reichard disclaims any beneficial ownership with respect to his wife's shares.
(10) Includes (i) 106,952 shares held in Mr. Newes' name; (ii) 26,019 shares held by his individual retirement account; and (iii) options to acquire 13,938 shares of Common Stock held by him which are currently exercisable at an exercise price of $4.30 per share
(11) Includes (i) 25,196 shares held in Mr. Hess's name (5,000 shares of which are being sold as part of this Offering); (ii) 5,111 shares held by his individual retirement account; (iii) options to acquire 9,292, 2,000 and 3,000 shares of Common Stock held in his name which are currently exercisable at exercise prices of $4.30, $12.00 and $21.13, respectively, per share; (iv) 64,286 shares held in the name of Community Grain Corporation, of which he is secretary and treasurer; (v) 2,950 shares held in the name of Raccoon Valley State
       Bank Charitable Fund, of which he is an officer and director; (vi)
       2,950 shares held in the name of Perry State Bank Charitable Fund, of which he is an officer and director; (vii) 2,950 shares held in the name of Sac City State Bank Charitable Fund, of which he is an officer and director; and (viii) 20,000 shares held in the name of Iowa Savings Bank Charitable Foundation, of which he is an officer and director (5,000 shares of which are being sold as part of this Offering). Mr. Hess disclaims beneficial ownership of the shares of Common Stock described in clauses (iv)-(viii) above.

(12) The Trust disclaims beneficial ownership with respect to all shares beneficially owned by Mr. Yusefzadeh other than through the Trust.
(13) Includes (i) options to acquire 9,292, 2,000 and 3,000 shares held by Mr. Jones which are currently exercisable at exercise prices of $4.30, $12.00 and $21.13, respectively, per share; and (ii) 58,651 shares held in the name of Cummins-American Corporation. Mr. Jones is a director of Cummins-American Corporation, and he and his immediate family control 94% of the voting stock of Cummins-American Corporation. Mr. Jones disclaims beneficial ownership of the shares of Common Stock held by Cummins-American Corporation.
(14) Includes (i) 7,000 shares held in Mr. Tomson's name (5,000 shares of which are being sold as part of this Offering); (ii) 38,431 shares held in the name of First Citizens National Bank Charitable
       Foundation, Inc. (15,000 shares of which are being sold as part of this Offering); (iii) options to acquire 2,000 and 2,000 shares of Common Stock held by him that are currently exercisable at exercise prices of $12.00 and $21.13, respectively, per share; and (iv) 8,000 shares held in the name of Kanabec Credit Corporation (4,000 shares of which are being sold as part of this Offering). Mr. Tomson is a director of First Citizens Financial Corporation and First Citizens National Bank Charitable Foundation, Inc., and he owns controlling interest in Kanabec Credit Corporation. Mr. Tomson disclaims beneficial ownership of the shares of Common Stock held by each these entities.
(15)   Includes (i) 22,567 shares held in the name of Murphy Family
       Partners; and (ii) options to acquire 9,292, 2,000, 1,000 and 3,000 shares held by him which are currently exercisable at exercise prices of $4.30, $12.00, $15.25 and $21.13, respectively, per share. Mr.
       Murphy is the trust protector of Murphy Family Partners and exercises sole voting and dispositive power over the shares held by Murphy
       Family Partners.
(16) Includes options to acquire 31,101 shares held by him which are currently exercisable at exercise prices ranging from $4.30 to $12.00 per share.
(17)   Ms. Bailey is married to Mr. Reichard.  See note (8) above.
(18) Includes options to acquire 2,000 and 3,000 shares that are currently exercisable at exercise prices of $12.75 and $21.13, respectively, per share.
(19) E & C's Charities disclaims beneficial ownership with respect to all shares beneficially owned by Mr. Yusefzadeh other than through E & C's Charities.
(20) Includes options to acquire 23,231 shares that are currently exercisable at an exercise price of $6.46 per share.

                          DESCRIPTION OF CAPITAL STOCK

       The following description of the capital stock of the Company is only a summary and is subject to the provisions of the Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

       Under the Articles of Incorporation, the Board of Directors has authority to issue 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of such series. The Company has no current plans to issue any shares of preferred stock. The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of preferred stock; accordingly, such rights conferred on holders of preferred stock that may be issued in the future under the Articles of Incorporation may adversely affect the rights of holders of the Common Stock. As of May 31, 1997, there were 3,944,692 shares of Common Stock of the Company outstanding.

COMMON STOCK

       Under the Articles of Incorporation, holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each shareholder is entitled to one vote per share on all matters to be voted upon and will not be entitled to cumulate votes for the election of directors. Holders of Common Stock will not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, will be entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All outstanding shares prior to the Offering will be, and all shares to be outstanding upon completion of the Offering will be, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock will be subject to any classes or series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

       The Articles of Incorporation provide that the Board of Directors shall be authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of the Offering, the Company will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock and, in certain circumstances, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock.

CLASSIFIED BOARD OF DIRECTORS

       The Articles of Incorporation divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors are elected at each annual meeting of shareholders. The classification of directors, together with other provisions in the Articles of

Incorporation and Bylaws that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. Currently, the terms of Class I directors expire in 2000, the terms of Class II directors expire in 1998 and the terms of Class III directors expire in 1999.

REMOVAL OF DIRECTORS AND FILLING VACANCIES

       The Articles of Incorporation provide that a director may be removed by shareholders only for cause. The Articles of Incorporation provide that this removal requires the approval of the holders of 66.67% of the total voting power of all outstanding securities of the Company then entitled to vote generally in all matters submitted to shareholders (the "Voting Stock"), voting together as a single class, subject to the rights of the holders of any class of preferred stock then outstanding to remove directors elected by such holders under specified circumstances or to vote separately as a class. Moreover, the Florida Act and the Articles of Incorporation also provide that, subject to any rights of holders of any class of preferred stock then outstanding, all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors, even if they do not constitute a quorum. When a director resigns from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER
PROPOSALS

       The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of shareholders of the Company. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with such deadline.

       The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

ANTI-TAKEOVER PROVISIONS UNDER THE FLORIDA ACT

       The Company is subject to several anti-takeover provisions under the Florida Act that apply to a public corporation organized under the Florida Act unless the corporation has elected to opt out of such provisions in its articles of incorporation or (depending on the provision in question) its bylaws. The Company has not elected to opt out of these provisions. The Florida Act contains a provision that prohibits the voting of shares in a publicly-held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) more than a majority of such voting power.

       The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless: (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of the corporation's outstanding voting shares.

LIMITATION OF LIABILITY; INDEMNIFICATION MATTERS

       Article 9 of the Bylaws requires the Company, to the fullest extent permitted or required by the Florida Act, to (i) indemnify its directors against any and all liabilities and (ii) advance any and all reasonable expenses, incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of the Company. Generally, the Florida Act permits indemnification of a director upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in the Bylaws is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses to which a director may be entitled under any written agreement, Board resolution, vote of shareholders, the Florida Act or otherwise.

       The Company has entered into agreements with each of its current directors and intends to enter into agreements with its current executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements provide that no indemnification or advancement of expenses shall be made (a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under the Florida Act; or (iv) willful misconduct or a conscious disregard for the just interests of the Company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Exchange Act, or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

       At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted under the Bylaws or the Florida Act.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

       No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. An increase in the number of shares of Common Stock that may become available for sale in the public market after the expiration of the restrictions described below could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

       The Company's directors, executive officers and certain of its shareholders, optionholders and warrantholders have agreed to enter into Lockup Agreements with the Underwriters providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, any securities convertible into or exercisable or exchangeable for Common Stock or any options to acquire Common Stock for a period of 180 days from the completion of the Offering, without the prior written consent of J.C. Bradford & Co. See "Principal and Selling Shareholders" and "Underwriting." As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 or Rule 701 under the Securities Act, shares subject to the Lock-up Agreements generally will not be eligible for sale until the Lock-up Agreements expire or their terms are waived by J.C. Bradford & Co. Assuming J.C. Bradford & Co. does not release the shareholders from the Lock-up Agreements, the following shares of Common Stock will be eligible for sale in the public market at the following times: upon completion of the Offering, approximately _______ shares (of which______ shares are eligible to be sold in accordance with Rule 144) will be immediately available for sale in the public market and _____ days after the completion of the Offering, approximately _______ shares will be eligible for sale pursuant to Rule 701 under the Securities Act and approximately ________ shares (all of which are held by affiliates of the Company) will be eligible for sale pursuant to Rule 144.

       In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of "restricted securities" from the Company or any "affiliate" of the Company, as those terms are defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 51,947 shares immediately after the Offering or approximately 54,220 shares if the Underwriters' over-allotment option is exercised in full), or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to ceratin restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

       As of May 31, 1997, the Company had granted pursuant to the March Plan, the October Plan, the 1996 Director Plan and otherwise and there remains outstanding options and warrants to purchase 826,476 shares of Common Stock out of a maximum of 1,121,603 shares of Common Stock reserved for those purposes. See "Management -- Stock Option Plans."

REGISTRATION RIGHTS

       Under the Yusefzadeh Agreement, upon the termination of Mr. Yusefzadeh's employment or in the event he is no longer a director of the Company for any reason, he may request registration for sale under the Securities Act of all or part of the Common Stock then held by him. However, the Company shall not be required to effect a demand registration under the Securities Act if: (i) the aggregate market value of the shares of Common Stock proposed to be registered does not equal or exceed $2,000,000; (ii) within 12 months prior to any such request for registration, a registration of securities of the Company has been effected in which Mr. Yusefzadeh had the right to participate;
(iii) the Company receives such request for registration within 180 days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Board of Directors prior to the Company's receipt of such request; or (iv) the Board of Directors reasonably determines in good faith that effecting such a demand registration at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company, or a merger, reorganization, recapitalization, or similar transaction materially affecting the capital structure or equity ownership of the Company which is actively being negotiated with another party whose identity is disclosed to Mr. Yusefzadeh; provided, however, that the Company may only delay a demand registration for a period not exceeding six months (or until such earlier time as such transaction is consummated or no longer proposed).

       In addition, under the Yusefzadeh Agreement, Mr. Yusefzadeh has unlimited piggyback registration rights if the Company proposes to make a registered public offering of any of its securities under the Securities Act, other than an offering pursuant to a demand registration or an offering registered on Form S-8, Form S-4 or comparable forms. At the written request of Mr. Yusefzadeh, the Company shall include in such registration and offering, and in any underwriting of such offering, all shares of Common Stock as may have been designated at his request.

       Mr. Yusefzadeh's registration rights are subject to reduction in certain circumstances and after reasonable negotiations among the managing underwriters, the Company and Mr. Yusefzadeh. Mr. Yusefzadeh is required to pay all transfer taxes, if any relating to the sale of his shares, the fees and expenses of his own counsel and his pro rata portion of any underwriting discount, fee or commission or the equivalent thereof. All other expenses shall be borne by the Company. The Company is also obligated to indemnify Mr. Yusefzadeh in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

       On June 12, 1996, the Company granted to each of William M. Toole and Mr. Newes, two of the Company's employees, registration rights with respect to 116,155 shares of Common Stock. For so long as the shares are subject to resale restrictions, each shareholder shall have the right to one demand registration of such shares under the Securities Act on Form S-8, provided the shareholder is employed at the time of his request and subject to other limitations such as any such registration not being adverse to the Company's interests. In addition, each shareholder has the right to one piggyback registration of the shares subject to certain limitations, including the right of the managing underwriters to object to inclusion of the shares in any such offering. The shareholders will pay their own expenses incurred in connection with such registration.

       In connection with the Company's initial public offering, the Company sold to J.C. Bradford & Co. warrants (the "Bradford Warrants"), to purchase 19,000 shares of Common Stock. In connection with the sale of the Bradford Warrants was the grant of certain registration rights with respect to the shares of Common Stock underlying such warrants. From July 1, 1997 to July 1, 2001, the holders of at least 50% of then-outstanding shares subject to the Bradford Warrants shall have the right to one demand registration of such shares under the Securities Act. In addition, between July 1, 1997 to July 1, 2003, the holders of the Bradford Warrants have the right to piggyback registration in any new registration statement filed by the Company, subject to certain limitations, including the right of the managing underwriters to object to the inclusion of the shares in any such offering. The Company shall pay the expenses of any such registration, and the Company is obligated to indemnify the holders of the Bradford Warrants, their officers and directors and persons who control such holder in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act.

                                  UNDERWRITING

       Pursuant to the Underwriting Agreement and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., Wheat, First Securities, Inc. and Advest, Inc., as representatives of the several Underwriters (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names.


                                                                                                      NUMBER
                                                                                                       OF
NAME OF UNDERWRITER                                                                                   SHARES
-------------------                                                                                  -------
J.C. Bradford & Co..............................................................................
Wheat, First Securities, Inc....................................................................
Advest, Inc.....................................................................................






                                                                                                     ---------
    Total.......................................................................................     1,520,000
                                                                                                     =========



       In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

       The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other dealers.
After the public offering, the public offering price and such concessions may be changed. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

       The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

       The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an aggregate of additional 228,000 shares of Common Stock to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 1,520,000 shares are being offered.

       The Company's executive officers, directors and certain of its shareholders, optionholders and warrantholders beneficially owning an aggregate of approximately __________ shares have agreed with the Underwriters not to offer, sell, loan, pledge or otherwise dispose of or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them prior to the expiration of a period of 180 days following the date of this Prospectus, without the prior written consent of J.C. Bradford & Co., except with respect to the grant and exercise of stock options granted or to be granted under the Company's stock option plans.

       The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

       In connection with this Offering, certain Underwriters and selling group members (if any) who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period"), determined in light of the timing of the pricing of the offering, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under the applicable rules of Regulation M. Rule 103 allows, among other things, an Underwriter or member of the selling group (if any) for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

       In connection with the Offering, the Underwriters and other persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

       From time to time, in the ordinary course of business, J.C. Bradford & Co. has provided and may in the future provide financial advisory or other services to the Company. To date, J.C. Bradford & Co. has not received additional compensation from the Company for such services. J.C. Bradford & Co. will receive a fee of $50,000 upon consummation of the Offering for financial advisory services rendered in connection with the Offering.


                                  LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn W. Sturm, a partner of Nelson Mullins Riley & Scarborough, L.L.P., beneficially owns 194,232 shares of Common Stock and serves as Secretary and a director of the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                     EXPERTS

       The consolidated financial statements of the Company at December 31, 1995 and 1996, and for the year ended January 31, 1995, the eleven months ended December 31, 1995 and the year ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol PHXX, and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the Common Stock, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are summaries, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

                        PHOENIX INTERNATIONAL LTD., INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                          ----

Unaudited Condensed Consolidated Balance Sheet as of March 31, 1997.................................      F-2
Unaudited Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 1996 and 1997........................................................      F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1996 and 1997........................................................      F-4
Notes to Unaudited Condensed Consolidated Financial Statements......................................      F-5
Report of Independent Auditors......................................................................      F-7
Consolidated Balance Sheets as of December 31, 1995 and 1996........................................      F-8
Consolidated Statements of Operations for the Year Ended
  January 31, 1995, the Eleven Months Ended December 31, 1995,
   and the Year Ended December 31, 1996 ............................................................      F-9
Consolidated Statements of Shareholders' Equity (Deficit) for
  the Year Ended January 31, 1995, the Eleven Months Ended
   December 31, 1995, and the Year Ended December 31, 1996..........................................      F-10
Consolidated Statements of Cash Flows for the Year Ended
  January 31, 1995, the Eleven Months Ended December 31, 1995,
   and the Year Ended December 31, 1996.............................................................      F-11
Notes to Consolidated Financial Statements..........................................................      F-12


                        PHOENIX INTERNATIONAL LTD., INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

ASSETS
Current assets:
  Cash and cash equivalents ......................................        $  4,770,815
  Accounts receivable, net of allowance for doubtful accounts
    of $50,000 ...................................................           1,667,900
  Unbilled accounts receivable ...................................           1,577,347
  Prepaid expenses and other current assets ......................             754,907
                                                                          ------------
         Total current assets ....................................           8,770,969
Property and equipment:
  Computer equipment and purchased software ......................           1,429,312
  Furniture, office equipment and leasehold improvements .........             890,656
                                                                          ------------
                                                                             2,319,968

  Accumulated depreciation and amortization ......................            (407,165)
                                                                          ------------
                                                                             1,912,803
Capitalized software costs, net of accumulated
  amortization of $571,351 .......................................           2,534,212
Other assets .....................................................             546,400
                                                                          ------------
         Total assets ............................................        $ 13,764,384
                                                                          ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

    Accounts payable .............................................        $    449,755
    Accrued expenses .............................................             510,243
    Note payable .................................................             250,000
    Capital lease, current portion ...............................             121,633
    Deferred revenue .............................................             899,453
                                                                          ------------
         Total current liabilities ...............................           2,231,084
Deferred revenue under economic development grant ................             190,000
Capital lease, long term portion .................................             595,219
                                                                          ------------
         Total long term liabilities .............................             785,219
Shareholders' equity:
    Common Stock, $0.01 par value:
    20,000,000 shares authorized, 3,864,374 issued
    and outstanding ..............................................              38,644
    Additional paid-in capital ...................................          10,850,528
    Stock subscription receivables ...............................             (83,443)
    Accumulated deficit ..........................................             (57,648)
                                                                          ------------
         Total shareholders' equity ..............................          10,748,081
                                                                          ------------
         Total liabilities and shareholders' equity ..............        $ 13,764,384
                                                                          ============



     See accompanying notes to unaudited condensed consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                      -------------------------
                                                         1996           1997
                                                      ----------     ----------
Revenues:
  License fees and other .........................    $1,127,607     $2,268,406
  Implementation, customer and software
    support and other service fees ...............       653,723      1,445,318
                                                      ----------     ----------
Total revenues ...................................     1,781,330      3,713,724

Expenses:

  Costs of license fees and other ................       131,029        219,737
  Costs of implementation customer and
    software support and other service fees ......       457,196        831,633
  Sales and marketing ............................       268,818        560,997
  General and administrative .....................       358,260        436,607
  Product development ............................       299,067        553,140
                                                      ----------     ----------
Total expenses ...................................     1,514,370      2,602,114

Other income (expense):

  Interest income ................................        28,647         74,788
  Interest expense ...............................        (1,081)        (5,389)
                                                      ----------     ----------
Income before income taxes .......................       294,526      1,181,009
Income tax expense ...............................       153,000        167,713
                                                      ----------     ----------
Net income .......................................    $  141,526     $1,013,296
                                                      ==========     ==========
Net income per share .............................    $     0.04     $     0.24
                                                      ==========     ==========

Weighted average shares outstanding ..............     3,298,444      4,286,640
                                                      ==========     ==========




     See accompanying notes to unaudited condensed consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                          -------------------------
                                                                            1996            1997
                                                                          ----------     ----------
OPERATING ACTIVITIES
Net income ........................................................       $  141,526     $1,013,296
    Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
        Depreciation and amortization .............................          108,360        216,891
        Provision for doubtful accounts ...........................               --         35,000
        Deferred taxes ............................................          153,000             --
        Changes in operating assets and liabilities:
            Accounts receivable ...................................         (138,303)      (767,164)
            Unbilled accounts receivable ..........................          (38,561)      (389,065)
            Interest receivable, related party ....................          (26,008)            --
            Prepaid expenses and other current assets .............          (25,569)      (206,528)
            Accounts payable ......................................          124,855         65,062
            Accrued expenses ......................................           76,438       (411,797)
            Deferred revenue ......................................         (125,467)      (102,964)
                                                                          ----------     ----------
Net cash provided by (used in) operating activities ...............          250,271       (547,269)

INVESTING ACTIVITIES
Purchases of property and equipment ...............................          (61,943)      (384,978)
Sale of short term investments ....................................               --      2,730,825
Changes in other assets ...........................................               --       (266,400)
Capitalized software costs ........................................         (313,278)      (673,363)
                                                                          ----------     ----------
Net cash provided by (used in) investing activities ...............         (375,221)     1,406,084

FINANCING ACTIVITIES
Payments of capital lease obligation ..............................               --         (9,657)
Net proceeds from issuance of common stock ........................           50,000        123,528
Cash payments for stock subscription receivable ...................               --         27,240
                                                                          ----------     ----------
Net cash provided by financing activities .........................           50,000        141,111

Net increase (decrease) in cash and cash equivalents ..............          (74,950)       999,926
Cash and cash equivalents at beginning of the period ..............          425,931      3,770,889
                                                                          ----------     ----------
Cash and cash equivalents at end of the period ....................       $  350,981     $4,770,815
                                                                          ==========     ==========




     See accompanying notes to unaudited condensed consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

1.       BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and "Selected Financial and Operating Data" for the year ended December 31, 1996.

2.       NET INCOME PER SHARE

         Net income per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding, using the treasury stock method, during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83, common stock issued for consideration below the public offering price and stock options issued with exercise prices below the public offering price during the twelve-month period preceding the initial filing and through the effective date of the Registration Statement have been included in the calculation of weighted average shares outstanding, using the treasury stock method, as if they were outstanding for all periods presented through June 30, 1996. Also see Note 5 "New Accounting Pronouncements" below.

3.       CERTAIN TRANSACTIONS

         On March 5, 1997, the Company entered into a stock purchase agreement with Dyad Corporation ("Dyad") whereby the Company purchased a minimal equity interest in Dyad. Dyad is developing automated loan and mortgage and financial services delivery products. Pursuant to the Company's agreement with Dyad, the Company has an option for one year to increase its equity interest in Dyad to no more than 10% of the outstanding shares of Dyad. In addition, the Company and Dyad entered into a license and distribution agreement (the "License Agreement") whereby the Company obtained certain rights to market, sell and license Dyad's products. The Company paid Dyad license fees upon execution of the License Agreement and is obligated to pay additional license fees in May 1997. License fees are classified as prepaid royalties against future sales of Dyad products. Two directors and shareholders of the Company are directors of Dyad and one is also a shareholder of Dyad.

4.       CAPITALIZED SOFTWARE COSTS

         The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." These costs include costs incurred internally to develop and enhance computer software products after technological feasibility has been established and include certain purchased software costs. Capitalized software costs include purchased software costs of $311,000 at March 31, 1997.

                        PHOENIX INTERNATIONAL LTD., INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

5.       NEW ACCOUNTING PRONOUNCEMENTS

In February 1997 the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined therein. "Basic earnings per share" is computed by dividing net income by weighted average shares outstanding and does not include potentially dilutive securities. "Diluted earnings per share" is computed by dividing net income by weighted average shares outstanding, including potentially dilutive securities using the treasury stock method based on the average stock price for the period. SFAS 128 will be effective for the Company's quarter and year ending December 31, 1997, and, upon effectiveness, all prior-period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application of the pronouncement earlier than the Company's quarter ending December 31, 1997 is not permitted.

Pro forma basic and diluted earnings per share for the quarters ended March 31, 1996 and 1997 calculated under the provisions of SFAS 128 are as follows:

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                            ------------------------
                                                            1996                1997
                                                            ----                ----
Basic earnings per share............................        $.05                $.26

Diluted earnings per share..........................        $.04                $.24




6.       SUBSEQUENT EVENTS

On May 15, 1997, the Company acquired Hampton Resources Limited, a New Zealand corporation, in exchange for 77,400 shares of Phoenix common stock. The Company intends to account for this acquisition under the pooling-of-interests method and not restate its financial statements for this insignificant transaction.

On May 16, 1997, the shareholders of the Company approved an amendment to the Company's Articles of Incorporation increasing the number of shares of common stock authorized for issuance to 50,000,000 and an amendment to the Company's 1995 Stock Option Plan increasing the number of shares reserved for issuance thereunder from 250,000 to 500,000.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Phoenix International Ltd., Inc.

We have audited the accompanying consolidated balance sheets of Phoenix International Ltd., Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended January 31, 1995, the eleven months ended December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phoenix International Ltd., Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the year ended January 31, 1995, the eleven months ended December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.



                                              ERNST & YOUNG LLP

Atlanta, Georgia
January 31, 1997

                        PHOENIX INTERNATIONAL LTD., INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,      DECEMBER 31,
                                                                         1995              1996
                                                                     -----------      ------------
ASSETS
Current assets:
  Cash and cash equivalents ...................................      $   425,931      $  3,770,889
  Investments .................................................               --         2,730,825
  Accounts receivable, net of allowance for doubtful
    accounts of $10,000 and $15,000 at December 31,
    1995 and 1996, respectively ...............................          328,693           935,736
  Unbilled accounts receivable ................................          108,320         1,188,282
  Interest receivable, related party ..........................          105,001                --
  Prepaid expenses and other current assets ...................          174,339           548,379
  Deferred tax asset ..........................................          390,769                --
                                                                     -----------      ------------
Total current assets ..........................................        1,533,053         9,174,111
Property and equipment:
  Computer equipment and purchased software ...................          522,571         1,088,509
  Furniture, office equipment and leasehold improvements ......          245,762           252,047
                                                                     -----------      ------------
                                                                         768,333         1,340,556
  Accumulated depreciation and amortization ...................         (191,826)         (447,128)
                                                                     -----------      ------------
                                                                         576,507           893,428
Capitalized software development costs, net of
  accumulated amortization of $107,647 and $446,572
  at December 31, 1995 and 1996, respectively .................        1,118,729         1,985,628
Other assets ..................................................               --            30,000
                                                                     -----------      ------------
Total assets ..................................................      $ 3,228,289      $ 12,083,167
                                                                     ===========      ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable ............................................      $   264,274      $    384,693
  Accrued expenses ............................................          279,521           922,040
  Note payable, related party .................................           35,203                --
  Payable to vendor ...........................................          140,000                --
  Deferred revenue ............................................        3,077,393         1,002,417
                                                                     -----------      ------------
Total current liabilities .....................................        3,796,391         2,309,150

Deferred revenue under economic development grant .............               --           190,000
Shareholders' equity (deficit):
  Preferred stock, $1.00 par value:
   10,000,000 shares authorized, none issued and
     outstanding ..............................................               --                --
  Common stock, $0.01 par value:
   20,000,000 shares authorized, 3,838,910 issued and
     outstanding at December 31, 1996 .........................               --            38,389
  Class A through E common stock, par values $0.0043
    to $4.30:
   12,750,000 total shares authorized, 2,992,330 shares
     issued and outstanding at December 31, 1995 ..............        1,671,190                --
   Additional paid-in capital .................................        2,368,470        10,727,255
   Stock subscription receivables .............................       (1,318,524)         (110,683)
   Accumulated deficit ........................................       (3,289,238)       (1,070,944)
                                                                     -----------      ------------
Total shareholders' equity (deficit) ..........................         (568,102)        9,584,017
                                                                     -----------      ------------
Total liabilities and shareholders' equity (deficit) ..........      $ 3,228,289      $ 12,083,167
                                                                     ===========      ============




         See accompanying notes to consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 ELEVEN
                                                         YEAR ENDED           MONTHS ENDED          YEAR ENDED
                                                         JANUARY 31,           DECEMBER 31,         DECEMBER 31,
                                                            1995                  1995                 1996
                                                         -----------           -----------          ------------
Revenues:
  License fees and other ...........................     $    57,776           $ 3,467,547          $  6,827,699
  Implementation, customer and software
   support and other service fees ..................         369,711             1,556,164             3,577,848
                                                         -----------           -----------          ------------

Total revenues .....................................         427,487             5,023,711            10,405,547

Expenses:
  Costs of license fees and other ..................              --               375,783               674,037
  Costs of implementation, customer
   and software support and other service fees .....         637,427             1,246,886             2,272,710
  Sales and marketing ..............................         358,948               983,290             1,377,353
  General and administrative .......................         981,930             1,058,190             1,822,871
  Product development ..............................       1,362,780               654,797             1,760,691
                                                         -----------           -----------          ------------

Total expenses .....................................       3,341,085             4,318,946             7,907,662

Other income (expense):
  Interest income ..................................          26,610               121,815               223,548
  Interest expense .................................         (19,366)              (12,060)              (19,231)
  Other income (expense) ...........................          75,989                (4,252)               (2,242)
                                                         -----------           -----------          ------------
Income (loss) before income taxes ..................      (2,830,365)              810,268             2,699,960
Income tax expense .................................              --               255,999               481,666
                                                         -----------           -----------          ------------

Net income (loss) ..................................     $(2,830,365)          $   554,269          $  2,218,294
                                                         ===========           ===========          ============

Net income (loss) per share ........................     $     (1.11)          $      0.17          $       0.59
                                                         ===========           ===========          ============

Weighted average shares outstanding ................       2,560,151             3,235,532             3,760,680
                                                         ===========           ===========          ============


         See accompanying notes to consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                          COMMON STOCK
                                          ALL CLASSES             ADDITIONAL       STOCK                           TOTAL
                                    -------------------------      PAID-IN      SUBSCRIPTION    ACCUMULATED     SHAREHOLDERS'
                                      SHARES         AMOUNT        CAPITAL      RECEIVABLES       DEFICIT     (DEFICIT) EQUITY
                                    ----------    -----------    ------------    -----------    -----------    ----------------
Balance, February 1, 1994 .........  2,137,251    $   526,000    $    285,686    $   (25,000)   $(1,013,142)   $  (226,456)
  Issuance of 139,386 shares of
    Class C common stock ..........    139,386        300,000              --             --             --        300,000
  Issuance of 605,046 shares of
    Class E common stock, net
    of issuance costs of $6,000 ...    605,046        651,117       1,478,566     (1,350,524)            --        779,159
  Payment on stock
    subscription receivable .......         --             --              --         25,000             --         25,000
  Issuance of stock options as
   compensation for services ......         --             --         333,250             --             --        333,250
  Net loss ........................         --             --              --             --     (2,830,365)    (2,830,365)
                                    ----------    -----------    ------------    -----------    -----------    -----------

Balance, January 31, 1995 .........  2,881,683      1,477,117       2,097,502     (1,350,524)    (3,843,507)    (1,619,412)
  Issuance of 23,231 shares of
   Class D common stock ...........     23,231        100,000              --             --             --        100,000
  Issuance of 87,416 shares of
    Class E common stock ..........     87,416         94,073         270,968             --             --        365,041
  Payment on stock
   subscription receivable ........         --             --              --         32,000             --         32,000
  Net income ......................         --             --              --             --        554,269        554,269
                                    ----------    -----------    ------------    -----------    -----------    -----------

Balance, December 31, 1995 ........  2,992,330      1,671,190       2,368,470     (1,318,524)    (3,289,238)      (568,102)
  Issuance of shares of Class E
   common stock from exercise
   of stock options ...............    170,269        183,230         137,940       (118,280)            --        202,890
  Conversion of Class A, B,C,
   D and E common stock into
   common stock, $0.01 par ........         --
   value ..........................                (1,822,794)      1,822,794             --             --             --
  Payment of stock subscription
   receivable .....................         --             --              --      1,318,524             --      1,318,524
  Payment on employee stock
   subscription receivable ........         --             --              --          7,597             --          7,597
  Common stock issued in
   connection with initial public
   offering, net of expenses ......    670,000          6,700       6,367,195             --             --      6,373,895
  Issuance of common stock
   from exercise of stock
   options ........................      7,473             75          32,094             --             --         32,169
  Repurchase and retirement of
   common stock ...................     (1,162)           (12)         (1,238)                                      (1,250)
  Net income ......................         --             --              --             --      2,218,294      2,218,294
                                    ----------    -----------    ------------    -----------    -----------    -----------

Balance, December 31, 1996 ........  3,838,910    $    38,389    $ 10,727,255    $  (110,683)   $(1,070,944)   $ 9,584,017
                                    ==========    ===========    ============    ===========    ===========    ===========





         See accompanying notes to consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              ELEVEN
                                                            YEAR ENDED      MONTHS ENDED       YEAR ENDED
                                                            JANUARY 31,     DECEMBER 31,      DECEMBER 31,
                                                               1995            1995              1996
                                                           -----------      -----------       -----------
OPERATING ACTIVITIES
Net income (loss) ............................             $(2,830,365)     $   554,269       $ 2,218,294
Adjustments to reconcile net income
 (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization ..............                  64,534          228,544           594,227
  Satisfaction of payable to vendor ..........                      --               --          (100,000)
  Stock options issued for compensation ......                 333,250               --                --
  Provision for doubtful accounts ............                      --           10,000             5,000
  Deferred taxes .............................                (200,444)        (190,325)          390,769
  Changes in operating assets and liabilities:
   Accounts receivable .......................                (260,530)         (78,163)         (612,043)
   Unbilled accounts receivable ..............                  (6,597)         (99,908)       (1,079,962)
   Interest receivable, related party ........                  (9,444)         (95,557)          105,001
   Prepaid expenses and other current assets .                 (81,572)         (79,350)         (374,040)
   Accounts payable ..........................                  45,504          127,613           120,419
   Accrued expenses ..........................                 119,552           56,732           642,519
   Deferred revenue ..........................               2,351,833          576,123        (2,074,976)
                                                           -----------      -----------       -----------

Net cash provided by (used in)
 operating activities ........................                (474,279)       1,009,978          (164,792)

INVESTING ACTIVITIES
Purchases of investments .....................                      --               --        (2,730,825)
Purchases of property and equipment ..........                (342,047)        (253,003)         (572,223)
Capitalized software development costs .......                 (93,001)      (1,133,375)       (1,205,824)
Increase in other assets .....................                      --               --           (30,000)
                                                           -----------      -----------       -----------

Net cash used in investing activities ........                (435,048)      (1,386,378)       (4,538,872)

FINANCING ACTIVITIES
Proceeds from short-term debt ................                 291,254               --           247,031
Payment on short-term debt ...................                      --         (310,000)         (322,234)
Economic development grant ...................                      --               --           190,000
Net proceeds from issuance of common stock ...               1,079,159          465,041         6,607,704
Cash payments for stock subscription
  receivables ................................                  25,000           32,000         1,326,121
                                                           -----------      -----------       -----------

Net cash provided by financing activities ....               1,395,413          187,041         8,048,622
Net increase (decrease) in cash and
 cash equivalents ............................                 486,086         (189,359)        3,344,958
Cash and cash equivalents at
 beginning of period .........................                 129,204          615,290           425,931
                                                           -----------      -----------       -----------

Cash and cash equivalents at end of period ...             $   615,290      $   425,931       $ 3,770,889
                                                           ===========      ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
Cash paid during the period for:
 Interest ....................................             $    14,942      $    12,060       $    56,406
                                                           ===========      ===========       ===========
 Income taxes ................................             $   200,444      $   313,984       $   481,666
                                                           ===========      ===========       ===========

SUPPLEMENTAL SCHEDULE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES
Equipment provided by vendor .................             $    78,644      $        --       $        --
                                                           ===========      ===========       ===========
Stock subscription receivable from sale of
 Class E stock ...............................             $ 1,350,524      $        --       $   118,280
                                                           ===========      ===========       ===========



         See accompanying notes to consolidated financial statements.

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

       Phoenix International Ltd., Inc. (the "Company"), formed on January 11, 1993, is a leading provider of highly adaptable, enterprise-wide client/server application software to the financial services industry. The Company's primary market focus in the United States is on middle market financial institutions and internationally is on those retail-oriented institutions located within Africa, Asia-Pacific, Europe, Latin America/Caribbean and the Middle East that have up to 300 branches and/or one million accounts.

PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

FISCAL YEAR

       The financial statements for 1996 include the twelve months of operations ended December 31, 1996. During 1995 the Company changed its fiscal year end from January 31 to December 31. Fiscal 1995 and fiscal 1994 correspond with the eleven months ended December 31, 1995 and the twelve months ended January 31, 1995, respectively.

       Comparative unaudited results of operations for the eleven months ended December 31, 1994 are as follows:

License fees and other ............................................................................          $    57,475
Implementation, customer and software support and other service fees ..............................              363,377
                                                                                                             -----------
  Total revenues ..................................................................................              420,852
Costs of license fees and other ...................................................................                   --
Costs of implementation, customer and software support and other service fees .....................              569,651
Sales and marketing ...............................................................................              341,915
General and administrative ........................................................................              881,471
Product development ...............................................................................            1,325,506
                                                                                                             -----------
  Total expenses ..................................................................................            3,118,543
Interest income ...................................................................................               17,266
Interest expense ..................................................................................              (17,096)
                                                                                                             -----------
Net loss before income taxes ......................................................................           (2,697,521)
Income tax expense ................................................................................                   --
                                                                                                             -----------
  Net loss ........................................................................................          $(2,697,521)
                                                                                                             ===========


USE OF ESTIMATES

       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

NET INCOME (LOSS) PER SHARE

       Net income (loss) per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the periods presented. Pursuant to Securities and Exchange Commission SAB 83, "cheap stock", or common stock issued for consideration below the public offering price and stock options issued with exercise prices below the public offering price during the twelve-month period preceding the initial filing of the Registration Statement, has been included in the calculation of

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

weighted average shares outstanding, using the treasury stock method, as if it had been outstanding for all periods presented through June 30, 1996.

       Historical net income (loss) per share calculated in accordance with Accounting Principles Board Opinion No. 15 (excluding the impact of "cheap stock") is as follows:

                                                         FISCAL                 FISCAL
                                                          1994                   1995                   1996
                                                    ----------------       ----------------      ------------------
Net income (loss) per share..................       $          (1.21)      $           0.18      $             0.60
Weighted average shares outstanding..........              2,330,391              3,029,251               3,715,171



REVENUE RECOGNITION

       Revenues are recorded in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Revenue is derived principally from the licensing of internally produced software and implementation and support services. When the Company receives payment in advance of delivering the products or providing services, these payments are deferred until earned. Software license revenue is recognized upon delivery and when no significant obligations remain as to the software system requirements. Implementation service revenue is recognized as earned over the service period. Support services are prebilled in advance, and revenue is recognized over the related period.

CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents as of December 31, 1996 include $190,000 received from a government municipality under a job growth incentive economic development agreement. The amount received under this agreement secures a letter of credit. Revenue has been deferred until the Company completes its obligations under this agreement.

PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to five years for computer equipment and purchased software and four to seven years for furniture and office equipment). Leasehold improvements are amortized over the related lease term.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

       The Company capitalizes certain software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs incurred internally to develop a computer software product are charged to product development expense when incurred until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Capitalization ceases upon general release to customers. After general release, capitalized costs are amortized using the greater of the amount computed using a) the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product or b) the straight-line method over the estimated useful life of the related product (currently five years). Amortization for fiscal 1995 and 1996 was $107,647 and $338,925, respectively, and is included in costs of license fees and other.

       Technological feasibility of the Phoenix System was established in December 1994. The Phoenix System was available for general release in June 1995.

ADVERTISING EXPENSE

       Advertising costs are expensed as incurred. The Company incurred $12,625, $116,196, and $90,432, and in advertising costs during fiscal 1994, fiscal 1995 and 1996, respectively.

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK BASED COMPENSATION

       The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes no compensation expense for stock option grants for which the terms are fixed. Compensation expense is recognized for increases in the estimated fair value of common stock for stock options with variable terms. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, the Company plans to continue to account for stock-based compensation in accordance with APB 25.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

       In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less that the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 in 1996 was not material to the financial statements.

2.     FINANCIAL INSTRUMENTS

CONCENTRATION OF CREDIT RISK

       Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, and trade accounts receivable.

       The Company's cash and cash equivalents at December 31, 1996 are deposited principally in a single financial institution. Investment accounts contain money market funds and short-term United States Treasury Bills.

       Accounts receivable are unsecured and are due under stated terms, from a small number of customers which are primarily in the banking business and generally subject to regulatory oversight. Credit risk with respect to trade accounts receivable is limited due to the license agreements generally requiring substantial prepayments.

FAIR VALUE

       The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and Cash Equivalents

       The carrying amount reported in the balance sheet approximates the fair value of cash and cash equivalents.

Investments

       Investments are classified as available-for-sale and are carried at amounts approximating their fair value. As of December 31, 1996, investments were comprised of short-term United States Treasury Bills with no unrealized gains or losses.

Accounts Receivable And Accounts Payable

       The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

                       PHOENIX INTERNATIONAL LTD., INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-Term Debt

       The carrying amount of the Company's borrowings approximate their fair value.

3.     SHORT-TERM OBLIGATIONS

                                                                                        DECEMBER 31,  DECEMBER 31,
                                                                                          1995          1996
                                                                                        -----------  ------------
Note Payable, related party - Note payable to a shareholder, collateralized by certain office equipment, paid with accrued
  interest in 1996 ...............................................................       $ 35,203        $  --
Payable to vendor--Payable to vendor represents non-interest bearing funds received from a major hardware manufacturer
  Repayment of $40,000 was in cash and repayment of $100,000 was satisfied by completing certain product development
  milestones .....................................................................        140,000           --



4.     LEASE COMMITMENTS

       The Company leases office space, equipment and furniture under noncancellable operating leases. Total rent expense for all operating leases was, $143,468, $181,868 and $320,526 in fiscal 1994, fiscal 1995, and 1996, respectively. Future minimum lease payments under noncancellable operating leases with terms of one year or more consisted of the following at December 31, 1996:


Years ending December 31,
 1997..................................         $   767,461
 1998..................................             980,210
 1999..................................             979,864
 2000..................................             992,800
 2001..................................           1,005,735
 Thereafter............................           5,555,796
                                                -----------

                                                $10,281,866
                                                ===========



5.     INITIAL PUBLIC OFFERING

       On July 1, 1996, the Company's registration statement relating to its initial public offering of 670,000 shares of common stock was declared effective by the Securities and Exchange Commission. On July 8, 1996, the Company completed the initial public offering, issued the common stock and received net proceeds of approximately $6.4 million (after deducting underwriting discounts of $0.6 million and offering costs of $1.1 million). On July 8, 1996, the Company received approximately $1,319,000 plus accrued interest of approximately $159,000 for payment of stock subscriptions receivable due from the CEO out of proceeds of shares sold by the CEO in the initial public offering.

6.     CAPITALIZATION

       On May 6, 1996, the Board of Directors approved a 2.3231-for-one share split of the Company's capital stock (classes A through E). In addition, the Company amended its articles of incorporation effective May 8, 1996 to reduce the par value of each of the Company's capital stock (classes A through E) in accordance with the stock split and to increase the number of authorized shares of Class A common stock to 1,500,000 shares. All share and per share amounts related to common stock have been retroactively restated to reflect the stock split for all periods presented.

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       On July 8, 1996, the Company filed amended and restated articles of incorporation authorizing 20,000,000 shares of common stock, par value $0.01 per share, and all outstanding shares of the Company's capital stock (classes A through E common stock) converted into common stock, on a share for share basis as approved on June 12, 1996 by the shareholders of the Company. This recapitalization did not change total shareholders' equity (deficit). Prior to the conversion the Company had the following authorized capital:

       Class A common stock, voting $0.0043 par value, 1,500,000 shares authorized
       Class B common stock, voting $0.43 par value, 10,000,000
         shares authorized
       Class C common stock, voting $2.15 par value, 200,000
         shares authorized
       Class D common stock, non-voting $4.30 par value,
         50,000 shares authorized
       Class E common stock, non-voting, $1.08 par value, 1,000,000 shares authorized at December 31, 1995 and 1,500,000 shares authorized at May 6, 1996

Differences in voting rights and other preferences of classes A through E of common stock expired upon the above conversion into a single class of common stock.

       The Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. The terms of preferred stock have not been designated and no shares have been issued.

7.     STOCK OPTIONS AND WARRANTS

       The Company has various stock option plans which authorize the Company's Board of Directors to grant employees, officers, and directors qualified and unqualified options to purchase shares of the Company's common stock. Exercise prices of stock options are determined by the Board of Directors and have been the estimated fair market value at the date of the grant for options granted to employees and 110% of estimated fair market value for options granted to the Company's chief executive officer.

       Stock option plans effective as of December 31, 1996 are the March 1995 Plan, the October 1995 Plan, and the 1996 Director Plan. Up to 520,000 shares of the Company's common stock may be issued pursuant to options granted under the March 1995 Plan; however, the Board does not intend to issue any additional shares under the March 1995 Plan. The October 1995 Plan authorizes the grant of options up to 500,000 shares of the Company's common stock, and the 1996 Director Plan authorizes the grant of options up to 99,000 shares of common stock.

       The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under FASB Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

       Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 1995 and fiscal 1996, respectively; risk-free interest rates of 6.06% and 6.33%; no dividend yield, weighted-average volatility factors of the expected market place of the Company's common stock of 0.00 and
0.13 and a weighted-average expected life of the option of 2.77 and 3.50 years. The volatility factors used are 0.00 for options issued prior to initial public offering of the Company's stock and 0.56 for options granted after the Company's initial public offering.

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                            FISCAL
                                             1995                 1996
                                         ------------         -------------
Pro forma net income..................   $    430,644         $   1,815,927
Pro forma net income per share,
  primary.............................   $       0.13         $        0.48



       Because SFAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

       A summary of the Company's option activity and related information follows:

                                                           WEIGHTED
                                                        AVERAGE EXERCISE
                                        OPTIONS              PRICE
                                       ---------        ----------------
Outstanding at February 1, 1994 ..           --                --
  Granted ........................      718,999            $ 1.47
  Exercised ......................     (152,992)           $ 1.44
  Canceled .......................     (360,078)           $ 1.08
                                       --------

Outstanding at January 31, 1995 ..      205,929            $ 2.17
  Granted ........................      495,865            $ 4.37
  Exercised ......................      (86,835)           $ 4.18
  Canceled .......................       (8,597)           $ 2.91
                                       --------

Outstanding at December  31, 1995.      606,362            $ 3.68
  Granted ........................      258,931            $11.24
  Exercised ......................     (177,739)           $ 1.99
  Canceled .......................      (30,696)           $ 4.47
                                       --------

Outstanding at December 31, 1996..      656,858            $ 7.08
                                       ========

       The weighted average fair value of options granted during fiscal 1995 and the year ended December 31, 1996 was $4.31 and $11.22, respectively.

       Exercise prices for options outstanding as of December 31, 1996 range from $4.30 to $17.50 per share.

       The following table as of December 31, 1996 sets forth by group of exercise price ranges, the number of shares, weighted average exercise price, and weighted average remaining contractual life of options outstanding, and the number and weighted average exercise price of options currently exercisable.


                                      OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                    -------------------------------------------------------------    ------------------------------
      RANGE OF                                                    WEIGHTED             NUMBER        WEIGHTED
      EXERCISE        NUMBER OF        WEIGHTED AVERAGE      AVERAGE CONTRACTUAL         OF           AVERAGE
       PRICES           SHARES          EXERCISE PRICE          LIFE (YEARS)           SHARES      EXERCISE PRICE
---------------------------------------------------------------------------------    ------------------------------
    $  4.30 - $ 6.46   450,733             $  4.63                  7.76                 236,559        $  4.48
    $ 12.00 - $17.50   206,125             $ 12.43                  8.76                  56,125        $ 12.52
---------------------------------------------------------------------------------    ------------------------------
    $  4.30 - $17.50   656,858             $  7.08                  8.08                 292,684        $  6.02
=================================================================================    ==============================

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Company issued warrants to purchase up to 19,000 shares of common stock at an exercise price of $14.40 per share to the underwriter of its initial public offering pursuant to the underwriting agreement. The warrants are exercisable from July 1997 to July 2001.

       At December 31, 1996, the Company had 5,127 and 69,000 shares available for future grant under the October 1995 Plan and 1996 Director Plan, respectively. The Company has reserved 749,985 shares of common stock for issuance upon exercise of options and warrants to purchase common stock.

8.     RELATED PARTY TRANSACTIONS

       The CEO of the Company had outstanding promissory notes (see Note 3) due him of $35,203 and accrued interest of $8,110 at December 31, 1995. The $1,318,524 stock subscription receivable at December 31, 1995 was due from the Company's CEO related to the issuance of 137,481 shares of Class E non-voting common stock. Interest of $105,001 was receivable on this stock subscription at December 31, 1995. In July 1996 following the Company's initial public offering the Company repaid the promissory note and accrued interest payable to the CEO and the Company received payment of stock subscription receivables and accrued interest out of proceeds of shares sold by the CEO in the initial public offering.

       To encourage certain bank shareholders' initial investment in the Company, the Company offered a discount, equal to the shareholders' initial investment, to be applied toward the license fee if and when the shareholders licensed the Phoenix System for use in their normal course of operations. Discounts offered since inception total $855,000. Discounts of $300,000 were used in fiscal 1995 and discounts of $450,000 were used in 1996, leaving a balance of $105,000 of available discounts at December 31, 1996. License fee revenue of $326,700 and $744,900, net of discounts used, was recorded in fiscal 1995 and 1996, respectively, under license agreements with shareholder banks. Implementation, support revenues, and other services of $116,300, $254,200 and $1,060,000 recorded in fiscal 1994, fiscal 1995 and 1996, respectively, were from shareholder banks.

9.     INCOME TAXES

       Significant components of the provision for income taxes are as follows:

                                                  FISCAL           FISCAL
                                                   1994             1995            1996
                                                ----------       ----------       ---------
Current foreign expense..................       $  200,444       $  446,324       $  90,897
Deferred foreign expense (benefit).......         (200,444)        (190,325)        390,769
                                                ----------       ----------       ---------

Total taxes..............................       $        -       $  255,999       $ 481,666
                                                ==========       ==========       =========

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                           DECEMBER 31,      DECEMBER 31,
                                                               1995            1996
                                                           -----------      -----------
Deferred income tax liabilities:
  Tax over book depreciation ..........................    $    (1,664)     $   (52,958)
  Capitalized software ................................       (435,186)        (946,126)
                                                           -----------      -----------
    Total tax liabilities .............................       (436,850)        (999,084)

Deferred income tax assets:
  Amortization of capitalized software ................             --          215,591
  Deferred revenue ....................................        801,744               --
  Foreign tax credit carryforwards ....................        514,428          737,664
  Research and development credit carryforwards .......        111,346          198,236
  Net operating loss carryforwards ....................      1,058,461        2,224,720
  Other ...............................................          4,772           32,540
                                                           -----------      -----------
    Total tax assets ..................................      2,490,751        3,408,751
Valuation allowance for deferred income tax assets ....     (1,663,132)      (2,409,667)
                                                           -----------      -----------

Net deferred income tax assets ........................    $   390,769      $        --
                                                           ===========      ===========



       The net deferred income tax assets at December 31, 1995 represent foreign withholding taxes paid upon remittance of cash by the Company's customers but prior to recognition of revenue by the Company and therefore relate to deferred revenue.

       The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                                              FISCAL            FISCAL
                                               1994              1995          1996
                                            -----------      -----------     ---------
Tax at U.S. statutory rates ............    $  (962,324)     $   275,491    $  944,986
Foreign withholding taxes ..............             --          255,999        90,897
State taxes ............................       (110,384)          31,600       105,298
Tax credits ............................       (263,402)        (346,571)     (310,127)
Non-deductible compensation expense ....        129,634               --            --
Restricted stock compensation ..........             --                     (1,078,362)
Other ..................................        (22,060)          13,833       (17,561)
Change in valuation allowance ..........      1,228,536           25,647       746,535
                                            -----------      -----------    ----------

 Total tax expense .....................    $        --      $   255,999    $  481,666
                                            ===========      ===========    ==========



       At December 31, 1996, the Company has net operating loss carryforwards of approximately $5,700,000 for federal income tax purposes that expire approximately $1,000,000 in 2008, $900,000 in 2009, $1,100,000 in 2010, and
$2,700,000 in 2011. The tax benefit related to approximately $2,800,000 of the net operating loss

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

carryforwards will result in a credit to shareholders' equity when realized. The Company also has research and development tax credit carryforwards of approximately $198,000 that expire in years 2008 through 2011 and foreign tax credit carryforwards of approximately $738,000 that expire in years 2000 through 2003. Due to uncertainties related to the Company's ability to generate sufficient taxable income in the future to realize the benefit of net deferred income tax assets related principally to these carryforward items, the Company has recorded a valuation allowance against deferred tax assets based on management's belief that it is more likely than not that the deferred tax assets for which the valuation allowance has been recorded will not be realized. The annual utilization of net operating loss carryforwards to offset future taxable income may be limited due to changes in the ownership of the Company.

10.    EMPLOYEE BENEFITS

       The Company maintains a 401(k) plan that covers substantially all employees. The Company may, at its discretion, contribute by matching employee deferrals. Defined contributions are limited to the maximum amount deductible under the Internal Revenue Code. The Company did not make contributions to the plan in fiscal 1994, fiscal 1995, or 1996. The Company has a profit sharing plan covering substantially all employees under which the Company may make discretionary contributions. Contributions to the profit sharing plan, as determined by the Board of Directors, were $80,000 related to 1996. The Company did not make contributions to the profit sharing plan in fiscal 1994 or fiscal 1995.

11.    MAJOR CUSTOMERS AND EXPORT SALES

       Sales to major customers, as a percentage of total revenues, are as follows:

                                                            FISCAL 1994             FISCAL 1995             1996
                                                          ----------------       ------------------       ---------
Customer A........................................               -                       -                   16%
Customer B........................................               -                      19%                  16%
Customer C........................................               -                      43%                   -
Customer D........................................              16%                      -                    -
Customer E........................................              15%                      -                    -


       Export sales from the United States, as a percentage of total revenues were 33% in fiscal 1994, of which 26% represents sales to Latin and South America and 7% to the Pacific Rim. Export sales from the United States, as a percentage of total revenues were 70% in fiscal 1995, of which 63% represents sales to Latin and South America and 7% to the Pacific Rim, and 53% in 1996, of which 42% represents sales to Latin and South America, 7% to the Pacific Rim and 4% to Africa.

                        PHOENIX INTERNATIONAL LTD., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    QUARTERLY FINANCIAL DATA (unaudited)

                                                                  THREE MONTHS ENDED
                                         ---------------------------------------------------------------
                                           MARCH 31,        JUNE 30,       SEPTEMBER 30,    DECEMBER 31,
                                           1995 (1)          1995 (2)         1995              1995
                                         -----------       ----------      -----------       -----------
CALENDAR 1995 (1)
Revenues                                 $    90,745       $3,199,852      $   788,767       $   950,982
Gross profit                                (132,077)       2,747,471          311,759           405,365
Operating income (loss)                     (704,260)       2,055,039         (409,230)         (476,385)
Net income (loss)                           (605,973)       1,826,465         (377,437)         (445,322)
Net income (loss) per share (3)          $     (0.20)      $     0.57      $     (0.12)      $     (0.14)
Weighted average shares outstanding        3,076,813        3,231,943        3,146,234         3,262,362


                                                                  THREE MONTHS ENDED
                                         ----------------------------------------------------------------
                                           MARCH 31,         JUNE 30,      SEPTEMBER 30,      DECEMBER 31,
                                            1996              1996            1996             1996 (4)
                                         -----------       ----------      -----------       ------------
1996
Revenues                                 $ 1,781,330       $2,101,707      $ 2,885,180       $ 3,637,330
Gross profit                               1,193,105        1,454,133        2,093,132         2,718,430
Operating income                             266,960          397,298          746,527         1,087,100
Net income                                   141,526          351,450          558,567         1,166,751
Net income per share (3)                 $      0.04       $     0.10      $      0.14       $      0.28
Weighted average shares outstanding        3,298,444        3,385,939        4,116,868         4,231,869


(1)    In 1995, Phoenix changed its fiscal year end from January 31 to December
       31. However, the information above for the quarter ended March 31, 1995 consists of three months, including the month of January 1995.

(2) License fee and other revenue was $2.8 million for the quarter ended June 30, 1995 in large part due to license fees of $2.1 million from a single foreign customer (which includes approximately $205,000 in foreign withholding taxes that are payable by that customer) and from the recognition of revenue from the backlog of customers with whom Phoenix had signed contracts while the Phoenix System was under development.

(3) Due to the use of the treasury stock method in the calculation of average shares outstanding, the sum of net income per share for the four quarters of 1996 and calendar 1995 does not equal net income per share for those respective years.

(4) License fees and other revenue was $2.6 million for the quarter ended December 31, 1996 which included $1.55 million to a single reseller under a distribution license agreement.


13.    EMPLOYMENT AGREEMENTS

       The Company has entered into employment agreements with its senior executives. Each agreement commits the Company to various obligations if the employee is terminated without cause or if there is a change in the control of the Company. The major obligations are for salaries and bonus, healthcare premiums, and the vesting of previously granted stock options.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               ------------------



                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----

Prospectus Summary............................................................................................     3
Recent Developments...........................................................................................     8
Risk Factors .................................................................................................     9
Use of Proceeds...............................................................................................    17
Capitalization................................................................................................    18
Price Range of Common Stock and Dividend Policy...............................................................    19
Selected Consolidated Financial and Operating Data............................................................    20
Management's Discussion and Analysis of Financial Condition and Results of Operations.........................    22
Business......................................................................................................    29
Management....................................................................................................    45
Certain Transactions..........................................................................................    55
Principal and Selling Shareholders............................................................................    57
Description of Capital Stock..................................................................................    60
Shares Eligible for Future Sale...............................................................................    63
Underwriting..................................................................................................    65
Legal Matters.................................................................................................    66
Experts.......................................................................................................    67
Additional Information........................................................................................    67
Index to Consolidated Financial Statements....................................................................   F-1


================================================================================

================================================================================




                                1,520,000 SHARES




                                     [LOGO]


                                  COMMON STOCK







                            ------------------------
                                   PROSPECTUS
                            ------------------------








                              J.C. Bradford & Co.

                           Wheat First Butcher Singer

                                  Advest, Inc.







                              ______________, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities registered hereby. No portion of such expenses will be borne by the Selling Shareholders.



       Securities and Exchange Commission registration
         fee ......................................................        $   10,992
       NASD filing fee ............................................             4,128
       Nasdaq National Market listing fee .........................            17,500
       Printing and engraving .....................................           125,000
       Accounting fees and expenses ...............................           135,000
       Blue sky fees and expenses .................................             5,000
       Legal fees and expenses ....................................           650,000
       Miscellaneous ..............................................           152,380
                                                                           ----------

          Total ...................................................        $1,100,000
                                                                           ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Article 607.0850 of the Florida Business Corporation Act (the "Florida Act") and Article 9 of the Company's Amended and Restated Bylaws (the "Bylaws") permit the Company to indemnify a present or former director of the Company for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification may be made with respect to any matter as to which the actions of such director shall have been adjudged to constitute: (i) a violation of criminal law, unless the individual had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful; (ii) a transaction from which the individual derived an improper personal benefit; (iii) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act, which relates to unlawful distribution of Company assets, are applicable; or (iv) willful misconduct or conscious disregard of the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Moreover, in the case of actions brought by or in the right of the Company, indemnification may be made if the person acted in good faith, and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable, unless, and only to the extent that, the court in which the judgment was made or another court of competent jurisdiction determines that such person is entitled to indemnification.

       The Company has entered into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements provide that no indemnification or advancement of expenses shall be made (a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit;
(iii) an unlawful distribution or dividend under the Florida Act; or (iv) willful misconduct or a conscious disregard for the joint interests of the Company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

       The Company has purchased a standard policy of directors' and officers' liability insurance covering directors and officers of the Company with respect to liabilities incurred as a result of their service in such capacities and has purchased a rider to that policy covering liabilities under federal and state securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

       The share numbers presented below are provided with respect to the shares of Class E Common Stock which were subject to a recapitalization of the Company's capital stock on a share for share basis into Common Stock upon the closing of a Company's initial public offering in July 1996 and reflect the 2.3231-for-one stock split in the form of a 132% stock dividend on all shares of capital stock of the Company outstanding on May 6, 1996.

       From February 1994 through May 31, 1996, the Company sold a total of 293,758 shares of Class E Common Stock to employees, officers, directors and service providers of the Company. These sales were made pursuant to the exercise of options granted by the Company under its Stock Option Plans to these employees, officers, directors and service providers. The option exercise prices range from $1.08 per share to $4.74 per share. The aggregate consideration received by the Company for these shares of Class E Common Stock was $748,434.

       From November 1994 through January 1995, the Company sold a total of 628,610 shares of Class E Common Stock to existing shareholders, employees, officers and directors of the Company at a price of $4.30 per share pursuant to a rights offering and certain preemptive rights associated therewith. Each of the investors was either an accredited investor or known personally by officers of the Company prior to the transaction. The aggregate consideration paid by the investors for these shares of Class E Common Stock was $2,111,930.

       The Company entered into an Agreement of Merger and Amalgamation Proposal dated as of May 15, 1997 (the "Agreement") whereby the Company acquired Priority Solutions through the merger of Priority Solutions with and into Phoenix A.P. Limited. Phoenix A.P. Limited acquired all of the issued and outstanding shares of Priority Solutions and certain debt owed by Priority Solutions from its shareholders, Brian Leigh Thomas and Elizabeth Carolyn Swanston, in exchange for 77,400 shares of Common Stock. Ms. Swanston and Mr. Thomas entered into employment agreements with Phoenix A.P. Limited and in connection with such employment, the Company granted to Ms. Swanston and Mr. Thomas an aggregate of 150,000 options to purchase shares of Common Stock which vest on the fifth anniversary of the date of grant, subject to earlier vesting upon the attainment of certain performance goals.

       Each issuance of securities described above was made in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D, Regulation S and Rule 701, as promulgated by the SEC pursuant to the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (A)  EXHIBITS

1.1        Underwriting Agreement.*

2.1 Agreement of Merger and Amalgamation Proposal by and among the Company, Hampton Resources Limited, PSL Acquisition Limited, Brian Lee Thomas and Elizabeth Carolyn Swanston, dated May 15, 1997 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, dated May 28, 1997, File No. 0-20937).

3.1 Amended and Restated Articles of Incorporation as amended by the Articles of Amendment to Amended and Restated Articles of Incorporation as filed with the Secretary of State of Florida on May 28, 1997.

3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Form 10-Q, dated August 14, 1996, File No. 0-20937 (the "Second Quarter 1996 10-Q")).

4.1 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws defining the rights of the holders of Common Stock of the Company.

4.2        Specimen Common Stock Certificate (incorporated by reference to
           Exhibit 4.2 of the Company's Registration Statement on Form S-1 (Registration No. 333-03355), as declared effective by the Securities and Exchange Commission on July 1, 1996 (the "Registration Statement")).

5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Company, as to the legality of the shares being registered.*

10.1 Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of March 18, 1995 (incorporated by reference to Exhibit
           10.12 of the Registration Statement).

10.2 Amendment, dated May 24, 1996, to the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective March 18, 1995 (incorporated by reference to Exhibit 10.43 of the Registration Statement).

10.3 Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of October 21, 1995 (the "October Plan") (incorporated by reference to Exhibit 10.13 of the Registration Statement).

10.4 Amendment, dated May 24, 1996, to the October Plan (incorporated by reference to Exhibit 10.44 of the Registration Statement).

10.5 Second Amendment, dated as of January 24, 1997, to the October Plan (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on December 31, 1996 and as amended by the Company's Registration Statement on Form S-8, as filed on July 3, 1997 (the "Form S-8")).

10.6 Revised Form of Stock Option Agreement for the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective October 21, 1995 (incorporated by reference to Exhibit 10.45 of the Registration Statement).

10.7 Phoenix International Ltd., Inc. 1996 Director Stock Option Plan (incorporated by reference to Exhibit 10.46 of the Registration Statement).

10.8 Form of Stock Option Agreement under the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan (incorporated by reference to
           Exhibit 4.7 of the Form S-8).

10.9 Form of the Company's Director Indemnity Agreement (incorporated by reference to Exhibit 10.47 of the Registration Statement).

10.10 Employment Agreement by and between the Company and Bahram Yusefzadeh, dated December 28, 1995 (incorporated by reference to
           Exhibit 10.14 of the Registration Statement).

10.11 First Amendment to Employment Agreement by and between the Company and Bahram Yusefzadeh, dated May 22, 1996 (incorporated by reference to Exhibit 10.15 of the Registration Statement).

10.12 Employment Agreement by and between the Company and Ralph Reichard, dated December 18, 1995 (incorporated by reference to Exhibit 10.16 of the Registration Statement).

10.13 First Amendment to Employment Agreement by and between the Company and Ralph Reichard, dated May 22, 1996 (incorporated by reference to
           Exhibit 10.17 of the Registration Statement).

10.14 Employment Agreement by and between the Company and Clay E. Scarborough, dated May 23, 1996 (incorporated by reference to Exhibit
           10.18 of the Registration Statement).

10.15 Employment Agreement by and between the Company and Michael R. Newes, dated April 12, 1996 (incorporated by reference to Exhibit 10.19 of the Registration Statement).

10.16 Employment Agreement by and the between the Company and Gerald P. Nissen, dated April 12, 1996 (incorporated by reference to Exhibit
           10.20 of the Registration Statement).

10.17 Employment Agreement by and between the Company and Twanna C. Soifer, dated April 12, 1996 (incorporated by reference to Exhibit 10.21 of the Registration Statement).

10.18 Employment Agreement by and between the Company and Harold C. Boughton, dated June 3, 1996 (incorporated by reference to Exhibit
           10.1 of the Second Quarter 1996 10-Q).

10.19 Employment Agreement by and between the Company and Raju M. Shivdasani, dated July 15, 1996 (incorporated by reference to Exhibit
           10.2 of the Second Quarter 1996 10-Q).

10.20 Form of Employee Confidentiality Agreement (incorporated by reference to Exhibit 10.19 of the Company's annual report on Form 10-K for the year ended December 31, 1996, File No. 0-20937 (the "1996 10-K").

10.21 Form of Promissory Note for employee loans from the Company (incorporated by reference to Exhibit 10.54 of the Registration Statement).

10.22 Form of Stock Pledge and Security Agreement for employee loans from the Company (incorporated by reference to Exhibit 10.55 of the Registration Statement).

10.23 OEM Software License Agreement, dated June 30, 1995, between the Company and Gupta Corporation (incorporated by reference to Exhibit
           10.26 of the Registration Statement).+

10.24 Value Added Remarketer Agreement, dated October 13, 1993, between the Company and Sybase, Inc. (incorporated by reference to Exhibit 10.27 of the Registration Statement).+

10.25 Software License Agreement between the Company and Unisys Corporation ("Unisys"), dated March 16, 1996 (incorporated by reference to
           Exhibit 10.28 of the Registration Statement).+

10.26 First Amendment to Software License Agreement between the Company and Unisys, dated December 27, 1996 (incorporated by reference to Exhibit
           10.25 of the 1996 10-K).+

10.27 Second Amendment to Software License Agreement between the Company and Unisys, dated June 30, 1977. +++

10.28 General Agreement for Strategic Relationship between the Company and Hewlett-Packard Company, dated April 30, 1993 (incorporated by reference to Exhibit 10.29 of the Registration Statement).+

10.29      Form of Software License Agreement (incorporated by reference to
           Exhibit 10.30 of the Registration Statement).

10.30 Form of International Software License Agreement (incorporated by reference to Exhibit 10.31 of the Registration Statement).

10.31 Form of Disaster Recovery Service Agreement (incorporated by reference to Exhibit 10.32 of the Registration Statement).

10.32      Form of Software Deposit Agreement (incorporated by reference to
           Exhibit 10.33 of the Registration Statement).

10.33 Form of Confidentiality and Non-Disclosure Agreement (incorporated by reference to Exhibit 10.34 of the Registration Statement).

10.34      Form of Confidentiality Agreement (incorporated by reference to
           Exhibit 10.35 of the Registration Statement).

10.35      Form of Mutual Non-Disclosure Agreement (incorporated by reference to
           Exhibit 10.36 of the Registration Statement).

10.36 Form of Confidentiality/Non-Disclosure Agreement Remitting Access to System Documentation and Data Files for Data Conversion (incorporated by reference to Exhibit 10.37 of the Registration Statement).

10.37 Form of Phoenix International Ltd., Inc. Confidentiality Agreement (incorporated by reference to Exhibit 10.38 of the Registration Statement).

10.38 The Principal Financial Group Prototype for Savings Plans (401k), as amended, and the Group Annuity Contract for the Company (incorporated by reference to Exhibit 10.41 of the Registration Statement).*

10.39 Remarketing Agreement and Support Authorization, dated as of April 22, 1996, between the Company and Computer Systems Associates (Nigeria) Limited (incorporated by reference to Exhibit 10.42 of the Registration Statement) (the "CSA Agreement").

10.40 Lease Agreement, dated September 11, 1996, between 500 International Parkway Development Company and the Company (incorporated by reference to Exhibit 10.1 of the Company's Form 10-Q, dated November 5, 1996, File No. 0-20937).

10.41 Cooperative Marketing Agreement, dated September 5, 1996, between the Company and The NetComm Group, Inc. (incorporated by reference to Exhibit 10.42 of the 1996 10-K).+

10.42 Cooperative Marketing Agreement, dated October 2, 1996, between the Company and ISC Financial Systems, Inc. (incorporated by reference to Exhibit 10.43 of the 1996 10-K).+

10.43 Stock Purchase Agreement, dated March 5, 1997, between the Company and Dyad Corporation (incorporated by reference to Exhibit 10.44 of the 1996 10-K).+

10.44 Licensed Distribution Agreement, dated March 5, 1997, between the Company and Dyad Corporation (incorporated by reference to Exhibit
           10.45 of the 1996 10-K).+

10.45 License and Marketing Agreement, dated November 26, 1996, between the Company and Integrated Financial Services, Inc. (incorporated by reference to Exhibit 10.46 of the 1996 10-K).+

10.46 Form of Software License Agreement used in connection with the CSA Agreement (incorporated by reference to Exhibit 10.47 of the 1996 10-K).

10.47 Addendum to Lease Agreement, dated March 17, 1997, between the Company and 500 International Parkway Development Company (incorporated by reference to Exhibit 10.1 of the Company's Form 10-Q, dated May 8, 1997, File No. 0-20937 (the "First Quarter 1997 10-Q")).

10.48 Cooperative Marketing Agreement, dated March 26, 1997, between the Company and International Turnkey Systems (incorporated by reference to Exhibit 10.2 of the First Quarter 1997 10-Q). ++

10.49 Cooperative Marketing Agreement, dated June 28, 1997, between the Company and Seimens Nixdorf Informationssysteme AG.+++

10.50 Cooperative Marketing Agreement, dated March 31, 1997, between the Company and ERAS JV. +++

10.51 Cooperative Marketing Agreement, dated April 16, 1997, between the Company and Advanced Financial Systems, Inc. +++

11.1 Statement re: Computation of Per Share Earnings (incorporated by reference to Exhibit 11.1 of the 1996 10-K and First Quarter 1997 10-Q).

21.1       Subsidiaries of the Company.

23.1       Consent of Ernst & Young LLP.

23.2 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included as part of Exhibit 5.1)

24.1       Power of Attorney (contained on the signature page of this filing).

27.1 Financial Data Schedule (for Commission purposes only) (incorporated by reference to Exhibit 27.1 of the 1996 10-K and First Quarter 1997 10-Q).

---------------
+          Confidential treatment previously granted.
++ Confidential treatment has been requested for certain confidential portions of this exhibit upon filing of such exhibit with the First Quarter 1997 10-Q.
+++ Confidential treatment has been requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Commission.
*          To be filed by amendment.

           (B) FINANCIAL STATEMENT SCHEDULES. All information required by the financial statement schedules is included in the Consolidated Financial Statements and the related Notes.

ITEM 17.  UNDERTAKINGS.

           The undersigned Registrant hereby undertakes to provide to the Representatives at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representatives to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes that,

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 16, 1997.

                                           Phoenix International Ltd., Inc.


                                           By:      /s/Bahram Yusefzadeh
                                                    --------------------------
                                                    Bahram Yusefzadeh
                                                    Chairman of the Board and
                                                    Chief Executive Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bahram Yusefzadeh and Ralph H. Reichard, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                               TITLE                                      DATE
----------                                               -----                                      ----

/s/Bahram Yusefzadeh                                     Chairman of the Board and                  July 16, 1997
-----------------------------                            Chief Executive Officer
    Bahram Yusefzadeh                                    (principal executive officer)

/s/Ralph H. Reichard                                     Chief Operating Officer,                   July 16, 1997
-----------------------------                            President and Director
    Ralph H. Reichard

/s/Clay E. Scarborough                                   Senior Vice President and                  July 16, 1997
-----------------------------                            Chief Financial Officer
    Clay E. Scarborough                                  (principal financial
                                                         and accounting officer)

/s/ Ruann F. Ernst                                       Director                                   July 16, 1997
-----------------------------
    Ruann F. Ernst

/s/Ronald E. Fenton                                      Director                                   July 16, 1997
-----------------------------
    Ronald E. Fenton

/s/William C. Hess                                       Director                                   July 16, 1997
-----------------------------
    William C. Hess

/s/James C. Holly                                        Director                                   July 16, 1997
-----------------------------
    James C. Holly

/s/Paul A. Jones                                         Director                                   July 16, 1997
-----------------------------
    Paul A. Jones

/s/J. Michael Murphy                                     Director                                   July 16, 1997
-----------------------------
    J. Michael Murphy

/s/Glenn W. Sturm                                        Director                                   July 16, 1997
-----------------------------
    Glenn W. Sturm

/s/O. Jay Tomson                                         Director                                   July 16, 1997
-----------------------------
    O. Jay Tomson

                                  EXHIBIT INDEX

                                                                                                         Location of
                                                                                                          Exhibit in
                                                                                                          Sequential
  Exhibit                                                                                                 Numbering
  Number                              Description of Document                                               System
  ------                              -----------------------                                             ----------



     1.1    Underwriting Agreement*.................................................................
     2.1    Agreement of Merger and Amalgamation Proposal by and among the Company, Hampton Resources Limited, PSL Acquisition Limited,
            Brian Lee Thomas and Elizabeth Carolyn Swanston, dated May 15, 1997
            (incorporated by reference to Exhibit 2.1 of the Company's Current
            Report on Form 8-K, dated May 28,1997, File No. 0-20937)................................
     3.1    Amended and Restated Articles of Incorporation as amended by the Articles of Amendment to Amended and Restated Articles
            of Incorporation as filed with the Secretary of State of
            Florida on May 28, 1997.................................................................
     3.2    Amended and Restated Bylaws (incorporated by reference to
            Exhibit 3.2 of the Company's Form 10-Q, dated August 14,
            1996, File No. 0-20937 (the "Second Quarter 1996 10-Q"))................................
     4.1    See Exhibits 3.1 and 3.2 for provisions of the Amended and
            Restated Articles of Incorporation and Amended and Restated
            Bylaws defining the rights of the holders of Common Stock of the Company.............................................................................
     4.2    Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on
            Form S-1 (Registration No. 333-03355), as declared effective by the Securities and Exchange Commission on July 1, 1996
            (the "Registration Statement")).........................................................
     5.1    Opinion of Nelson Mullins Riley & Scarborough, L.L.P.,
            counsel to the Company, as the legality of the shares being registered*.............................................................................
    10.1    Phoenix International Ltd., Inc. 1995 Employee Stock Option
            Plan, effective as of March 18, 1995 (incorporated by
            reference to Exhibit 10.12 of the Registration Statement)...............................
    10.2    Amendment, dated May 24, 1996, to the Phoenix International
            Ltd., Inc. 1995 Employee Stock Option Plan, effective March
            18, 1995 (incorporated by reference to Exhibit 10.43 of the
            Registration Statement).................................................................
    10.3    Phoenix International Ltd., Inc. 1995 Employee Stock Option
            Plan, effective as of October 21, 1995 (the "October Plan")
            (incorporated by reference to Exhibit 10.13 of the
            Registration Statement).................................................................
    10.4    Amendment, dated May 24, 1996, to the October Plan
            (incorporated by reference to Exhibit 10.44 of the
            Registration Statement).................................................................
    10.5    Second Amendment, dated as of January 24, 1997, to the October Plan
            (incorporated by reference to Exhibit 4.1 of the Company's
            Registration Statement on Form S-8, as filed with the Securities and
            Exchange Commission on December 31, 1996 and as amended by the
            Company's Registration Statement on Form S-8, as filed on July 3,
            1997 (the "Form S-8"))..................................................................
    10.6    Revised Form of Stock Option Agreement for the Phoenix
            International Ltd., Inc. 1995 Employee Stock Option Plan,
            effective October 21, 1995 (incorporated by reference to
            Exhibit 10.45 of the Registration Statement)............................................
    10.7    Phoenix International Ltd., Inc. 1996 Director Stock Option
            Plan (incorporated by reference to Exhibit 10.46 of the
            Registration Statement).................................................................
    10.8    Form of Stock Option Agreement under the Phoenix
            International Ltd., Inc. 1996 Director Stock Option Plan
            (incorporated by reference to Exhibit 4.7 of the Form S-8)..............................
    10.9    Form of the Company's Director Indemnity Agreement
            (incorporated by reference to Exhibit 10.47 of the
            Registration Statement).................................................................

                                                                                                         Location of
                                                                                                          Exhibit in
                                                                                                          Sequential
  Exhibit                                                                                                 Numbering
  Number                              Description of Document                                               System
  ------                              -----------------------                                             ----------

    10.10   Employment Agreement by and between the Company and Bahram
            Yusefzadeh, dated December 28, 1995 (incorporated by
            reference to Exhibit 10.14 of the Registration Statement)...............................
    10.11   First Amendment to Employment Agreement by and between the
            Company and Bahram Yusefzadeh, dated May 22, 1996
            (incorporated by reference to Exhibit 10.15 of the
            Registration Statement).................................................................
    10.12   Employment Agreement by and between the Company and Ralph
            Reichard, dated December 18, 1995 (incorporated by reference to Exhibit 10.16 of the Registration Statement).........................................
    10.13   First Amendment to Employment Agreement by and between the
            Company and Ralph Reichard, dated May 22, 1996 (incorporated by reference to Exhibit 10.17 of the Registration Statement)............................
    10.14   Employment Agreement by and between the Company and Clay E.
            Scarborough, dated May 23, 1996 (incorporated by reference to Exhibit 10.18 of the Registration Statement).........................................
    10.15   Employment Agreement by and between the Company and Michael
            R. Newes, dated April 12, 1996 (incorporated by reference to
            Exhibit 10.19 of the Registration Statement)............................................
    10.16   Employment Agreement by and between the Company and Gerald
            P. Nissen, dated April 12, 1996 (incorporated by reference to Exhibit 10.20 of the Registration Statement).........................................
    10.17   Employment Agreement by and between the Company and Twanna
            C. Soifer, dated April 12, 1996 (incorporated by reference to Exhibit 10.21 of the Registration Statement).........................................
    10.18   Employment Agreement by and between the Company and Harold
            C. Boughton, dated June 3, 1996 (incorporated by reference to Exhibit 10.1 of the Second Quarter 1996 10-Q)........................................
    10.19   Employment Agreement by and between the Company and Raju M.
            Shivdasani, dated July 15, 1996 (incorporated by reference to Exhibit 10.2 of the Second Quarter 1996 10-Q)........................................
    10.20   Form of Employee Confidentiality Agreement (incorporated by reference to Exhibit 10.19 of the Company's Annual Report on
            Form 10-K for the year ended December 31, 1996, File No. 0-
            20937 (the "1996 10-K"))................................................................
    10.21   Form of Promissory Note for employee loans from the Company
            (incorporated by reference to Exhibit 10.54 of the
            Registration Statement).................................................................
    10.22   Form of Stock Pledge and Security Agreement for employee
            loans from the Company (incorporated by reference to Exhibit
            10.55 of the Registration Statement)....................................................
    10.23   OEM Software License Agreement, dated June 30, 1995, between the Company and Gupta Corporation (incorporated by reference to Exhibit 10.26 of the Registration Statement).+.......................................
    10.24   Value Added Remarketer Agreement, dated October 13, 1993,
            between the Company and Sybase, Inc. (incorporated by
            reference to Exhibit 10.27 of the Registration Statement).+.............................
    10.25   Software License Agreement between the Company and Unisys
            Corporation ("Unisys") dated March 16, 1996 (incorporated by reference to Exhibit 10.28 of the Registration Statement).+.............................
    10.26   First Amendment to Software License Agreement between the
            Company and Unisys, dated December 27, 1996 (incorporated by reference to Exhibit 10.25 of the 1996 10-K).+..........................................

                                                                                                         Location of
                                                                                                          Exhibit in
                                                                                                          Sequential
  Exhibit                                                                                                 Numbering
  Number                              Description of Document                                               System
  ------                              -----------------------                                             ----------



    10.27   Second Amendment to Software License Agreement between the
            Company and Unisys, dated June 30, 1997. +++............................................
    10.28   General Agreement for Strategic Relationship between the Company and
            Hewlett-Packard Company, dated April 30, 1993 (incorporated by reference to Exhibit 10.29 of the Registration Statement).+.............................
    10.29   Form of Software License Agreement (incorporated by
            reference to Exhibit 10.30 of the Registration Statement)...............................
    10.30   Form of International Software License Agreement
            (incorporated by reference to Exhibit 10.31 of the
            Registration Statement).................................................................
    10.31   Form of Disaster Recovery Service Agreement (incorporated by reference to Exhibit 10.32 of the Registration Statement)...............................
    10.32   Form of Software Deposit Agreement (incorporated by
            reference to Exhibit 10.33 of the Registration Statement)...............................
    10.33   Form of Confidentiality and Non-Disclosure Agreement
            (incorporated by reference to Exhibit 10.34 of the
            Registration Statement).................................................................
    10.34   Form of Confidentiality Agreement (incorporated by reference to Exhibit 10.35 of the Registration Statement).........................................
    10.35   Form of Mutual Non-Disclosure Agreement (incorporated by
            reference to Exhibit 10.36 of the Registration Statement)...............................
    10.36   Form of Confidentiality/Non-Disclosure Agreement Remitting
            Access to System Documentation and Data Files for Data
            Conversion (incorporated by reference to Exhibit 10.37  of the Registration Statement).............................................................
    10.37   Form of Phoenix International Ltd., Inc. Confidentiality
            Agreement (incorporated by reference to Exhibit 10.38 of the
            Registration Statement).................................................................
    10.38   The Principal Financial Group Prototype for Savings Plans
            (401k), as amended, and the Group Annuity Contract for the
            Company (incorporated by reference to Exhibit 10.41 of the
            Registration Statement).................................................................
    10.39   Remarketing Agreement and Support Authorization, dated as of
            April 22, 1996, between the Company and Computer Systems Associates
            (Nigeria) Limited (incorporated by reference to Exhibit 10.42 of the
            Registration Statement) (the "CSA Agreement")...........................................
    10.40   Lease Agreement, dated September 11, 1996, between 500
            International parkway Development Company and the Company
            (incorporated by reference to Exhibit 10.1 of the Company's
            Form 10-Q, dated November 5, 1996, File No. 0-20937)....................................
    10.41   Cooperative Marketing Agreement, dated September 5, 1996,
            between the Company and The NetComm Group, Inc.
            (incorporated by reference to Exhibit 10.42 of the 1996 10-K)+..........................
    10.42   Cooperative Marketing Agreement, dated October 2, 1996,
            between the Company and ISC Financial Systems, Inc.
            (incorporated by reference to Exhibit 10.43 of the 1996 10- K)+.........................
    10.43   Stock Purchase Agreement, dated March 5, 1997, between the Company and Dyad Corporation (incorporated by reference to
            Exhibit 10.44 of the 1996 10-K)+........................................................
    10.44   License and Distribution Agreement, dated March 5, 1997,
            between the Company and Dyad Corporation (incorporated by
            reference to Exhibit 10.45 of the 1996 10-K)+...........................................
    10.45   License and Marketing Agreement, dated November 26, 1996,
            between the Company and Integrated Financial Services, Inc.
            (incorporated by reference to Exhibit 10.46 of the 1996 10-K)+..........................
    10.46   Form of Software License used in connection with the CSA
            Agreement (incorporated by reference to Exhibit 10.47 of the
            1996 10-K)..............................................................................


                                                                                                         Location of
                                                                                                          Exhibit in
                                                                                                          Sequential
  Exhibit                                                                                                 Numbering
  Number                              Description of Document                                               System
  ------                              -----------------------                                             ----------


    10.47   Addendum to Lease Agreement, dated March 17, 1997, between the
            Company and 500 International Parkway Development Company
            (incorporated by reference to Exhibit 10.1 of the Company's form
            10-Q, dated May 8, 1997, File No. 0-20937 (the "First Quarter 1997 10-Q"))..............
    10.48   Cooperative Marketing Agreement, dated March 26, 1997,
            between the Company and International Turnkey Systems
            (incorporated by reference to Exhibit 10.2 of the First
            Quarter 1997 10-Q)++....................................................................
    10.49   Cooperative Marketing Agreement, dated June 28, 1997,
            between the Company and Seimens Nixdorf Informationssysteme AG+++.......................
    10.50   Cooperative Marketing Agreement, dated March 31, 1997,
            between the Company and ERAS JV.+++.....................................................
    10.51   Cooperative Marketing Agreement, dated April 16, 1997,
            between the Company and Advanced Financial Systems, Inc.+++.............................
    11.1    Statement re: Computation of Per Share Earnings
            (incorporated by reference to Exhibit 11.1 of the 1996 10-K and First Quarter 1997 10-Q)............................................................
    21.1    Subsidiaries of the Company.............................................................
    23.1    Consent of Ernst & Young LLP............................................................
    23.2    Consent of Nelson Mullins Riley & Scarborough, L.L.P.
            (included as part of Exhibit 5.1).......................................................
    24.1    Power of Attorney (contained on the signature page of this filing)......................
    27.1    Financial Data Schedule (for Commission purposes only)
            (incorporated by reference to Exhibit 27.1 of the 1996 10-K and First Quarter 1997 10-Q)............................................................

  ------------------
  +      Confidential treatment previously granted.
  ++ Confidential treatment has been requested for certain confidential portions of this exhibit upon filing of such exhibit with the First Quarter 1997 10-Q.
  +++ Confidential treatment has been requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Commission.
  *      To be filed by amendment.